Exhibit 10.2

EXECUTION VERSION

THE SYMBOL “[*]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

SIXTH AMENDMENT TO THE CREDIT AND GUARANTY AGREEMENT
SIXTH AMENDMENT TO THE CREDIT AND GUARANTY AGREEMENT (this “Sixth Amendment”), dated as of March 18, 2020, among (i) PRIORITY HOLDINGS, LLC, a Delaware limited liability company, as Borrower, (ii) the other Credit Parties party hereto, each as a Guarantor, (iii) each of the Lenders party hereto and (iv) GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as administrative agent under the Credit Agreement referred to below (in such capacity, the “Administrative Agent”). All capitalized terms used herein (including in this preamble) and not otherwise defined herein shall have the respective meanings provided such terms in the Credit Agreement referred to below.
PRELIMINARY STATEMENTS
WHEREAS, Borrower, the other Credit Parties party thereto from time to time, the Administrative Agent and the Lenders party thereto from time to time have entered into that certain Credit and Guaranty Agreement, dated as of January 3, 2017 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time to, but not including, the date hereof, the “Credit Agreement”);
WHEREAS, the Requisite Lenders consented to temporarily waive certain Events of Default under the Credit Agreement pursuant to that certain Second Amended and Restated Limited Waiver, dated as of March 13, 2020 (the “Existing Waiver”); and
WHEREAS, pursuant to Section 10.05 of the Credit Agreement, the parties hereto have agreed, subject to the satisfaction of the conditions precedent to effectiveness set forth in Section 5 hereof, to amend certain terms of the Credit Agreement as hereinafter provided;
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is acknowledged by each party hereto, it is agreed that:
Rules of Construction. The rules of construction specified in Section 1.03 of the Credit Agreement shall apply to this Sixth Amendment, including the terms defined in the preamble and recitals hereto.
Amendments to Credit Agreement. In accordance with Section 10.05 of the Credit Agreement, effective as of the Sixth Amendment Effective Date (as defined below), the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the changed pages of the Credit Agreement attached as Exhibit A hereto.
Reference to and Effect on the Credit Agreement. On and after the Sixth Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or text of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Sixth Amendment. On and after the effectiveness of this Sixth Amendment, this Sixth Amendment shall for all purposes constitute a “Credit Document” under and as defined in the Credit Agreement and the other Credit Documents.

SECTION 1.	Representations & Warranties; ACKNOWLEDGMENTS. In order to induce each Requisite Lender and the Administrative Agent to enter into this Sixth Amendment, each Credit Party hereby:

(a)	represents and warrants to each Lender and the Administrative Agent on and as of the Sixth Amendment Effective Date, that:

i.
each Credit Party party hereto has all requisite power and authority to execute, deliver and perform its obligations under this Sixth Amendment and the Credit Agreement (as amended by the Sixth Amendment), in each case, to which it is a party and to carry out the transactions contemplated thereby;

ii.	the execution, delivery and performance of this Sixth Amendment has been duly authorized by all necessary action on the part of each Credit Party that is a party thereto;

iii.
this Sixth Amendment has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability; and

iv.
after giving effect to the Existing Waiver and this Sixth Amendment, each of the representations and warranties set forth in the Credit Agreement and in the other Credit Documents is true and correct in all material respects on and as of the Sixth Amendment Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case, they were true and correct in all material respects as of such earlier date; provided, however, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(b)	acknowledges and agrees for the benefit of each Lender and the Administrative Agent on and as of the Sixth Amendment Effective Date, that:

v.
no right of offset, recoupment, defense, counterclaim, claim, cause of action or objection exists in favor of such Credit Party against the Administrative Agent or Lender arising out of or with respect to (x) the Obligations, this Sixth Amendment, the Existing Waiver or the other Credit Documents, (y) any other documents now or heretofore evidencing, securing or in any way relating to the foregoing, or (z) the administration or funding of the Term Loan; and

vi.	(x) the Administrative Agent’s and the Lender’s agreement to make the amendments contained herein does not and shall not create (nor shall any

Credit Party rely upon the existence of or claim or assert that there exists) any obligation of the Administrative Agent or any Lender to consider or agree to any further waiver, consent or amendment with respect to any Credit Document, and (y) in the event that the Administrative Agent or any Lender subsequently agrees to consider any further waiver, consent or amendment with respect to any Credit Document, neither this Sixth Amendment, the Existing Waiver nor any other conduct of the Administrative Agent or any Lender shall be of any force and effect on the Administrative Agent’s or any Lender’s consideration or decision with respect thereto.
SECTION 2.Conditions Precedent This Sixth Amendment shall become effective as of the first date (the “Sixth Amendment Effective Date”) when each of the conditions set forth in this Section 5 shall have been satisfied (or waived in writing by the Requisite Lenders and the Administrative Agent):The Administrative Agent shall have received a duly authorized, executed and delivered counterpart of the signature page to this Sixth Amendment (whether the same or different counterparts) from each Credit Party named on the signature pages hereto, the Administrative Agent and the Requisite Lenders.
i.The Administrative Agent shall have received a certificate of Borrower, dated as of the Sixth Amendment Effective Date, executed by a Senior Officer of Borrower certifying that the conditions set forth in this Section 5 have been satisfied.
ii.The Administrative Agent shall have received a copy of (A) the fully-executed amendment to the Senior Credit Agreement (the “Senior Credit Agreement Amendment”), in form and substance reasonably satisfactory to the Administrative Agent, and (B) the fully-executed Amendment No. 2 to Subordination Agreement (the “Subordination Agreement Amendment”) among the Senior Agent, the Administrative Agent and the Credit Parties signatory thereto, in form and substance reasonably satisfactory to the Administrative Agent.
iii.The effectiveness of each of the Senior Credit Agreement Amendment and the Subordination Agreement Amendment shall have occurred or shall occur concurrently with the Sixth Amendment Effective Date.
iv.Both immediately before (after giving effect to the Existing Waiver) and after giving effect to this Sixth Amendment, (a) no Default or Event of Default shall have occurred or be continuing or result therefrom and (b) the representations and warranties contained in Section 4 of this Sixth Amendment shall be true and correct.
v.Borrower shall have paid a consent fee to the Administrative Agent, for the ratable account of each Lender, in an amount equal to $380,567.38.
vi.The Administrative Agent shall have been paid or reimbursed for all reasonable and documented out-of-pocket costs and expenses incurred by it, on or prior to the date hereof and payable pursuant to Section 10.02 of the Credit Agreement, including, without limitation, the reasonable and documented fees, disbursements and other charges of Hunton Andrews Kurth LLP, as counsel to the Administrative Agent, to the extent such fees, cost and expenses have been invoiced prior to the date hereof.

SECTION 3.	Reaffirmation.

a.To induce the Lenders party hereto and Administrative Agent to enter into this Sixth Amendment, each of the Credit Parties hereby acknowledges and reaffirms its obligations under each Credit Document to which it is a party, in each case, as amended, restated, supplemented or otherwise modified prior to or as of the date hereof. Borrower acknowledges and agrees that each of the Credit Documents to which it is a party or otherwise bound shall continue in full force and effect, that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Sixth Amendment.
b.In furtherance of the foregoing Section 6(a), each Credit Party, in its capacity as a Guarantor under any Guaranty to which it is a party (in such capacity, each a “Reaffirming Loan Guarantor”), reaffirms its guarantee of the Guaranteed Obligations under the terms and conditions of such Guaranty and agrees that such Guaranty remains in full force and effect to the extent set forth in such Guaranty and after giving effect to this Sixth Amendment. Each Reaffirming Loan Guarantor hereby confirms that it consents to the terms of this Sixth Amendment and the Credit Agreement. Each Reaffirming Loan Guarantor hereby (i) confirms that each Credit Document to which it is a party or is otherwise bound will continue to guarantee to the fullest extent possible in accordance with the Credit Documents, the payment and performance of the Guaranteed Obligations, including, without limitation, the payment and performance of all such applicable Guaranteed Obligations that are joint and several obligations of each Guarantor now or hereafter existing; (ii) acknowledges and agrees that its Guaranty and each of the Credit Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Sixth Amendment; and (iii) acknowledges, agrees and warrants for the benefit of the Administrative Agent and each Beneficiary that there are no rights of set-off or counterclaim, nor any defenses of any kind, whether legal, equitable or otherwise, that would enable such Reaffirming Loan Guarantor to avoid or delay timely performance of its obligations under the Credit Documents.
c.Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Sixth Amendment, such Guarantor is not required by the terms of the Credit Agreement or any other Credit Document to consent to this Sixth Amendment and (ii) nothing in the Credit Agreement, this Sixth Amendment or any other Credit Document shall be deemed to require the consent of such Guarantor to any future amendment, consent or waiver of the terms of the Credit Agreement.

SECTION 4.	Miscellaneous Provisions.
a.Ratification. This Sixth Amendment is limited to the matters specified herein and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or any other Credit Document. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Credit Agreement or any other Credit Document or instruments securing the same, which shall remain in full force and effect as modified hereby or by instruments executed concurrently herewith.
b.Governing Law; Submission to Jurisdiction, Service of Process, Waiver of Jury Trial, Etc. This Sixth Amendment and the rights and obligations of the parties hereunder, including, but not limited to, the validity, interpretation, construction, breach, enforcement or termination hereof and whether arising in contract or tort or otherwise, shall be governed by, and construed in accordance with, the law of the State of New York. Sections 10.15 and 10.16 of the Credit Agreement are incorporated by reference herein as if such Sections appeared herein, mutatis mutandis.

c.Severability. Section 10.11 of the Credit Agreement is incorporated by reference herein as if such Section appeared herein, mutatis mutandis.
d.Counterparts; Headings. This Sixth Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier, .pdf or other electronic imaging means of an executed counterpart of a signature page to this Sixth Amendment shall be effective as delivery of an original executed counterpart of this Sixth Amendment. The Administrative Agent may also require that signatures delivered by telecopier, .pdf or other electronic imaging means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of this Sixth Amendment or signature delivered by telecopier, .pdf or other electronic imaging means. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Sixth Amendment.
e.Costs and Expenses. Borrower hereby agrees to pay and reimburse the Administrative Agent and the Lead Arranger for their respective reasonable and documented out-of-pocket expenses in connection with the negotiation, preparation, syndication and execution and delivery of this Sixth Amendment, including without limitation, the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and the Lead Arranger, all in accordance with Section 10.02 of the Credit Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Sixth Amendment as of the date first above written.
PRIORITY HOLDINGS, LLC, as Borrower
By:     /s/ Thomas C. Priore
Name: Thomas C. Priore
Title: CEO

PIPELINE CYNERGY HOLDINGS, LLC, as a Guarantor

By: /s/ Thomas C. Priore
Name: Thomas C. Priore
Title: CEO

PRIORITY INSTITUTIONAL PARTNER SERVICES LLC, as a Guarantor

By: /s/ Thomas C. Priore
Name: Thomas C. Priore
Title: CEO

PRIORITY PAYMENT SYSTEM HOLDINGS, as a Guarantor

By: /s/ Thomas C. Priore
Name: Thomas C. Priore
Title: CEO

PRIORITY PAYMENT SYSTEMS LLC, as a Guarantor

By:    /s/ Thomas C. Priore
Name: Thomas C. Priore
Title: CEO

FINCOR SYSTEMS, LLC, as a Guarantor

By:    /s/ Thomas C. Priore
Name: Thomas C. Priore
Title: CEO

PIPELINE CYNERGY INC., as a Guarantor

By:    /s/ Thomas C. Priore
Name: Thomas C. Priore
Title: CEO

CYNERGY HOLDINGS, LLC, as a Guarantor

By:     /s/ Thomas C. Priore
Name: Thomas C. Priore
Title: CEO

CYNERGY DATA, LLC, as a Guarantor

By:    /s/ Thomas C. Priore
Name: Thomas C. Priore
Title: CEO

PRIORITY PAYMENT EXPRESS SYSTEMS LLC, as a Guarantor

By:    /s/Thomas C. Priore
Name: Thomas C. Priore
Title: CEO

ROSCO ALPHA DELTA, LLC, as a Guarantor

By:    /s/ Thomas C. Priore
Name: Thomas C. Priore
Title: Managing Member

PRIORITY REAL ESTATE TECHNOLOGY, LLC, as a Guarantor

By:    /s/ Thomas C. Priore
Name: Thomas C. Priore
Title: Managing Member

PRIORITY INTEGRATED PARTNER HOLDINGS, LLC, as a Guarantor

By:    /s/ Thomas C. Priore
Name: Thomas C. Priore
Title: CEO

PRIORITY PAYRIGHT HEALTH SOLUTIONS, LLC, as a Guarantor

By:    /s/ Thomas C. Priore
Name: Thomas C. Priore
Title: CEO

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as the Administrative Agent and sole Lender

By: /s/ Justin Betzen Name: Justin Betzen Title: Managing Director

EXHIBIT A
(see attached)

EXECUTION VERSION

THE SYMBOL “[*]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

EXHIBIT A
to
SIXTH AMENDMENT

CREDIT AND GUARANTY AGREEMENT
Dated January 3, 2017
among
PRIORITY HOLDINGS, LLC,
as Borrower,
THE OTHER CREDIT PARTIES PARTY
HERETO FROM TIME TO TIME,
THE LENDERS PARTY
HERETO FROM TIME TO TIME,
and
GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.,
as Administrative Agent and Lead Arranger

TABLE OF CONTENTS
Page

Section 1.	Definitions and Interpretation 1

1.01	Definitions 1

1.02	Accounting Terms ~~45~~47

1.03	Interpretation, Etc ~~46~~47

1.04	Rounding ~~46~~48

1.05	References to Organizational Documents, Agreements, Laws, Etc ~~46~~48

1.06	Time of Day ~~47~~48

1.07	Timing of Payment of Performance ~~47~~48

1.08	Pro Forma Calculations ~~47~~48

1.09	Currency Generally ~~49~~51

1.10	Letter of Credit Amounts ~~50~~51

Section 2.	Loans ~~50~~51

2.01	Term Loan ~~50~~51

2.02	Borrowing Mechanics for Term Loans ~~50~~51

2.03	[Intentionally Reserved] ~~50~~52

2.04	[Intentionally Reserved] ~~50~~52

2.05	Pro Rata Shares; Availability of Funds ~~50~~52

2.06	Evidence of Debt; Register; Lenders’ Books and Records; Notes ~~51~~52

2.07	Interest on Loans ~~52~~53

2.08	[Intentionally Reserved] ~~52~~54

2.09	Default Interest ~~52~~54

2.10	Fees ~~53~~55

2.11	Repayment of Loans ~~53~~56

2.12	Voluntary Prepayments ~~54~~56

2.13	Mandatory Prepayments ~~54~~56

2.14	Application of Prepayments ~~55~~58

2.15	General Provisions Regarding Payments ~~56~~58

2.16	Ratable Sharing ~~57~~59

2.17	[Intentionally Reserved] ~~57~~60

2.18	Increased Costs; Capital Adequacy ~~58~~60

2.19	Taxes; Withholding, Etc ~~59~~62

2.20	Obligation to Mitigate ~~62~~64

2.21	[Intentionally Reserved] ~~63~~65

2.22	Removal or Replacement of a Lender ~~63~~65

Section 3.	Conditions Precedent ~~64~~66

3.01	Conditions to Credit Extension ~~64~~66

3.02	Notices ~~68~~70

Section 4.	Representations and Warranties ~~68~~70

4.01	Organization; Requisite Power and Authority; Qualification ~~68~~71

4.02	Capital Stock and Ownership ~~69~~71

4.03	Due Authorization ~~69~~71

4.04	No Conflict ~~69~~71

4.05	Governmental Consents ~~69~~72

4.06	Binding Obligation ~~70~~72

4.07	Financial Statements ~~70~~72

4.08	Projections ~~70~~73

4.09	No Material Adverse Change ~~70~~73

4.10	[Intentionally Reserved] ~~71~~73

4.11	Adverse Proceedings, Etc ~~71~~73

4.12	Payment of Taxes ~~71~~73

4.13	Properties ~~71~~73

4.14	Environmental Matters ~~72~~74

4.15	Use of Proceeds ~~72~~75

4.16	[Intentionally Reserved] ~~72~~75

4.17	Governmental Regulation ~~73~~75

4.18	Margin Stock ~~73~~75

4.19	Employee Matters ~~73~~75

4.20	Employee Benefit Plans ~~73~~75

4.21	Solvency ~~74~~76

4.22	Compliance with Statutes, Etc ~~74~~76

4.23	Disclosure ~~74~~76

4.24	PATRIOT Act; FCPA ~~75~~77

4.25	Patents, Trademarks, Copyrights, Licenses, Etc ~~75~~77

4.26	Sanctions; Anti-Corruption; and Anti-Terrorism Law ~~75~~77

Section 5.	Affirmative Covenants ~~76~~78

5.01	Financial Statements and Other Reports ~~76~~78

5.02	Existence ~~79~~82

5.03	Payment of Taxes and Claims ~~79~~82

5.04	Maintenance of Properties ~~80~~83

5.05	Insurance ~~80~~83

5.06	Inspections ~~80~~83

5.07	Lender Calls ~~81~~83

5.08	Compliance with Laws ~~81~~84

5.09	[Intentionally Reserved] ~~81~~84

5.10	Additional Guarantors ~~81~~84

5.11	[Intentionally Reserved] ~~81~~84

5.12	Corporate Ratings ~~81~~84

5.13	Further Assurances ~~81~~84

5.14	Senior Indebtedness ~~82~~85

5.15	Post‑Closing Matters ~~82~~85

5.16	Books and Records ~~82~~85

5.17	Underwriting Guidelines ~~82~~85

5.18	Approved Bank Card System ~~82~~85

5.19	Use of Proceeds ~~83~~86

Section 6.	Negative Covenants ~~83~~86

6.01	Indebtedness ~~83~~86

6.02	Liens ~~87~~89

6.03	[Intentionally Reserved] ~~90~~92

6.04	No Further Negative Pledges ~~90~~92

6.05	Restricted Payments; Restricted Debt Payments ~~90~~93

6.06	Restrictions on Subsidiary Distributions ~~92~~95

6.07	Investments ~~93~~96

6.08	Financial Covenant ~~96~~99

6.09	Fundamental Changes; Disposition of Assets ~~98~~101

6.10	Senior Indebtedness Use of Proceeds ~~100~~103

6.11	Sales and Lease‑Backs ~~100~~104

6.12	Transactions with Shareholders and Affiliates ~~100~~104

6.13	Conduct of Business ~~101~~105

6.14	[Intentionally Reserved] ~~101~~105

6.15	Permitted Activities of Domestic Holding Companies ~~101~~105

6.16	Amendments or Waivers of Junior Financing ~~101~~105

6.17	Fiscal Year ~~101~~105

6.18	Deposit Accounts ~~101~~105

6.19	Amendments to Organizational Agreements and Certain Affiliate Contracts ~~102~~106

6.20	Anti-Corruption Laws; Anti-Terrorism Laws; Sanctions, Etc ~~102~~106

Section 7.	Guaranty ~~102~~107

7.01	Guaranty of the Obligations ~~102~~107

7.02	Contribution by Guarantors ~~103~~107

7.03	Payment by Guarantors ~~103~~108

7.04	Liability of Guarantors Absolute ~~104~~108

7.05	Waivers by Guarantors ~~106~~111

7.06	Guarantors’ Rights of Subrogation, Etc ~~107~~111

7.07	Subordination of Other Obligations ~~108~~112

7.08	Continuing Guaranty ~~108~~112

7.09	Authority of Guarantors or Borrower ~~108~~112

7.10	Financial Condition of Borrower ~~108~~112

7.11	Bankruptcy, Etc ~~109~~113

7.12	Release of a Guarantor ~~109~~113

7.13	Remedies ~~110~~114

7.14	Instrument for the Payment of Money ~~110~~114

7.15	General Limitation on Guaranty Obligations ~~110~~114

Section 8.	Events of Default ~~110~~115

8.01	Events of Default ~~111~~115

8.02	Application of Funds ~~114~~118

Section 9.	Agents ~~115~~119

9.01	Appointment of Agents ~~115~~119

9.02	Powers and Duties ~~115~~119

9.03	General Immunity ~~116~~120

9.04	Agents Entitled to Act as Lender ~~118~~122

9.05	Lenders’ Representations, Warranties and Acknowledgment ~~118~~122

9.06	Right to Indemnity ~~119~~123

9.07	Successor Agents ~~120~~124

9.08	Guaranty ~~120~~124

9.09	Administrative Agent May File Proofs of Claim ~~121~~125

9.10	Delegation of Duties ~~121~~125

9.11	Arranger Has No Liability ~~122~~126

Section 10.	Miscellaneous ~~122~~126

10.01	Notices ~~122~~126

10.02	Expenses ~~125~~129

10.03	Indemnity ~~126~~130

10.04	Set‑Off ~~127~~131

10.05	Amendments and Waivers ~~127~~132

10.06	Successors and Assigns; Participations ~~130~~134

10.07	[Intentionally Reserved] ~~138~~142

10.08	Survival of Representations, Warranties and Agreements ~~138~~142

10.09	No Waiver; Remedies Cumulative ~~138~~142

10.10	Marshalling; Payments Set Aside ~~138~~142

10.11	Severability ~~139~~143

10.12	Obligations Several; Actions in Concert ~~139~~143

10.13	Headings ~~139~~143

10.14	APPLICABLE LAW ~~139~~143

10.15	CONSENT TO JURISDICTION, SERVICE OF PROCESS, ETC ~~140~~144

10.16	WAIVER OF JURY TRIAL ~~140~~145

10.17	Confidentiality ~~141~~145

10.18	Usury Savings Clause ~~142~~147

10.19	Counterparts ~~143~~147

10.20	Effectiveness; Integration ~~143~~147

10.21	PATRIOT Act ~~143~~148

10.22	Acknowledgement and Consent to Bail-In of EEA Financial Institutions ~~144~~148

10.23	No Advisory or Fiduciary Responsibility ~~144~~148

APPENDICES:    A    Initial Commitments and Applicable Percentages
B    Notice Addresses
SCHEDULES:    4.01    Jurisdictions of Organization and Qualification
4.02    Capital Stock and Ownership
4.13    Real Estate Assets
5.15    Certain Post-Closing Matters
6.01    Certain Indebtedness
6.02    Certain Liens
6.07    Certain Investments
6.12    Certain Transactions with Affiliates
EXHIBITS:    A    Funding Notice
B    Term Loan Note
C    Compliance Certificate
D    [Reserved]
E    Assignment Agreement
F    Certificate Regarding Non-Bank Status
G-1    Closing Date Certificate
G-2    Solvency Certificate
H    Counterpart Agreement
I    Permitted ISO Loan Agreement
J    Affiliated Lender Assignment Agreement

CREDIT AND GUARANTY AGREEMENT
This CREDIT AND GUARANTY AGREEMENT, dated as of January 3, 2017, is entered into by and among PRIORITY HOLDINGS, LLC (“Borrower”), the other Credit Parties party hereto from time to time as Guarantors, the Lenders party hereto from time to time and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. (“GSSLG”), as administrative agent (in such capacity, “Administrative Agent”), and Lead Arranger.
RECITALS
WHEREAS, contemporaneously with the execution and delivery of this Agreement on the Closing Date, (x) Borrower shall redeem (the “Recapitalization”) from PCH Priority Holdings, LLC (the “Seller”), an affiliate of Comvest Partners, approximately 88% of the equity interests in Borrower beneficially owned, directly or indirectly, by Seller pursuant to the terms of the Purchase Agreement and (y) certain Subsidiaries of Borrower shall enter into the Senior Credit Agreement (as defined herein) and incur loans thereunder in an aggregate principal amount equal to $200,000,000 on the Closing Date;
WHEREAS, the proceeds of the Term Loan, together with the proceeds of the loans under the Senior Credit Agreement incurred on the Closing Date, will be used by Borrower and its Subsidiaries on the Closing Date to (i) consummate the Recapitalization, and (ii) (x) repay in full all indebtedness outstanding under that certain Amended and Restated Credit and Guaranty Agreement, dated as of May 21, 2014 (as amended, restated, supplemented and otherwise modified prior to the date hereof, including all annexes and schedules thereto, the “Existing Credit Agreement”), among, inter alios, Borrower, the other Credit Parties party thereto, the lenders party thereto, and Goldman Sachs Bank USA, as administrative agent, and (y) terminate and release all commitments, security interests and guarantees in connection therewith (such actions under this clause (ii), the “Refinancing”) and (iii) pay transaction fees (including upfront fees and original issue discounts) and expenses related to the foregoing (such fees and expenses, the “Transaction Expenses”);
WHEREAS, each Guarantor has agreed to guaranty the Obligations of Borrower hereunder.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
Section 1.Definitions and Interpretation
1.01    Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
“ACH” means the electronic transfer of funds through an automated clearing house system.
“Administrative Agent” has the meaning set forth in the preamble hereto and includes each other Person appointed as the successor pursuant to Section 9.

“Administrative Questionnaire” means an Administrative Questionnaire in such form as may be supplied by Administrative Agent.
“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of, or against, any Credit Party or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of a Senior Officer of any Credit Party or any of its Subsidiaries, threatened in writing against any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under Common Control with, that Person.
“Affiliated Lender” means, at any time, any Lender that is a Permitted Holder (other than pursuant to clause (ii) thereof), the Seller or an Affiliate of the Seller or a Permitted Holder (other than pursuant to clause (ii) thereof) at such time (other than the Credit Parties or any of their respective Subsidiaries).
“Agent” means each of Administrative Agent and the Lead Arranger.
“Aggregate Amounts Due” has the meaning set forth in Section 2.16.
“Aggregate Payments” has the meaning set forth in Section 7.02.
“Agreement” means this Credit and Guaranty Agreement, dated as of January 3, 2017, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws” means, collectively, all laws, rules, and regulations of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption (including, the FCPA).
“Anti-Terrorism Laws” has the meaning set forth in Section 4.26.
“Applicable ECF Percentage” means, for any Fiscal Year, (a) 50% if the First Lien Net Leverage Ratio as of the last day of such Fiscal Year is greater than 3.00:1.00, (b) 25% if the First Lien Net Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 3.00:1.00 but greater than 2.50:1.00 and (c) 0% if the First Lien Net Leverage Ratio as of the last day of such Fiscal Year is equal to or less than 2.50:1.00.
“Applicable Margin” means a percentage per annum equal to: (a) from and after the Sixth Amendment Effective Date, until delivery of the financial statements and the related Compliance Certificate for the Fiscal Quarter ended March 31, 2021 pursuant to Section 5.01(b) and Section 5.01(d), 7.50% per annum, and (b) thereafter, the percentages per annum set forth in the table below, based upon the Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 5.01(d):

Pricing Level	Total Net Leverage Ratio	Applicable Margin
1	Greater than or equal to 5.50: 1.00	7.50%
2	Less than 5.50:1.00, but greater than or equal to 5.00:1.00	7.00%
3	Less than 5.00: 1.00, but greater than or equal to 4.50:1.00	6.50%
4	Less than 4.50: 1.00	6.00%
~~“Applicable Margin” means, on any date of determination, the highest “Applicable Margin” (however denominated and assuming the highest level of any pricing grid) applicable to (i) the senior term loans incurred under the Senior Credit Agreement on the date hereof (the “Initial Term Loans”), or (ii) any tranche of term loans that refinances or replaces such Initial Term Loans (the “Refinancing Term Loans”); provided that, if: (a) either (I) the interest rate floor in respect of the LIBOR Rate (determined in accordance with the definition set forth in the Senior Credit Agreement) (the “Floor”) applicable to the Initial Term Loans is increased to a level above the Floor in effect on the date hereof, or (II) the Refinancing Term Loans are subject to a Floor (whether by initial implementation or amendment) that is greater than the Floor in effect on the date hereof, and (b) such increased or new Floor is greater than the LIBOR Rate (determined in accordance with the definition set forth in the Senior Credit Agreement as in effect on the date hereof) for a three-month interest period (the “Base LIBOR Rate”), in each case measured on the date such Floor is increased, implemented or created, then the Applicable Margin shall be deemed to be increased by the amount by which such increased or new Floor exceeds the Base LIBOR Rate; provided further that such deemed increase in the Applicable Margin shall only be effective to the extent that such increased or new Floor results in the “Yield” (as defined in the Senior Credit Agreement as in effect on the date hereof, but for this purpose excluding the effect of any original issue discount and upfront fees) for such Initial Term Loans or Refinancing Term Loans exceeding the “Yield” for the Initial Term Loans as in effect on the date hereof. As of the Closing Date, the Applicable Margin is 6.00%.~~
Any increase or decrease in the Applicable Margin resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(d); provided that the Applicable Margin set forth in “Pricing Level 1” shall apply if (I) a Compliance Certificate is not delivered within the time frame set forth in Section 5.01(d), commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the delivery of such Compliance Certificate (and thereafter the pricing level otherwise determined in accordance with this definition shall apply), (II) Borrower does not maintain a Corporate Rating of at least B- (stable outlook) and B3 (stable outlook) from S&P and Moody’s, respectively, commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the date such ratings condition is satisfied or (III) an Event of Default shall have occurred and be continuing commencing with the first Business Day immediately following such date and shall continue to apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).
In the event that the certified calculation of the Total Net Leverage Ratio previously delivered pursuant to the preceding paragraph was inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then, (i) Borrower shall as soon as practicable deliver to Administrative Agent the correct certified calculation of the Total Net Leverage Ratio for such Applicable Period, (ii) the Applicable Margin shall be determined as if Pricing Level 1 were applicable for such Applicable Period, (iii) Borrower shall, within ten (10) Business Days of written demand thereof by Administrative Agent, pay to Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Administrative Agent in accordance with this Agreement (provided, for the avoidance of doubt, “payments” under this clause (iii) will be paid in kind and become a portion of the PIK Amounts), and (iv) notwithstanding Section 8.01(a) to the contrary, no Default or Event of Default shall be deemed to have occurred due to failure to pay additional interest pursuant to this paragraph upon payment of any such additional interest in accordance with this paragraph.
“Applicable Period” has the meaning set forth in the definition of “Applicable Margin”.
“Approved Bank Card Systems” means Visa, MasterCard, American Express and Discover.
“Approved Processor Agreement” means a Processor Agreement which is subject to a Processor Consent Agreement (as defined in the Senior Credit Agreement) or, after Final Payment of the Senior Indebtedness, such additional Processor Agreements as approved by Administrative Agent (which shall not be unreasonably withheld, conditioned or delayed).
“Asset Sale” means a sale, lease or sub‑lease (as lessor or sub-lessor), sale and leaseback transaction, assignment, conveyance, transfer, exclusive license or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Credit Party’s or any of its Restricted Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock of any Credit Party, other than, solely in the case of Sections 2.13(a) and 6.09, (i) inventory (or other assets) sold, licensed (on a non‑exclusive basis) or leased in the ordinary course of business, (ii) equipment or other assets sold, replaced, abandoned, leased or otherwise disposed of that are obsolete, worn‑out or are no longer used or useful in the business of the Credit Parties or any of their Subsidiaries, (iii) dispositions, by means of trade‑in, of equipment used in the ordinary course of business, so long as such equipment is replaced, substantially concurrently, by like‑kind equipment, (iv) the use, transfer or other disposition of Cash and Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or any other Credit Document, (v) licensing, on a non‑exclusive basis, of patents, trademarks, copyrights and other intellectual property rights in the ordinary course of business, and (vi) the creation of a Permitted Lien under Section 6.02. For purposes of clarification, “Asset Sale” shall include (x) the sale or other disposition of any contracts, (y) any sale or other disposition of Merchant Agreements and/or Merchant Accounts (or any rights thereto (including any rights to any residual payment stream with respect thereto)) by any Credit Party or (z) any sale or other disposition of Permitted ISO Loans (or any rights thereto (including any rights to any payment stream with respect thereto)) or Permitted Joint Venture Investments by any Credit Party.
“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.
“Attorney Costs” means all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.
“Authorized Officer” means, as applied to any Person (other than a natural person), any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, treasurer, secretary or other officer expressly authorized by a resolution or written consent (delivered to Administrative Agent) to represent such Person in such capacity and such Authorized Officer shall conclusively presume to have acted on behalf of such Person.
“Available Amount” means, on any date of determination (the “Reference Date”), the sum of (without duplication):
(a)    Cumulative Retained Consolidated Excess Cash Flow Amount at such time; plus
(b)    an amount determined on a cumulative basis equal to the net proceeds from any, and any Cash contributed in respect of, Permitted Stock Issuances after the Closing Date (other than (i) any Specified Equity Contributions, (ii) Disqualified Capital Stock, (iii) any Permitted Stock Issuances pursuant to the definitions of “Consolidated Capital Expenditures” and “Permitted Joint Venture Investment”, Section 6.07(m) and Section 6.07(s) or (iv) any amount previously applied for a purpose other than a Permitted Available Amount Usage); plus
(c)    an amount equal to the Declined Proceeds; minus
(d)    the aggregate amount of (1) Investments made using the Available Amount as set forth in Section 6.07(n), (2) without duplication, Restricted Debt Payments made using the Available Amount as set forth in Section 6.05(b)(iv) and in Section 6.05(b)(iv) of the Senior Credit Agreement, (3) Restricted Payments made using the Available Amount as set forth in Section 6.05(a)(xii) of the Senior Credit Agreement, and (4) Permitted Dividends made using the Available Amount, in each case, during the period from and including the Business Day immediately following the Closing

Date through and including the Reference Date (each item referred to in the immediately foregoing sub‑clauses (1), (2), and (3), a “Permitted Available Amount Usage”).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.).
“Bank Secrecy Act” has the meaning set forth in Section 4.26.
“Beneficiary” means each Agent and Lender.
“Bona Fide Debt Fund” means any bona fide debt fund or investment vehicle of any Person described in clause (i) of the definition of “Disqualified Institution” that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business.
“Borrower” has the meaning set forth in the preamble hereto.
“Borrowing ISO” has the meaning set forth in “Permitted ISO Loans”.
“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Texas or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (i) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (ii) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for federal income tax purposes); provided, that any leases that were not capital leases when entered into but are re‑characterized as capital leases due to a change in GAAP after the Closing Date shall for all purposes of this Agreement not be treated as “Capital Leases.”
“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests (however designated, whether voting or non‑voting), and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding any Indebtedness convertible into or exchangeable for any of the foregoing.
“Cash” means money, currency or a credit balance in any demand or Deposit Account, in each case, determined in accordance with GAAP.
“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States government, in each case, maturing within one (1) year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case, maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A‑1 from S&P or at least P‑1 from Moody’s (or, if at any time either S&P or Moody’s are not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (iii) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A‑1 from S&P or at least P‑1 from Moody’s (or, if at any time either S&P or Moody’s are not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (iv) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody’s (or, if at any time either S&P or Moody’s are not rating such funds, an equivalent rating from another nationally recognized statistical rating agency); and (vi) fully collateralized repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above.
“Certificate Regarding Non‑Bank Status” means a certificate substantially in the form of the applicable Exhibit F.
“CFC” means a controlled foreign corporation as defined in Section 957(a) of the Internal Revenue Code.
“Change of Control” means, at any time, (a) the Permitted Holders shall cease to own (directly or indirectly), or to have the power to vote or direct the voting of, directly or indirectly, Capital Stock of Borrower representing more than 35% of the voting power of the total outstanding Capital Stock of Borrower;

(b)    any Person or “group” (within the meaning of Rules 13(d) and 14(d) under the Exchange Act), other than one (1) or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (b), such Person or group shall be deemed to have “beneficial ownership” of all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Capital Stock of Borrower representing more than the total Capital Stock of Borrower then held by the Permitted Holders (collectively);
(c)    except as permitted under Section 6.09, Borrower shall cease to beneficially own, directly or indirectly, 100% on a fully diluted basis of the economic and voting interests in the Capital Stock of each “Borrower” (as defined in the Senior Credit Agreement); or
(d)    a “change of control” (or similar event) shall occur in any Senior Credit Document or any document governing any Subordinated Indebtedness, in each case, with an aggregate outstanding principal amount in excess of $17,250,000.
“Closing Date” means January 3, 2017.
“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G‑1.
“Closing Fee” has the meaning set forth in Section 2.10(b).
“Commitment” means the commitment of any Lender to make a Term Loan hereunder and “Commitments” means such commitments of all Lenders in the aggregate. The aggregate amount of the Commitments as of the Closing Date is $80,000,000. The amount of each Lender’s Commitment is set forth on Appendix A.
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Adjusted EBITDA” means, for any period, an amount determined for ~~Borrower~~PRTH and its Restricted Subsidiaries (or, when reference is made to another Person, for such other Person and its Subsidiaries) on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus, except with respect to clauses (n) and (r) below, to the extent reducing (and not added back to or excluded from) Consolidated Net Income, the sum of, without duplication:
(b) Consolidated Interest Expense,
plus (c) provisions for taxes based on income (including Permitted Tax Payments), plus (d) total depreciation expense,

plus (e) total amortization expense,
plus (f) other non-Cash items (including non-Cash charges, costs, expenses and losses) reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), plus (g) any net loss from discontinued operations and any net after-tax loss on disposal of discontinued operations, plus (h) other accruals, payments and expenses (including legal fees, costs and expenses), or any amortization thereof, related to the transactions contemplated by this Agreement (including all Transaction Expenses), any Permitted Acquisitions, Assets Sales, Investments, Restricted Payments, issuances of Indebtedness or Capital Stock permitted under the Credit Documents or repayment of debt, refinancing transactions or any amendments or other modifications of any Indebtedness, in each case, to the extent such amounts are actually paid in Cash during such period (including, for the avoidance of doubt, any such transaction consummated on the Closing Date and any such transaction proposed or undertaken but not completed), plus (i) any reasonably documented restructuring and integration costs reasonably attributable to the Purchase Agreement, any Permitted Acquisition, any Investment or any Asset Sale permitted hereunder that are (i) related to the closure, integration and/or consolidation of information technology or facilities, employee termination or severance, or moving or relocating assets, (ii) related to the discontinuance of any portion of operations acquired in a Permitted Acquisition to the extent such discontinuance is initiated within six (6) months of, and the costs thereof incurred no later than the first anniversary of, the consummation of such Permitted Acquisition, or (iii) otherwise approved by Administrative Agent in its sole discretion, in each case, to the extent such amounts are actually paid in Cash during such period (including, for the avoidance of doubt, any such transaction consummated on the Closing Date and any such transaction proposed or undertaken but not completed); provided that any adjustments or addbacks under this clause (i) together with any adjustment or addback pursuant to ~~clause~~clauses (k), (m) and (r)(y) below in any ~~period of four consecutive Fiscal Quarters~~Test Period, shall not exceed ~~15~~10.0% of Consolidated Adjusted EBITDA (determined before giving effect to such adjustments and addbacks pursuant to this clause (i) and clauses (k), (m) and (r)(y)), plus (j)(i) non-Cash charges relating to employee benefit or other management compensation plans of any direct or indirect parent of Borrower (solely to the extent such non-Cash charges relate to plans of any direct or indirect parent of Borrower for the benefit of members of the board of directors of Borrower (in their capacity as such) or employees of Credit Parties and their Restricted Subsidiaries), any other Credit Party or any of its Restricted Subsidiaries or (ii) any non-Cash compensation charge and other non-Cash expenses or charges arising from any grant, issuance or repricing of stock appreciation or similar rights, stock, stock options, restricted stock or other equity based awards of any direct or indirect parent of Borrower (to the extent such non-Cash charges relate to plans of any direct or indirect parent of Borrower for the benefit of members of the board of directors of Borrower (in their capacity as such) or employees of Credit Parties and their Restricted Subsidiaries), any other Credit Party or any of its Restricted Subsidiaries, in each case, excluding any non-Cash charge to the extent that it represents an accrual of or reserve for Cash expenses in any future period or amortization of a prepaid Cash expense incurred in a prior period, plus (k) any non-recurring or unusual costs, expenses or charges actually paid in Cash during such period; provided that any adjustments or addbacks under this clause (k) together with any adjustment or addback pursuant to ~~clause~~clauses (i) above ~~in any period of four consecutive Fiscal Quarters~~and (m) and (r)(y) below, in any Test Period, shall not exceed ~~15~~10.0% of Consolidated Adjusted EBITDA (determined before giving effect to such adjustments and addbacks pursuant to this clause (k) and clauses (i), (m) and (r)(y)), plus (l) [intentionally reserved],
plus (m) legal fees and expenses (excluding any judgments) actually paid in Cash during such period in connection with litigation involving the Credit Parties and their Restricted Subsidiaries~~,~~; provided, that any adjustments or addbacks under this clause (m), together with any adjustment or addback pursuant to clauses (i) and (k) above and (r)(y) below, in any Test Period, shall not exceed 10.0% of Consolidated Adjusted EBITDA (determined before giving effect to such adjustments and addbacks pursuant to this clause (m) and clauses (i), (k) and (r)(y)), plus (n) to the extent not already included in the Consolidated Net Income of ~~Borrower~~PRTH and its Restricted Subsidiaries, any claim for business interruption insurance for a loss occurring during such period to the extent (x) the proceeds of such insurance are actually received during such period or (y) the applicable insurance carrier has not denied coverage of such claim in writing and such loss is in fact reimbursed within 365 days of the date of such loss (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), plus (o) Cash expenses of ~~Borrower~~PRTH and/or its Restricted Subsidiaries incurred during such period to the extent reimbursed in Cash by any Person (other than ~~Borrower~~PRTH and/or ~~any of~~ its Restricted Subsidiaries or any owners, directly or indirectly, of Capital Stock therein) during such period pursuant to indemnification or other reimbursement provisions in favor of ~~Borrower~~PRTH and/or ~~any of~~ its Restricted Subsidiaries in connection with any Investment under Section 6.07, any Permitted Acquisition or any Asset Sale permitted hereunder, plus (p) [intentionally reserved],
plus (q) the amount of any expense or reduction of Consolidated Net Income consisting of Restricted Subsidiary income attributable to minority interests or non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary, minus the amount of dividends or distributions that are paid in Cash by such non-wholly-owned Restricted Subsidiary to such third party, plus (r) (x) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies related to the Transactions that are reasonably identifiable, factually supportable and reasonably anticipated by Borrower in good faith to be realized within twelve (12) months of the Closing Date (which will be added to Consolidated

Adjusted EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period) and (y) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies resulting from or related to Permitted Acquisitions (including, for the avoidance of doubt, acquisitions occurring prior to the Closing Date), Asset Sales, divestitures, restructurings, cost savings initiatives and other similar initiatives and actions that are projected by Borrower in good faith to be reasonably anticipated to be realized within twelve (12) months of the date of the consummation of such transaction or implementation of such restructuring or initiative (which will be added to Consolidated Adjusted EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), in the case of the preceding clauses (x) and (y), net of the amount of actual benefits realized during such period from such actions; provided that (A) any adjustments or addbacks under this clause (r)(y) ~~in any period of four consecutive Fiscal Quarters~~, together with any adjustment or addback pursuant to clauses (i), (k) and (m) above, in any Test Period, shall not exceed ~~20~~10.0% of Consolidated Adjusted EBITDA (determined before giving effect to such adjustments and addbacks pursuant to this clause (r) and clauses (i), (k) and (m)), (B) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated Adjusted EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period and (C) such adjustments shall be specified in detail in the relevant Compliance Certificate, financial statement or other document provided to Administrative Agent or any Lender in connection herewith, plus (s) Cash receipts (or any netting arrangements resulting in reduced Cash expenditures) not representing Consolidated Adjusted EBITDA or Consolidated Net Income in any period to the extent non-Cash gains relating to such income were deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (ii)(a) below for any previous period and not added back, plus (t) non-Cash charges relating to straight rent in accordance with GAAP, plus (u) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with Permitted Acquisitions and Investments, to the extent actually paid and expensed, plus (v) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any Asset Sale permitted under this Agreement, to the extent actually reimbursed, or, so long as the applicable insurance carrier has not denied coverage of such expenses, charges or losses and that and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), minus (ii) the sum, without duplication of the amounts for such period and to the extent included in arriving at such Consolidated Net Income, of

(a) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash items that reduced Consolidated Adjusted EBITDA in any prior period), plus
(b) the amount of any minority interest income consisting of Restricted Subsidiary losses attributable to minority interests or non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary, plus
(c) any net gain from discontinued operations and any net after-tax gain on disposal of discontinued operations, plus
(d) capitalized customer acquisition costs (excluding Permitted Acquisitions and Permitted Joint Venture Investments), plus
(e) federal, state, local and foreign income tax credits and reimbursements received by ~~Borrower~~PRTH or any of its Restricted Subsidiaries during such period, plus
(f) all gains (whether Cash or non-Cash) resulting from the early termination or extinguishment of Indebtedness, plus
(g) the excess of actual Cash rent paid over rent expense during such period due to the use of straight line rent for GAAP purposes.
Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Adjusted EBITDA under this Agreement for any period that includes any of the Fiscal Quarters ended ~~December 31, 2015,~~ March 31, ~~2016~~2019, June 30, ~~2016 or~~2019, September 30, ~~2016~~2019 or December 31, 2019, Consolidated Adjusted EBITDA for such Fiscal Quarters shall be deemed to be $ ~~$10,464,584, $11,675,705, $12,462,266 and $13,463,882~~18,388,693.08, $17,712,756.70, $18,045,503.16 and $17,939,673.98, respectively, in each case, as may be subject to addbacks and adjustments (without duplication) pursuant to clause (i)(r)(y) and Section 1.08(c) for the applicable Test Period. For the avoidance of doubt, Consolidated Adjusted EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.08.
“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of ~~Borrower~~PRTH and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated statement of Cash flows of ~~Borrower~~PRTH and its Restricted Subsidiaries; provided that “Consolidated Capital Expenditures” shall not include (i) any expenditures made with net Asset Sale proceeds to the extent reinvested in accordance with Section 2.13(a) of the Senior Credit Agreement (or, to the extent not required to be reinvested in accordance with Section 2.13(a) of the Senior Credit Agreement, to the extent used to acquire, replace, repair or restore properties or assets used or useful in the business of the Credit Parties) or insurance or condemnation proceeds to the extent reinvested in accordance with Section 2.13(b) of the Senior Credit Agreement, (ii) the purchase price of assets purchased in any Permitted Acquisition, (iii) any expenditures made to the extent that they are financed with the proceeds of the Permitted Stock Issuances, (iv) any expenditures made to the extent that they are made by Borrower or any of its Restricted Subsidiaries to effect leasehold improvements to any property leased by such Person as lessee, to the extent that such expenses have been actually reimbursed in Cash by the landlord that is not a Credit Party or an Affiliate of a Credit Party, (v) any expenditures to the extent that they are actually paid for by a third party (excluding any Credit Party or any Affiliate of a Credit Party) and for which no Credit Party has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period), (vi) property, plant and equipment taken in settlement of accounts in the ordinary course of business, and (vii) the purchase price of equipment purchased during such period to the extent the consideration paid therefor consists solely of any combination of (a) used or surplus equipment traded in at the time of such purchase, and (b) the proceeds of a concurrent sale of used or surplus equipment, in the case of clauses (a) and (b), to the extent such trade‑in or sale is permitted by this Agreement.
“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, but excluding (i) any Consolidated Interest Expense paid in kind, (ii) the amortization of deferred financing costs and (iii) any realized or unrealized gains or losses attributable to Interest Rate Agreements.
“Consolidated Current Assets” means, as at any date of determination, the total assets of ~~Borrower~~PRTH and its Restricted Subsidiaries on a consolidated basis that may properly be classified on a consolidated balance sheet of ~~Borrower~~PRTH and its Restricted Subsidiaries as current assets in conformity with GAAP at such date of determination, excluding Cash and Cash Equivalents.
“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of ~~Borrower~~PRTH and its Restricted Subsidiaries on a consolidated basis that may properly be classified on a consolidated balance sheet of ~~Borrower~~PRTH and its Restricted Subsidiaries as current liabilities in conformity with GAAP at such date of determination (including, for the avoidance of doubt, settlement obligations), excluding the current portion of long term debt.
“Consolidated Excess Cash Flow” means, for any Consolidated Excess Cash Flow Period, an amount (if positive) determined for ~~Borrower~~PRTH and its Restricted Subsidiaries on a consolidated basis equal to:
(a)    the sum, without duplication, of
(i)    Consolidated Adjusted EBITDA for such Consolidated Excess Cash Flow Period (without giving effect to clause (i)(r) thereof); plus
(ii)    any extraordinary Cash gain excluded from the calculation of Consolidated Net Income and/or Consolidated Adjusted EBITDA pursuant to the respective definitions during such Consolidated Excess Cash Flow Period; plus
(iii)    any Cash income or Cash gain attributable to any Asset Sale outside of the ordinary course of business that is permitted under Section 6.09 during such

Consolidated Excess Cash Flow Period to the extent not otherwise included in Consolidate Adjusted EBITDA; plus
(iv)    without duplication of any amount described in clauses (a)(ii) and (iii) above, any Cash gain or income excluded in calculating Consolidated Net Income pursuant to the definition thereof; plus
(v)    the decrease, if any, in Consolidated Working Capital from the first day to the last day of such Consolidated Excess Cash Flow Period, but excluding any such decrease in Consolidated Working Capital arising from the acquisition or disposition of any Person by ~~Borrower~~PRTH or any or its Restricted Subsidiaries; plus
(vi)    to the extent that the amount of Cash (other than Cash proceeds from long-term Indebtedness (other than revolving Indebtedness) and Cumulative Retained Consolidated Excess Cash Flow Amount) utilized to make any Investment or Permitted Acquisition that was deducted from Excess Cash Flow in a prior period pursuant to clause (b)(ix) below during such period of four consecutive Fiscal Quarters is less than the Contract Consideration, the amount of such shortfall; plus
(vii)    Cash payments received during such period on account of any amounts deducted in a previous period pursuant to clause (b)(xi) below; minus
(b)    the sum, without duplication, of:
(i)    the amount of any other Cash charge, loss or expenditure added back in the calculation of Consolidated Adjusted EBITDA pursuant to the definition thereof or excluded from the calculation of Consolidated Net Income in accordance with the definition thereof, in each case, during such Consolidated Excess Cash Flow Period and to the extent not financed with long-term Indebtedness (other than revolving Indebtedness); plus
(ii)    to the extent not financed through the incurrence of long-term Indebtedness (other than revolving Indebtedness) and such payments were not made utilizing the Available Amount, the aggregate amount of all principal payments of Indebtedness (in the case of any payments of loans under any revolving credit facility, solely to the extent accompanied by a permanent reduction of the commitments thereunder in a like amount) of ~~Borrower~~PRTH or its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capital Leases, (B) the amount of any scheduled repayment made pursuant to Section 2.11(a) of the Senior Credit Agreement and (C) any mandatory prepayment actually made pursuant to Section 2.13(a) or (b) of the Senior Credit Agreement, in each case, to the extent required due to an Asset Sale, casualty event or condemnation that resulted in an increase to Consolidated Net Income and not in excess of such increase but excluding (X) all other prepayments, purchases and buybacks of Term Loans under the Senior Credit Agreement by Borrower or any Restricted Subsidiary (but excluding any repayments pursuant to clause (B) above), (Y) all prepayments of revolving loans under the Senior Credit Agreement and (Z) all other prepayments, purchases and buybacks of any Junior Financing by PRTH, Borrower or any Restricted Subsidiary and all other purchases and buybacks of Term Loans by Borrower or any Restricted Subsidiary pursuant to Section 10.06(c)(iv); plus
(iii)    Taxes (including any Permitted Tax Payments) paid or payable by ~~Borrower~~PRTH and/or any Restricted Subsidiary in Cash with respect to such Consolidated Excess Cash Flow Period; plus
(iv)    costs, fees and expenses (including premium, make-whole and penalty payments) incurred in connection with the issuance or prepayment of any Indebtedness (including any refinancing, except to the extent such costs, fees and expenses are financed) to the extent permitted under this Agreement and paid in Cash; plus
(v)    costs, fees and expenses incurred in connection with the issuance of equity (including all classes of stock, options to purchase stock and stock appreciation rights to management of a Credit Party), Investments, Asset Sales or divestitures, in each case, to the extent permitted hereunder and paid in Cash (except to the extent such costs, fees and expenses are financed with the proceeds of such equity issuance or long-term Indebtedness (other than revolving Indebtedness)); plus
(vi)    the increases, if any, in Consolidated Working Capital from the first day to the last day of such Consolidated Excess Cash Flow Period, but excluding any such increase in Consolidated Working Capital arising from acquisitions or dispositions of any Person by ~~Borrower~~PRTH or any of its Restricted Subsidiaries; plus
(vii)    Consolidated Capital Expenditures and acquisitions of intellectual property made in Cash during such Consolidated Excess Cash Flow Period to the extent such expenditures were not deducted in calculating Consolidated Adjusted EBITDA for such period and such expenditures were not financed with long-term indebtedness (other than revolving Indebtedness) and were not made utilizing Available Amount; plus
(viii)     Consolidated Cash Interest Expense paid during such period to the extent not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness); plus
(ix)    without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration (the “Contract Consideration”) (x) required to be paid in Cash by ~~Borrower~~PRTH and ~~the~~its Restricted Subsidiaries pursuant to binding contracts or executed letters of intent or (y) in an amount not to exceed $5,000,000 in any Fiscal Year that has been budgeted and identified to be consummated by Borrower or its Restricted Subsidiaries, in each case, during such period and relating to Permitted Acquisitions and Investments (other than Investments made pursuant to Section 6.07(a), (b), (c), (d), (e), (i), (k), (m), (n), (p)

and (q)) to be consummated or made prior to the ECF Cutoff Date; provided, such Permitted Acquisition and Investments shall not be financed with long-term Indebtedness (other than revolving Indebtedness) or utilizing the Available Amount; provided, further, that Borrower shall have delivered a certificate to Administrative Agent not later than the end of the Consolidated Excess Cash Flow Period for which such Consolidated Excess Cash Flow is being calculated, signed by Borrower, describing the proposed Permitted Acquisition or Investment intended to be consummated on or before the ECF Cutoff Date and the dollar amount to be excluded under this clause (b) and certifying that such Investment and/or Permitted Acquisition was committed and/or budgeted and identified to be consummated, in each case, prior to the ECF Cutoff Date; plus
(x)    without duplication of amounts deducted pursuant to clause (b)(ix) above in prior Fiscal Years, the amount of Investments and Permitted Acquisitions made in Cash during such period pursuant to Section 6.07 (other than Section 6.07(a), (b), (c), (d), (i), (k), (m), (n) and (o)) to the extent such Investments and Permitted Acquisitions were not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and were not made utilizing the Available Amount; plus
(xi)    reimbursable or insured expenses incurred during such Fiscal Year to the extent that such reimbursement has not yet been received and to the extent not deducted in arriving at such Consolidated Adjusted EBITDA.
“Consolidated Excess Cash Flow Period” means each Fiscal Year commencing with the Fiscal Year ending December 31, 2017.
“Consolidated First Lien Total Debt” means, as of any date of determination, an amount equal to the Consolidated Total Debt of Borrower and its Restricted Subsidiaries as of such date that, in each case, is then secured or purported to be secured by Liens on property or assets of Borrower or any of its Restricted Subsidiaries (including any secured Indebtedness incurred or assumed pursuant Section 6.01(u) or 6.01(x) but otherwise excluding Indebtedness secured by a Lien ranking junior to or subordinated to the Liens securing the Senior Indebtedness).
“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest, including PIK Amounts) of Borrower and its Restricted Subsidiaries on a consolidated basis for such period, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements.
“Consolidated Net Income” means, for any period, (i) the net income (or loss) of ~~Borrower~~PRTH and its Restricted Subsidiaries (or, when reference is made to another Person, for such other Person and its Subsidiaries) on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) the sum of, without duplication, (a) the income (or loss) of any Person (other than a Restricted Subsidiary) (x) in which any other Person (other than a Credit Party) has a joint interest (including any Permitted Joint Venture) or (y)

that is an Unrestricted Subsidiary, except to the extent of the amount of any dividends or other distributions actually paid in Cash or Cash Equivalents (or to the extent subsequently converted into Cash or Cash Equivalents) to ~~Borrower or any of~~PRTH and its Restricted Subsidiaries by such Person during such period, plus (b) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of ~~Borrower~~PRTH or is merged into or consolidated with ~~Borrower~~PRTH or any of its Restricted Subsidiaries or that Person’s assets are acquired by ~~Borrower~~PRTH or any of its Restricted Subsidiaries (except to the extent required for any calculation of Consolidated Adjusted EBITDA on a Pro Forma Basis in accordance with Section 1.08), plus (c) the income of any Restricted Subsidiary of ~~Borrower~~PRTH that is an Excluded Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its Organizational Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (d) any gains or losses, together with any related provision for taxes on such gain (or loss), realized in connection with any Asset Sales or other disposition or abandonment and any reserves relating thereto, in each case, not in the ordinary course of business, plus (e) any net unrealized gain (loss) (after any offset) resulting during such period from obligations under any Interest Rate Agreement or other derivative instruments as determined in accordance with GAAP and the application of Statement of Financial Accounting Standards No. 133, plus (f) to the extent not included in clauses (a) through (e) above, any net extraordinary gains or net extraordinary losses for such period, plus (g) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income.
There shall be excluded from Consolidated Net Income for any period, the purchase accounting effects of adjustments in component amounts required or permitted by GAAP (including the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to Borrower and the Restricted Subsidiaries), as a result of the Transactions, any acquisition constituting an Investment permitted under this Agreement consummated prior to or after the Closing Date, or the amortization or write-off of any amounts thereof. For the avoidance of doubt, Consolidated Net Income shall be calculated, including pro forma adjustments, in accordance with Section 1.08.
“Consolidated Total Assets” means, as of any date, the total property and assets of Borrower and its Restricted Subsidiaries, determined in accordance with GAAP, as set forth on the most recent consolidated balance sheet of Borrower delivered pursuant to Section 5.01(b) or (c), as applicable (on a Pro Forma Basis after giving effect to any Permitted Acquisitions or any Investments or dispositions permitted hereunder or by the other Credit Documents) or, for the period prior to the time any such balance sheet has been delivered pursuant to Section 5.01, the pro forma balance sheet delivered pursuant to Section 3.01.
“Consolidated Total Debt” means, as at any date of determination, (i) the aggregate principal amount of all Indebtedness of Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP minus (ii) the aggregate amount of Unrestricted Cash of Borrower and it Restricted Subsidiaries maintained in, until the Senior Indebtedness is Finally Paid, a Controlled Account (as defined in the Senior Credit Agreement) or, otherwise, a Deposit Account of Borrower or one of its Restricted Subsidiaries and included on such balance sheet as of such date in an amount not to exceed $25,000,000.
“Consolidated Working Capital” means, as at any date of determination on a consolidated basis, Consolidated Current Assets at such date of determination minus Consolidated Current Liabilities at such date of determination.
“Continuing Lender” has the meaning set forth in Section 2.10(c).
“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Contributing Guarantors” has the meaning set forth in Section 7.02.
“Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under Common Control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Corporate Rating” means, as of any date of determination, the public corporate rating or public corporate family rating as determined by either S&P or Moody’s, respectively, of Borrower, as applicable; provided that, if either S&P or Moody’s shall change the basis on which ratings are established by it, each reference to the Corporate Rating announced by S&P or Moody’s shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.
“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.
“Credit Date” means the date of a Credit Extension, which date must be a Business Day.
“Credit Document”~~1~~ means, collectively, (i) this Agreement, (ii) the Notes, if any, (iii) the TCP Subordination Agreement, (iv) the Fee Letter, (v) any other document or instrument designated by Borrower and Administrative Agent as a “Credit Document”, (vi) the Senior Subordination Agreement, (vii) any Subordination Agreement and (viii) any other amendment or joinder to this Agreement and all other instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith. For purposes of clarification, the Warrant is not a Credit Document.
“Credit Extension” means the making of a Term Loan.
“Credit Party” means Borrower and each Guarantor.

“Cumulative Retained Consolidated Excess Cash Flow Amount” means, on any date of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum for all Consolidated Excess Cash Flow Periods ending after the Closing Date and prior to such date of (i)(a) the Retained Percentage for each Consolidated Excess Cash Flow Period multiplied by (b) the Consolidated Excess Cash Flow for such Consolidated Excess Cash Flow Period, less (ii) any Cumulative Retained Consolidated Excess Cash Flow Amounts previously used for payment of a Permitted Dividend.
“Debtor Relief Law” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Proceeds” means, without duplication, “Declined Proceeds” under the Senior Credit Agreement and as defined in Section 2.13(c).
“Default” means a condition or event that constitutes an Event of Default or that, after notice or lapse of time or both, would constitute an Event of Default.
“Default Rate” means the applicable rate of interest payable pursuant to Section 2.09.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Direct Competitor” means any Person primarily engaged in the business of acquiring merchant accounts relating to credit and/or debit card transaction processing and related services pursuant to an Approved Bank Card System. For purposes of clarification (i) any finance company, fund or other similar entity which merely has an economic interest in any such Person shall not be a Direct Competitor and (ii) any Person who derives less than 10% of its revenue from the business of acquiring such merchant accounts shall not be a Direct Competitor.
“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security or any other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for a Permitted Stock Issuance), pursuant to a sinking fund obligation or otherwise (except as a result of a customarily defined change of control or asset sale and only so long as any rights of the holders thereof after such change of control or asset sale shall be subject to the prior repayment in full of the Obligations (other than unasserted contingent indemnification or reimbursement obligations not yet due) that are accrued and payable, (b) provides for scheduled payments of dividends in Cash, (c) is redeemable at the option of the holder thereof (other than solely for a Permitted Stock Issuance), in whole or in part, (d) is secured by any assets of Borrower or its Subsidiaries or (e) is or becomes convertible into or exchangeable for Indebtedness or any other Disqualified Capital Stock, in whole or in part, in each case, on or prior to the date that is ninety‑one (91) days after the Maturity Date at the time of issuance.

“Disqualified Institutions” means those Persons that are (i) Direct Competitors (other than Bona Fide Debt Funds) of Borrower’s Subsidiaries that are separately identified by name in writing by Borrower to the Lead Arranger prior to the Closing Date (or to Administrative Agent after the Closing Date from time to time), (ii) those banks, financial institutions and other Persons separately identified by name by Borrower to the Lead Arranger in writing via electronic mail on December 27, 2016, or (iii) in the case of clauses (i) or (ii), any of their Affiliates (other than Bona Fide Debt Funds) that are identified in writing by Borrower to Administrative Agent or that are clearly identifiable as Affiliates solely on the basis of such Affiliate’s legal name; provided that (i) any such additional Disqualified Institutions shall not apply retroactively to disqualify any parties that have previously acquired an assignment of or participation interest in the Term Loans and (ii) no Person shall be a Disqualified Institution hereunder that is not also a “disqualified institution” or similar designation under the Senior Credit Documents.
“Dollars” and the sign “$” mean the lawful money of the United States.
“Domestic Holding Company” means any Domestic Subsidiary, substantially all of the assets of which consist of the Capital Stock or Capital Stock and Indebtedness of one or more Foreign Subsidiaries that are CFCs, and that is in compliance with Section 6.15.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any State thereof or the District of Columbia.
“DQ List” has the meaning set forth in Section 10.06(c)(iii).
“Dutch Auction” means a modified Dutch auction or other buy-back process with a third party financial institution as auction agent to repurchase Term Loans on a non-pro rata basis; provided that (A) such Dutch Auction shall be offered to all Lenders on a pro rata basis and (B) such Dutch Auction is conducted pursuant to the procedures mutually established by Administrative Agent and Borrower which are consistent with Section 10.06.
“ECF Cutoff Date” means, with respect to any Consolidated Excess Cash Flow Period, December 31 of the next succeeding Consolidated Excess Cash Flow Period.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.”

“Eligible Assignee” means (a) any Lender, any Affiliate (other than a natural person) of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, (c) any Affiliated Lender to the extent permitted by Section 10.06(i), and (d) Borrower to the extent permitted by Section 10.06(c)(iv), and (e) any other Person approved by Borrower (such approval not to be unreasonably withheld or delayed) and Administrative Agent; provided, that (i) no consent of Borrower shall be required during the continuance of an Event of Default, (ii) to the extent the consent of Borrower is required for any assignment, such consent shall be deemed to have been given if Borrower has not responded within ten (10) Business Days of a written request for such consent, (iii) “Eligible Assignee” shall not include at any time any natural person, any Disqualified Institution or any of Borrower or any of its Subsidiaries (other than as permitted pursuant to clause (d) above), and (iv) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required in the case of all assignments other than assignments made pursuant to foregoing clause (a).
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates.
“Environmental Claim” means any investigation, written notice, written notice of violation, claim, action, suit, proceeding, demand, abatement order or other written order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of any of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to any Credit Party or any of its Subsidiaries or any Real Estate Asset.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, including any regulations promulgated thereunder.
“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue

Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under Common Control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of any Credit Party or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of any Credit Party or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Credit Party or such Subsidiary and with respect to liabilities arising after such period for which such Credit Party or such Subsidiary could be liable under the Internal Revenue Code or ERISA.
“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty‑day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Credit Party, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Sections 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a)

of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” means each of the conditions or events set forth in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Subsidiary of Borrower or any other Guarantor, (b) any Unrestricted Subsidiary, (c) any not-for-profit Subsidiaries, (d) any Foreign Subsidiary, any Domestic Holding Company or any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary or Domestic Holding Company, (e) any Immaterial Subsidiary, (f) any captive insurance entity that is a Subsidiary, (g) any Subsidiary that is prohibited by applicable law, rule or regulation or by any Contractual Obligation existing on the Closing Date (or, if later, the date such Subsidiary becomes a Restricted Subsidiary and not entered into in contemplation of such Subsidiary becoming a Guarantor) from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guaranty (unless such consent, approval, license or authorization has been received), (h) any Subsidiary where Administrative Agent and Borrower reasonably agree that the cost of providing such guaranty is excessive in relation to the value afforded thereby and (i) any Subsidiary, the obtaining of a Guaranty with respect to which would result in material adverse tax consequences as reasonably determined by Borrower in consultation with Administrative Agent.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19 and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Executive Order” has the meaning set forth in Section 4.26.
“Existing Credit Agreement” has the meaning in the recitals hereto.

“Fair Share” has the meaning set forth in Section 7.02.
“Fair Share Contribution Amount” has the meaning set forth in Section 7.02.
“Family Group” means, as to any particular Person, (i) such Person’s descendants (whether natural or adopted), (ii) any trust solely for the benefit of such Person and/or such Person’s descendants and (iii) any partnerships or limited liability companies where the only partners or members are such Person and/or such Person’s descendants.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreement entered into pursuant to the foregoing and applicable fiscal or regulatory legislation, rules or official guidance implementing the foregoing.
“FCPA” has the meaning set forth in Section 4.24.
“Federal Funds Effective Rate” means for any day, the rate per annum equal to the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time), as so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day for such transactions received by Administrative Agent from three (3) federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” means the fee letter, dated as of the Closing Date, between Borrower and Administrative Agent.
“Finally Paid” has the meaning set forth in the Senior Subordination Agreement.
“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year‑end adjustments and, with respect to unaudited financial statements, the absence of footnotes.
“Financial Covenant” means the covenant set forth in Section 6.08(a).
“Financial Plan” has the meaning set forth in Section 5.01(i).
“First Amendment” means that First Amendment to the Credit and Guaranty Agreement, dated as of November 14, 2017, among Borrower the other Credit Parties party thereto, each Lender party thereto and Administrative Agent.

“First Amendment Effective Date” has the meaning specified in the First Amendment.
“First Lien Net Leverage Ratio” means, at any date of determination, the ratio of (i) the aggregate amount of Consolidated First Lien Total Debt as of such date, to (ii) Consolidated Adjusted EBITDA for the most recently ended Test Period.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of Borrower and its Restricted Subsidiaries ending on December 31 of each calendar year.
“Foreign Official” means a Person acting in an official capacity for or on behalf of any Governmental Authority.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
“Funding Guarantors” has the meaning set forth in Section 7.02.
“Funding Notice” means a funding notice substantially in the form of Exhibit A.
“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof.
“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government (including NAIC and any supra‑national bodies such as the European Union or the European Central Bank), any court or any central bank, in each case, whether associated with a state of the United States, the United States, or a foreign entity or government.
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“GSSLG” as defined in the preamble hereto.
“Guaranteed Obligations” has the meaning set forth in Section 7.01.
“Guarantor” means each of Borrower’s Restricted Subsidiaries that executes a counterpart to this Agreement on the Closing Date or becomes a Guarantor pursuant to Section 5.10.
“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which does, may or could pose a hazard to, or cause an adverse effect on, the health and safety of the owners, occupants or any Persons in the vicinity of any Real Estate Asset or to the indoor or outdoor environment.
“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, import, export, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.
“Historical Financial Statements” means, as of the Closing Date, (i) the audited financial statements of Borrower and its Subsidiaries, for the Fiscal Years ended December 31, 2013, 2014, and 2015, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and Cash flows for such Fiscal Year, (ii) for the interim period from January 1, 2016 to the Closing Date, internally prepared, unaudited financial statements of Borrower and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and Cash flows for each quarterly period completed at least 45 days prior to the Closing Date (in the case of clauses (i) and (ii), certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their Cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year‑end adjustments and, with respect to unaudited financial statements, the absence of footnotes).
“Immaterial Subsidiary” means any Restricted Subsidiary of Borrower that Borrower designates in writing to Administrative Agent as an “Immaterial Subsidiary”; provided, that, as of the date of the last financial statements required to be delivered pursuant to Section 5.01(b) (other than the fourth Fiscal Quarter) or Section 5.01(c), neither (a) the Consolidated Total Assets attributable to such Restricted Subsidiary is in excess of 5.0% of Consolidated Total Assets nor (b) the consolidated total revenues attributable to such Restricted Subsidiary (after eliminating intercompany obligations) is in excess of 5.0% of total revenues, in each case, of Borrower and its Restricted Subsidiaries on a consolidated basis; provided, further, that (i) neither the Consolidated Total Assets nor the consolidated total revenues of all Immaterial Subsidiaries shall exceed 7.5% of Consolidated Total Assets or 7.5% of consolidated total revenue, as the case may be, in each case, of Borrower and its Restricted Subsidiaries on a consolidated basis; and (ii) in each case, Borrower may designate and re-designate a Subsidiary as an Immaterial Subsidiary at any time, so long as (other than with respect to the immediately succeeding sentence) no Event of Default has occurred and is continuing, subject to (1) such designation not being made in contemplation of a sale or other disposition of such Subsidiary within the immediately succeeding twelve-month period and (2) the limitations and requirements set forth in this definition. If the Consolidated Total Assets or consolidated total revenues of all Restricted Subsidiaries so designated by Borrower as “Immaterial Subsidiaries” shall at any time exceed the limits set forth in the preceding sentence, then starting with the largest Restricted Subsidiary that would not otherwise be an Excluded Subsidiary, a number of Restricted Subsidiaries that are at such time designated as Immaterial Subsidiaries shall automatically be deemed to no longer be Immaterial Subsidiaries, and such Restricted Subsidiaries shall execute a Counterpart Agreement and shall be subject to the requirements set forth in Sections 5.10, 5.11 and 5.13, until the threshold amounts in the preceding sentence are no longer exceeded (as reasonably determined by Borrower), with any Immaterial Subsidiaries at such time that are below such threshold amounts still being designated as (and remaining as) Immaterial Subsidiaries.
“Indebtedness” means, as applied to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (i) all indebtedness for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and any current trade accounts payable incurred in the ordinary course of business), which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned, held or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings) regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit issued (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co‑making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate

Agreement, whether entered into for hedging or speculative purposes and (xi) all obligations of such Person in respect of Disqualified Capital Stock. For purposes of this definition, (A) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the aggregate amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of such guaranty or other similar instrument, (B) the amount of any Indebtedness described in clause (v) above for which recourse is limited to certain property of such Person shall be the lesser of the amount of the obligation and the fair market value of the property securing such obligation, (C) the principal amount of the Indebtedness under any Interest Rate Agreement at any time shall be equal to the Swap Termination Value and (D) the amount of any Indebtedness issued at a discount to the initial principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to any such discount.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to extent not included in clause (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 10.03.
“Indemnitee Agent Party” has the meaning set forth in Section 9.06.
“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding‑up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.
“Interest Payment Date” means (a) the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Closing Date, and (b) the Maturity Date.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement, each of which is (i) for the purpose of hedging the interest rate exposure associated with Borrower’s and their Subsidiaries’ operations, (ii) unsecured except to the extent expressly permitted by Section 6.02 and (iii) not for speculative purposes.
“Internal Revenue Code” means the Internal Revenue Code of 1986.
“Investment” means (i) any direct or indirect purchase or other acquisition by any Credit Party of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Credit Party from any Person, of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Credit Party to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment, as of any date of determination, shall be (A) the original cost of such Investment plus (B) the cost of all additions thereto, without any adjustments for increases or decreases in value, or write‑ups, write‑downs or write‑offs with respect to such Investment as of such date, minus (C) the amount (except in the case of any such amounts which increase the Available Amount pursuant to the definition thereof), as of such date, of any portion of such Investment repaid to the investor in Cash as a payment of principal or a return of capital, as the case may be; provided that the aggregate amount of such payment of principal or a return of capital shall not exceed the original amount of such Investment.
“IPO” means the first underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) by Borrower (or by its direct or indirect parent company) of Capital Stock in Borrower (or in its direct or indirect parent company, as the case may be) after the Closing Date pursuant to a registration statement filed with the SEC in accordance with the Securities Act.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.
“Junior Financing” means any Subordinated Indebtedness.
“LCT Election” has the meaning set forth in Section 1.08 hereto.
“LCT Test Date” has the meaning set forth in Section 1.08 hereto.
“Lead Arranger” means GSSLG in its capacity as lead arranger and book runner in connection with this Agreement.
“Lender” means each financial institution listed on the signature pages hereto as a Lender and any other Person that becomes a party hereto pursuant to an Assignment Agreement.
“Lien” means any lien, mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, right of set‑off, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any Capital Lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.
“Limited Condition Transaction” means any Permitted Acquisition that is not conditioned on the availability of, or on obtaining, third party financing.
“Loan” means a Term Loan.
“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“MasterCard” means MasterCard International, Incorporated and its Subsidiaries.

“Material Adverse Effect” means any event, change or condition, that individually or in the aggregate, has had, or would reasonably be expected to have a material adverse effect on and/or material adverse developments with respect to (i) the business operations, properties, assets, or financial condition of Borrower and its Restricted Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations under any Credit Document; (iii) the legality, validity, binding effect, or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent or any Lender under any Credit Document.
“Material Contract” means, (i) each contract or agreement of any Credit Party as to which the breach, non-performance, cancellation or failure to renew by any party thereto would reasonably be expected to cause or result in a Material Adverse Effect and (ii) any other contract (including any Merchant Agreement or any Processor Agreement) that generated ten percent (10%) or more of the total Recurring Net Revenue generated during the most recent twelve-fiscal month period required to be reported under Section 5.01.
“Maturity Date” means the earliest to occur of (i) July 3, 2023, (ii) the date of payment in full in Cash of the Loans and all other Obligations (other than contingent indemnification Obligations not then due and owing) and the termination of all Commitments, and (iii) the date on which all Loans shall become due and payable in full, whether by acceleration or otherwise, in accordance with the terms of this Agreement.
“Merchant” has the meaning set forth in the definition of “Merchant Agreement”.
“Merchant Account” means an account which is the subject of a Merchant Agreement and which generates Recurring Net Revenue.
“Merchant Agreement” means an agreement, by and among the applicable Sponsor Bank, (to the extent applicable) a Restricted Subsidiary of Borrower, (to the extent applicable) the applicable Processor, and the applicable merchant (the “Merchant”), which provides for credit card and/or debit card transaction processing and related services pursuant to one or more Approved Bank Card Systems (including services relating to the authorization, transaction capture, settlement, chargeback handling and transaction processing of credit card and debit card transactions).
“Moody’s” means Moody’s Investor Services, Inc.
“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“NAIC” means The National Association of Insurance Commissioners or any other similar organization.
“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Borrower and its Restricted Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.
“Non-Consenting Lender” has the meaning set forth in Section 2.19(c).
“Non‑U.S. Lender” has the meaning set forth in Section 2.19(c).
“Note” means a Term Loan Note.
“Notice” means a Funding Notice.
“Notice of Intent to Cure” has the meaning set forth in Section 6.08(b).
“Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents) and the Lenders (or any of them) under any Credit Document, whether for principal (including any PIK Amounts), interest (including interest, fees and expenses which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest, fees and expenses in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and of their respective Restricted Subsidiaries to the extent they have obligations under the Credit Documents) include (a) the obligation (including guaranty obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, premiums, Attorney Costs, indemnities and other amounts payable by any Credit Party under any Credit Document and (b) the obligation of any Credit Party to reimburse any amount in respect of any of the foregoing that any Agent or Lender, in its sole discretion, may elect to pay or advance on behalf of such Credit Party.
“Obligee Guarantor” has the meaning set forth in Section 7.07.
“OFAC” has the meaning set forth in the definition of “Sanctions”.
“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization and its by‑laws (or similar documents), (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement (or similar documents), (iii) with respect to any general partnership, its partnership agreement (or similar documents), (iv) with respect to any limited liability company, its articles of organization or certificate of formation and its operating agreement (or similar documents), and (v) with respect to any other form of entity, such other organizational documents required by local law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.22).
“Overnight Rate” means, for any day, the greater of the Federal Funds Effective Rate and an overnight rate determined by Administrative Agent, in accordance with banking industry rules on interbank compensation.
“Parent” means any entity that directly or indirectly owns 100% of the Capital Stock of Borrower.~~”~~
“Participant” has the meaning set forth in Section 10.06(g).
“Participant Register” has the meaning set forth in Section 10.06(g).
“PATRIOT Act” has the meaning set forth in Section 4.26.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
“Permitted Acquisition” means any transaction or series of related transactions by any Restricted Subsidiary of Borrower for (a) the direct or indirect acquisition of all or substantially all of the property of any Person, or of any line of business or division of any Person; (b) the acquisition of at least a majority (including by merger or consolidation) of the Capital Stock (other than director qualifying shares) of any Person that becomes a Restricted Subsidiary of Borrower after giving effect to such transaction; or (c) a merger or consolidation or any other combination with any Person (so long as a Credit Party, to the extent such Credit Party is a party to such transaction, is the surviving entity); provided that each of the following conditions shall be met or waived by the Requisite Lenders:
(i)    before and after giving Pro Forma Effect to the consummation of such acquisition, no Default or Event of Default exists;
(ii)    at the time the definitive documentation for such Permitted Acquisition (other than Permitted Acquisitions of Merchant Accounts) is executed and at the time such Permitted Acquisition (other than Permitted Acquisitions of Merchant Accounts)

is consummated (regardless of whether such Permitted Acquisition is a Limited Condition Transaction) before and immediately after giving effect to such transaction and ~~to~~ the incurrence of any Indebtedness in connection therewith, ~~Borrower shall be in compliance with the Financial Covenant as of~~the Total Net Leverage Ratio for the most ~~recent~~recently ended Test Period shall be less than 4.00:1.00 (assuming that such transaction and all other Permitted Acquisitions consummated since the first day of the relevant Test Period ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period);
(iii)    the business to be acquired has positive Consolidated Adjusted EBITDA (calculated on a Pro Forma Basis) for the most recent 12-month period for which financial statements are available (the “Positive EBITDA Condition”); provided that the Positive EBITDA Condition shall not apply if either (x) the Total Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Permitted Acquisition and any incurrence of Indebtedness in connection therewith, does not exceed ~~4.5~~4.00:1.00 for the most recently ended Test Period or (y) the aggregate Cash consideration (excluding such portion of the purchase price consisting of Capital Stock of Borrower (or any Parent) or contingent earn-out obligations) for all such Permitted Acquisitions that do not satisfy the Positive EBITDA Condition shall not exceed the greater of (1) $23,000,000 and (2) 28.75% of Consolidated Adjusted EBITDA determined at the time of the consummation of such Permitted Acquisition (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period;
(iv)    such acquisition is consensual (not “hostile”) and has been approved by the board of directors (or equivalent governing body) of the Person to be acquired;
(v)    no later than three (3) Business Days prior to the proposed closing date of such acquisition ~~the~~ Borrower, (A) shall have delivered to ~~the~~ Administrative Agent promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents, and (B) in respect of any Permitted Acquisition involving aggregate Cash consideration (excluding such portion of the purchase price consisting of Capital Stock of Borrower (or any Parent) or contingent earn-out obligations) in excess of the greater of (1) $5,750,000 and (2) 8% of Consolidated Adjusted EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period, shall have delivered to, or made available for inspection by, ~~the~~ Administrative Agent substantially complete Permitted Acquisition Diligence Information;
(vi)    any such newly created or directly acquired Restricted Subsidiary (or assets acquired by any Restricted Subsidiary) shall either (y) to the extent required by Section 5.10, become a Credit Party (or Collateral) and comply with the requirements of Section 5.10 or (z) if such Restricted Subsidiary does not become a Credit Party (or its assets do not become Collateral) and comply with the requirements of Section 5.10, the aggregate purchase price paid in connection with such purchase or acquisition and all other such purchases or acquisitions described in this clause (z), together with Investments pursuant to Section 6.07(d)(iii), shall not exceed the greater of (1) $23,000,000 and (2) 57.5% of Consolidated Adjusted EBITDA determined at the time of the consummation of such Permitted

Acquisition (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period; ~~and~~
(vii)    any such newly acquired Restricted Subsidiary’s line of business or property shall comply with the requirements of Section 6.13~~.~~; and
(viii)    Permitted Acquisitions of Merchant Accounts shall not exceed after the Sixth Amendment Effective Date (i) $0.00 per annum if the Total Net Leverage Ratio as of the most recently ended Test Period is greater than or equal to 5.00:1.00, (ii) $5,500,000 during the term of this Agreement if the Total Net Leverage Ratio as of the most recently ended Test Period is greater than or equal to 4.00:1.00, but less than 5.00:1.00, and (iii) $11,000,000 during the term of this Agreement if the Total Net Leverage Ratio as of the most recently ended Test Period is less than 4.00:1.00.
For purposes of greater certainty, (i) the purchase by any Credit Party of portfolios of Merchant Accounts shall be included as an acquisition subject to the requirements of the immediately preceding sentence and (ii) with respect to any Limited Condition Transaction that ~~the~~ Borrower or any of its Subsidiaries intends to fund (in whole or in part) with the proceeds of any Loans or Senior Indebtedness, Section 1.08(f) shall apply in determining whether such Limited Condition Transaction constitutes a Permitted Acquisition.
“Permitted Acquisition Diligence Information” means, with respect to any proposed Permitted Acquisition, to the extent applicable and available to Borrower or any Restricted Subsidiary, all material financial statements with respect to the Person or assets being acquired, quality of earnings reports and such other financial information reasonably requested to be delivered to Administrative Agent in connection with such acquisition (except to the extent that any such information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege).
“Permitted Acquisition Documents” means with respect to any proposed Permitted Acquisition, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such acquisition, including exhibits and schedules thereto and any other material document to be executed and delivered in connection with the foregoing and any amendment, modification or supplement to any of the foregoing.
“Permitted Available Amount Usage” has the meaning set forth in the definition of “Available Amount”.
“Permitted Dividends” means Cash Restricted Payments by Borrower to its equity holders; provided, that each of the following conditions shall have been satisfied: (i) at the time of such payments no Default or Event of Default then exists or would (after giving effect to such dividends) be caused thereby; (ii) no such payments shall be made in any Fiscal Year prior to the date on which the financial statements and Compliance Certificate are delivered under Section 5.1 for the prior Fiscal Year; (iii) if the Total Net Leverage Ratio for the prior Fiscal Year (x) was greater than or equal to 4.75:1.00, no payments shall be permitted in such Fiscal Year, or (y) was less than 4.75:1.00, the aggregate amount of payments made in such Fiscal Year shall not exceed the sum of (x) 50% of the then applicable Cumulative Retained Consolidated Excess Cash Flow Amount and (y) 100% of then applicable Available Amount excluding the Cumulative Retained Consolidated Excess Cash Flow Amount; (iv) at least three (3) Business Days prior to making such payment, Borrower shall have delivered to Administrative Agent a certificate (a) demonstrating (I) that, on a Pro Forma Basis after giving effect to such dividend, Borrower shall have a Total Net Leverage Ratio of less than 4.75:1.00 for the most recently ended Test Period and (II) the calculation of the Available Amount and Cumulative Retained Consolidated Excess Cash Flow Amount before and after giving effect to such payment and (b) identifying the portion of such payment to be designated as paid out of Cumulative Retained Excess Cash Flow Amount and/or Available Amount; and (v) such payment shall be made in compliance with applicable law and the Organizational Documents of Borrower.
“Permitted Holders” means, collectively, (i) Priority Investment Holdings, LLC, (ii) TCP and any member of his Family Group, (iii) AESV Creditcard Consulting LLC and (iv) RJH Consulting LLC, and, in each case, the Affiliates of any of the foregoing and any funds or managed accounts advised or managed by any Person who advises or manages, directly or indirectly, any of the foregoing or any of their Affiliates.
“Permitted ISO Loans” means, collectively, all direct and indirect loans and advances by any Credit Party (other than Borrower) to any third party reseller engaged in the business of providing services relating to the authorization, transaction capture, settlement, chargeback handling and transaction processing of credit card and/or debit card transactions related to the payment industry or otherwise (each such Person, a “Borrowing ISO”); provided, however, that (i) the aggregate principal amount of all such loans and advances at any time outstanding to all Borrowing ISOs shall not exceed the greater of (A) the principal amount of $11,500,000 and (B) 17.25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period for which financial statements have been delivered to Administrative Agent pursuant to Section 5.01(b) (other than the fourth Fiscal Quarter) or (c), as applicable, for the relevant Test Period, (ii) the aggregate amount of all such loans and advances in favor of any one Borrowing ISO or group of affiliated Borrowing ISOs shall not exceed the principal amount of $3,450,000 at any time outstanding, (iii) no Default or Event of Default shall exist at the time of making any such loan or advance or shall be caused by the making of any such loan or advance, (iv) each such loan and advance shall be made in accordance with applicable laws, (v) at the time of any initial loan or advance, each such loan and advance shall be secured by a portion of the applicable Borrowing ISO’s assets, and (vi) each such loan and advance shall contain terms and conditions consistent in all material respects with the form attached as Exhibit I.
“Permitted Joint Venture” has the meaning set forth in the definition of “Permitted Joint Venture Investment”. The Permitted Joint Ventures existing as of the Closing Date are listed on Schedule 4.02.
“Permitted Joint Venture Investment” means any Investment by a Credit Party (other than Borrower) in any Person which is a corporation or other entity duly formed in accordance with the laws of its jurisdiction of organization and engaged in a line of business permitted by Section 6.13 (including a Borrowing ISO) (such Person, a “Permitted Joint Venture”); provided, however, that

(i) such Permitted Joint Venture shall be formed or organized and governed in a manner that limits the exposure of the Credit Parties and their Subsidiaries (excluding such Permitted Joint Venture) for the Indebtedness and liabilities (including with respect to capital calls and contingent liabilities) of such Permitted Joint Venture to the initial Investment of the Credit Parties (or any additional Investments not in excess of the cap described in clause (ii) below) in such Permitted Joint Venture, and no Credit Party or its Subsidiaries (excluding such Permitted Joint Venture) shall incur or assume any Indebtedness in connection with such Permitted Joint Venture Investment except for Indebtedness permitted to be incurred under this Agreement; (ii) the aggregate amount of all Investments made by the Credit Parties in all such Permitted Joint Ventures (x) that are organized under the laws of the United States, any State thereof or the District of Columbia shall not exceed $2,875,000 for any individual Permitted Joint Venture or $5,750,000 in the aggregate for all Permitted Joint Ventures, and (y) that are organized under the laws of any other jurisdiction, together with any Investments made under Section 6.07(m), shall not exceed $5,750,000 in the aggregate; provided, that, so long as no Event of Default has occurred and is continuing at the time of such Investment, or would be caused thereby, the Credit Parties may use proceeds of Permitted Stock Issuances to make Permitted Joint Venture Investments without regard to the limits set forth in this clause (ii); (iii) no Lien shall attach to the assets of any Credit Party or its Subsidiaries (other than Liens on such Credit Party’s Capital Stock of such Permitted Joint Venture in the nature of customary rights of first refusal, tag‑along rights, drag‑along rights, buy‑sell arrangements, voting rights agreements and other related arrangements, and excluding such Permitted Joint Venture) as a result of such Credit Party’s ownership of, or relationship with, any such Permitted Joint Venture; (iv) no Event of Default shall exist at the time of any Investment in any such Permitted Joint Venture, nor shall any Event of Default be caused thereby; (v) any such Investment in any such Permitted Joint Venture shall not subject Agents or the Lenders to any regulatory or third party approvals in connection with the exercise of their rights and remedies under this Agreement or any other Credit Documents (other than approvals applicable to the exercise of such rights and remedies with respect to (x) the Credit Parties’ interests in such Permitted Joint Venture Investment, and (y) Credit Parties prior to such Investment); ~~and~~ (vi) the board of directors (or similar governing body) of such Permitted Joint Venture and any other required Persons shall have approved such Permitted Joint Venture Investment~~.~~; and (vii) immediately before and after giving effect to such Investment, the Total Net Leverage Ratio calculated on a Pro Forma Basis as of the end of the most recently ended Test Period is less than 4.00:1.00, and satisfaction of such test shall be evidenced by a certificate from an Authorized Officer of Borrower demonstrating such satisfaction calculated in reasonable detail.
“Permitted Liens” means each of the Liens permitted pursuant to Section 6.02.
“Permitted Redemption” means the redemption by Borrower of the following shares of its Capital Stock: (x) 445,410 Class A Common Units from PCH Priority Holdings LLC, (ii) up to 295,833.82 Class A Common Units from Priority Investment Holdings LLC and (iii) 212,750 Class A Common Units from RJH Consulting LLC; provided, that each of the following conditions shall have been satisfied: (i) at the time of such Restricted Payment, no Default or Event of Default then exists or would be caused thereby, (ii) such Restricted Payment shall be made in compliance with applicable law and the Organizational Documents of Borrower, (iii) prior to the consummation of such redemption, Borrower shall have received a cash distribution from its Subsidiaries in an amount at least equal to the aggregate purchase price paid in connection with the Permitted Redemption, (iv) the aggregate purchase price paid by Borrower in connection with such redemption shall not exceed $70,000,000.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or paid related to such Indebtedness plus fees and expenses reasonably incurred (including original issue discount and upfront fees), in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(j), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(j), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Subordinated Indebtedness, then such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (e) any Liens securing such modification, refinancing, refunding, renewal, replacement or extension shall be Permitted Liens, and (f) any such modification, refinancing, renewal, replacement or extension has the same primary obligor and the same guarantors as the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; provided that any such Permitted Refinancing may be guaranteed by a Subsidiary other than the Guarantors so long as such Subsidiary becomes a Guarantor pursuant to the terms of this Agreement and the other Credit Documents. Any reference to a Permitted Refinancing in this Agreement or any other Credit Document shall be interpreted to mean (a) a Permitted Refinancing of the subject Indebtedness and (b) any further refinancings constituting a Permitted Refinancing of the Indebtedness resulting from a prior Permitted Refinancing.
“Permitted Stock Issuances” means any sale, transfer, issuance or other disposition of any Capital Stock by Borrower (or any Parent) or any Restricted Subsidiary in accordance with its Organizational Documents, other than Disqualified Capital Stock, in each case, to the extent not resulting in a Change of Control. For purposes of clarification, any issuance of Capital Stock of Borrower pursuant to the Warrant shall be a “Permitted Stock Issuance”.
“Permitted Tax Payments” means, for so long as Borrower or any of its Subsidiaries is and remains a “pass‑through” entity for U.S. federal income tax purposes, distributions made by Borrower or such Subsidiary to, as applicable, any holder of Borrower’s or such Subsidiary’s Capital Stock for a tax year in an amount equal to or less than the estimated federal, state or local tax liability of such holders for such year arising solely as a result of the income of Borrower or such Subsidiary allocable to such holders which will be assumed to be paid at the highest effective marginal statutory combined U.S. federal, state and local income tax rate applicable to individuals resident in New York, New York; provided, in each case, that any such distributions are made no earlier than ten (10) days prior to the deadline for such holders to file their quarterly estimated income tax return with the IRS or similar state or local agency; provided, further, that any distribution by Borrower with respect to the income of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually distributed in Cash during such period by such Unrestricted Subsidiary to Borrower or any Restricted Subsidiary for the purpose of paying its share of such tax liability.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, Governmental Authorities or other organizations or entities, whether or not legal entities.
“PIK ~~Amount~~Amounts” means the interest accruing at the PIK Rate that is capitalized in accordance with Section 2.07 (c).
~~“PIK Rate” means (a) from the Closing Date until the date of delivery of the Compliance Certificate and financial statements in accordance with Section 5.01 for the Fiscal Quarter ending June 30, 2017, a percentage, per annum, equal to 6.25%; and (b) thereafter, a percentage, per annum, equal to an amount necessary to cause the total interest rate under Section 2.07(a) to equal the sum of 5.25% plus the Applicable Margin then in effect; provided, that the PIK Rate shall not be less than (x) 5.50% per annum if the Total Net Leverage Ratio for the most recently reported Test Period is greater than or equal to 4.50:1.00, or (y) 5.00% per annum if the Total Net Leverage Ratio for the most recently reported Test Period is less than 4.50:1.00. Changes in the PIK Rate shall be effective three (3) Business Days after the date on which, as applicable, (i) the Applicable Margin is modified under the Senior Credit Documents or (ii) Administrative Agent shall have received the applicable financial statements and a Compliance Certificate calculating the Total Net Leverage Ratio pursuant to Section 5.01. At any time Borrower has not submitted to Administrative Agent the applicable information as and when required under Section 5.01(b), (c) and (d), the PIK Rate shall be determined as if the Total Net Leverage Ratio were greater than or equal to 4.50:1.00. Without limitation of any other provision of this Agreement or any other remedy available to Administrative Agent or Lenders under any of the Credit Documents, to the extent that any financial statements or any information contained in any Compliance Certificate delivered pursuant to Section 5.01 shall be incorrect in any manner and Administrative Agent and/or Lenders shall receive corrected financial statements or other corrected information in a Compliance Certificate (or otherwise), Administrative Agent may recalculate the PIK Rate based upon such corrected information, and, upon written notice thereof to Borrower, the Loans shall bear interest based upon such recalculated PIK Rate retroactively from the date of delivery of the erroneous information in question.~~
“PIK Rate” means, from and after the Sixth Amendment Effective Date, that portion of the interest per annum due under Section 2.07(a) equal to the Applicable Margin then in effect. Changes in the PIK Rate due to changes in the Applicable Margin shall be effective in accordance with the provisions set forth in definition of the term Applicable Margin.
“Prepayment Event” has the meaning set forth in Section 2.10(c).
“Prepayment Premium” has the meaning set forth in Section 2.10(c).
“[*] .
“PRTH” means Priority Technology Holdings, Inc.
“PSD Guarantee” means the guaranty by PPS of the obligations of PSD Partners, LLC, a Delaware limited liability company, under the PSD Lease, in accordance with that certain Guaranty, dated as of May 29, 2013, by PPS in favor of Dekka Immobilien Investment GMBH (as the same is in effect on the Closing Date); provided, that the PSD Lease is not amended or otherwise modified in a manner that (x) increases the rent or other amounts to be paid thereunder, (y) extends the term of the lease or (z) could otherwise be reasonably expected to be adverse to Administrative Agent or the Lenders in any material respect.
“PSD Lease” means that certain Lease, dated as of May 29, 2013, between PSD Partners, LLC, a Delaware limited liability company, and Dekka Immobilien Investment GMBH for office space at 19 West 44th Street, New York, NY.
“Principal Office” means, for Administrative Agent, its “Principal Office” as set forth on Appendix B, or such other office as Administrative Agent may from time to time designate in writing to Borrower and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of Administrative Agent shall be 200 West Street, New York, New York, 10282 or account number 30577644 maintained by Administrative Agent with Citibank (ABA No. #021000089; Ref: Priority Holdings) in New York (or at such other location or bank account within the City and State of New York as Administrative Agent may from time to time designate in writing to Borrower and each Lender).
“Processor” has the meaning set forth in the definition of “Processor Agreement”.
“Processor Agreement” means an agreement, by and between a Restricted Subsidiary of Borrower and the applicable Sponsor Bank or other third party data processor (the “Processor”), which provides for credit card and/or debit card transaction processing and related services to Merchants pursuant to one or more Approved Bank Card Systems (including services relating to the authorization, transaction capture, settlement, chargeback handling and transaction processing of credit card and debit card transactions).
“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.08.

“Pro Forma Compliance” means compliance with the Financial Covenant on a Pro Forma Basis.
“Projections” has the meaning set forth in Section 4.08.
“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Term Loans of such Lender at such time and the denominator of which is the amount of the aggregate Term Loans of all Lenders at such time.
“Purchase Agreement” means that certain redemption agreement (together with the exhibit and schedules attached thereto), dated as of January 3, 2017, by and among Seller, Holdings, and each of Seller, Comvest Pipeline Cynergy Holdings, LLC, a Delaware limited liability company, Priority Investment Holdings LLC, a Delaware limited liability company, Thomas C. Priore, AESV Creditcard Consulting LLC, a Georgia limited liability company and RJH Consulting LLC, a Georgia limited liability company, as members.
“Put Notes” mean any notes or other instruments issued pursuant to Section 9.5 of ~~the~~ Borrower’s operating agreement or Section 12.1 of the Warrant, or in lieu of any such note or instrument required thereunder.
“Real Estate Asset” means any right, title and interest in real property (including all land, buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Credit Party or any of its Subsidiaries or any of their respective predecessors or Affiliates.
“Recapitalization” has the meaning set forth in the recitals hereto.
“Recipient” means (a) ~~the~~ Administrative Agent, or (b) any Lender, as applicable.
“Recurring Net Revenue” means, for any period of determination, an amount equal to the difference between (i) the sum of (a) processing net revenue, (b) gateway net revenue, and (c) ACH net revenue, in each case, generated during such period, minus (ii) third‑party agent residuals paid or payable with respect to any such revenues included in clause (i) during such period; provided, however, that (1) no revenue from Permitted ISO Loans shall constitute, or be included in the definition of, “Recurring Net Revenue”, and (2) no revenue generated by the Credit Parties’ American Express business shall constitute, or be included in the definition of, “Recurring Net Revenue”.
“Reference Date” has the meaning set forth in the definition of “Available Amount”.
“Register” has the meaning set forth in Section 2.06(b).
“Registered Loan” has the meaning set forth in Section 10.06(g).
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, trustees, attorneys and advisors of such Person and of such Person’s Affiliates and the successors and assigns of each such Person.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
“Replacement Assets” means, with respect to any properties or assets subject to an existing Lien, any replacements, substitutions, attachments and accessions of or to such properties or assets subject to such Lien under the terms of the documentation creating such Lien at the time such properties or assets are acquired (or, with respect to the acquisition of a Person that owns such assets, the time such Person becomes a Subsidiary) and proceeds and products of the properties or assets subject to such Lien.
“Replacement Lender” has the meaning set forth in Section 2.22.
“Requisite Lenders” means, at any time of determination, Lenders having or holding Term Loan Exposure representing more than 50% of the aggregate Term Loan Exposure of all Lenders; provided that, with respect to any determination of Requisite Lenders, Loans and Commitments of Affiliated Lenders shall be limited for purposes of such determination as provided in Section 10.06.
“Reserve Funds Account” means an account held by a Sponsor Bank or other third party data processor pursuant to an Approved Processor Agreement, which account holds funds for the benefit of a Merchant pursuant to the applicable Merchant Agreement.
“Restricted Debt Payment” means (x) any voluntary or optional payment or prepayment on (including in respect of principal of or interest), or repurchase, redemption, defeasance (including in-substance or legal defeasance) or acquisition for value of, or any prepayment or redemption as a result of any Asset Sale, Change of Control or similar event of, any Indebtedness outstanding under any Junior Financing, in each case, prior to the scheduled maturity date thereof or otherwise not in violation of the applicable Subordination Agreement, or any payment of “earn‑outs” or other Indebtedness incurred by Borrower and/or any Restricted Subsidiary consisting of the deferred purchase price of property acquired in any Permitted Acquisition, and (y) with respect to the Put Notes, any payment of cash interest.
“Restricted Payment” means (i) any dividend or other distribution (whether in Cash, Securities or other property), direct or indirect, on account of any shares of any class of Capital Stock of Borrower or any of its Restricted Subsidiaries now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase, retirement, defeasance, acquisition, cancellation or termination for value, direct or indirect, of any shares of any class of Capital Stock of Borrower or any of its Restricted Subsidiaries now or hereafter outstanding, or on account of any return of capital to Borrower or a Restricted Subsidiary’s stockholders, partners or members (or equivalent Person thereof), including pursuant to the call right set forth in Borrower’s operating agreement; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Borrower or any of its Restricted Subsidiaries now or hereafter outstanding; and (iv) management or similar fees payable to any holder of Capital Stock of Borrower or such holders’ Affiliates (including amounts payable under the TCP Director Agreement).
“Restricted Subsidiary” means each Subsidiary of Borrower other than an Unrestricted Subsidiary; provided, that any “Borrower” under the Senior Credit Agreement shall be a Restricted Subsidiary hereunder.
“Retained Percentage” means, with respect to any Consolidated Excess Cash Flow Period, (a) 100% minus (b) the Applicable ECF Percentage with respect to such Consolidated Excess Cash Flow Period.
“Rules” means the by‑laws, regulations and/or requirements that are promulgated by Approved Bank Card Systems.
“S&P” means S&P Global Ratings.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States Government (including without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union or any European member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or Controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Second Amendment” means that certain Consent and Second Amendment to the Credit and Guaranty Agreement, dated as of January 11, 2018, among Borrower the other Credit Parties party thereto, each Lender party thereto and Administrative Agent.
“Second Amendment Effective Date” means January 11, 2018.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit‑sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the Securities Act of 1933.
“Seller” has the meaning set forth in the recitals hereto.
“Senior Credit Agreement” means that certain credit and guaranty agreement, dated as of January 3, 2017, among Borrower, as Holdings, Priority Payment System Holdings, LLC, as Borrower Representative, the other Credit Parties party thereto from time to time, the lenders party thereto from time to time, and Senior Credit Agreement Agent, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and the Senior Subordination Agreement or otherwise in a manner reasonably satisfactory to Administrative Agent.
“Senior Credit Agreement Agent” means Truist Bank (as successor by merger to SunTrust Bank), in its capacity as administrative agent and/or collateral agent, as applicable, under the Senior Credit Agreement, and its successors and assigns.
“Senior Credit Documents” means the “Senior Documents” as defined in the Senior Subordination Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and the Senior Subordination Agreement or otherwise in a manner reasonably satisfactory to Administrative Agent.
“Senior Indebtedness” means the “Senior Indebtedness” as defined in the Senior Subordination Agreement.
“Senior Officer” means, with respect to any Person other than a natural person, the President, Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of such Person.
“Senior Subordination Agreement” means that certain Subordination Agreement, dated as of the Closing Date, between Administrative Agent, Senior Credit Agreement Agent and the Credit Parties.
“Sixth Amendment” means that certain Sixth Amendment to Credit and Guaranty Agreement, dated as of March 18, 2020, among Borrower, the other Credit Parties party thereto, each Lender party thereto and Administrative Agent.
“Sixth Amendment Effective Date” has the meaning specified in the Sixth Amendment.

“Solvency Certificate” means a Solvency Certificate substantially in the form of Exhibit G‑2.
“Solvent” means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s and its Restricted Subsidiaries’ liabilities (including contingent liabilities) does not exceed the fair saleable value of such Person’s and its Restricted Subsidiaries’ assets; (b) such Person’s and its Restricted Subsidiaries’ capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person and its Restricted Subsidiaries have not incurred and do not intend to incur, or believe (nor should they) reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise) and (ii) such Person and its Restricted Subsidiaries are “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Specified Equity Contribution” has the meaning set forth in Section 6.08(b).
“Specified Transaction” means (a) the Transactions, (b) any Investment that results in a Person becoming a Restricted Subsidiary, (c) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (d) any Permitted Acquisition, (e) any Asset Sale that results in a Restricted Subsidiary ceasing to be a Subsidiary of Borrower and any Asset Sale of a business unit, line of business or division of Borrower or any Restricted Subsidiary, in each case, whether by merger, consolidation, amalgamation or otherwise or (f) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit), Restricted Payment, or other transactions, in each case, that by the terms of this Agreement requires a financial ratio or test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”
“Sponsor Bank” means a federal or state chartered bank which is a member of the Visa and/or MasterCard card associations (or another Approved Bank Card System) and which processes credit and debit card transactions and provides related services on behalf of the Credit Parties.
“Subordinated Indebtedness” means any Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to Administrative Agent in its reasonable discretion, as to right and time of payment and as to any other rights and remedies thereunder, pursuant to a Subordination Agreement, including, if issued, the Put Notes.
“Subordination Agreement” means, as the context requires, any subordination agreement, in each case, in form and substance reasonably satisfactory to Administrative Agent, executed in favor of Administrative Agent in connection with Subordinated Indebtedness of any Credit Party.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person Controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Swap Termination Value” means, in respect of any one or more Interest Rate Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Interest Rate Agreements, (a) for any date on or after the date such Interest Rate Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Interest Rate Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Interest Rate Agreements (which may include a Lender or any Affiliate of a Lender).
“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“TCP” means Thomas C. Priore, an individual resident of the State of New York.
“TCP Director Agreement” means the Director Agreement, dated as of May 21, 2014, by and among TCP, Borrower, PPSH and PCH, as in effect on the Closing Date and amended in accordance with the terms hereof.
“TCP Subordination Agreement” means the Subordination Agreement, dated as of the Closing Date, among Administrative Agent, Borrower, PPSH, PCH and TCP.
“Term Loan” means the loans made by Lenders to Borrower pursuant to Section 2.01(a).
“Term Loan Exposure” means, with the respect to any Lender as of any date of determination, the sum of that Lender’s Commitment and the aggregate principal amount of the Term Loans of that Lender outstanding as of such date.
“Term Loan Note” means a promissory note substantially in the form of Exhibit B.
“Terminated Lender” has the meaning set forth in Section 2.22.
“Test Period” means, for any date of determination under this Agreement, the four consecutive Fiscal Quarters of Borrower’s most recently ended as of such date of determination~~.~~; provided, however, for purposes of determining the First Lien Net Leverage Ratio and the

Total Net Leverage Ratio (including for purposes of compliance with Section 6.08), for any Test Period ending on or prior to Borrower’s fiscal quarter ending September 30, 2020, the following rules shall apply:  (i) in the case of the Test Period ending on March 31, 2020, Consolidated Adjusted EBITDA for such Test Period shall be the actual Consolidated Adjusted EBITDA for the period commencing on January 1, 2020 and ending on March 31, 2020 multiplied by 4; (ii) in the case of the Test Period ending on June 30, 2020, Consolidated Adjusted EBITDA for such Test Period shall be the actual Consolidated Adjusted EBITDA for the period commencing on January 1, 2020 and ending on June 30, 2020 multiplied by 2; and (iii) in the case of the Test Period ending on September 30, 2020, Consolidated Adjusted EBITDA for such Test Period shall be the actual Consolidated Adjusted EBITDA for the period commencing January 1, 2020 and ending on September 30, 2020 multiplied by a fraction the numerator of which is 4 and the denominator of which is 3.
“Third Amendment Effective Date” means December 24, 2018.
“Total Net Leverage Ratio” means, at any date of determination, the ratio of (i) Consolidated Total Debt for such date, to (ii) Consolidated Adjusted EBITDA for the Test Period most recently ended.
“Trade Announcements” has the meaning set forth in Section 10.17.
“Trade Date” has the meaning set forth in Section 10.06(i).
“Transferred Guarantor” has the meaning set forth in Section 7.12.
“Transactions” means, collectively, (a) the entering into the Credit Documents and Senior Credit Documents by the Credit Parties, the funding of the initial loans hereunder and thereunder on the Closing Date and the application of the proceeds thereof as contemplated hereby, (b) the consummation of the Refinancing, (c) the consummation of the Recapitalization and other related transactions contemplated by the Purchase Agreement, and (d) the payment of the Transaction Expenses.
“Transaction Expenses” has the meaning set forth in the recitals hereto.
“Treasury Rate” means a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by GSSLG on the date three (3) Business Days prior to the date of prepayment to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities having a term of thirty-six (36) months.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“Underwriting Guidelines” means the written underwriting guidelines of Borrower’s Subsidiaries, as the same are in effect on the Closing Date and are otherwise amended in accordance with the Rules; provided, however, that at no time shall such underwriting guidelines permit merchants primarily engaged in any of the following businesses to be acceptable: on-line gaming, casinos or on-line gambling, on-line pharmacies, marijuana, firearms, ammunitions or adult or sexually oriented (including pornography, adult novelties, etc.).
“United States” and “U.S.” mean, in each case, the United States of America.
“Unrestricted Cash” means, with respect to any Person(s) as of any date of determination, (i) Cash and Cash Equivalents on hand of such Person(s), minus (ii) the sum of (a) any net Asset Sale proceeds held by or on behalf of such Person pending reinvestment pursuant to Section 2.13(a) of the Senior Credit Agreement, (b) any insurance or condemnation proceeds held by or on behalf of such Person pending reinvestment pursuant to Section 2.13(b) of the Senior Credit Agreement, (c) Cash held for Merchant reserves or otherwise held in trust for the benefit of Merchants (including any funds in a Reserve Funds Account), and amounts constituting reserves and/or segregated amounts held by a Processor which may be subject to offset under any Approved Processor Agreement, (d) any Cash deposited into escrow or set aside as a reserve in connection with a Permitted Acquisition or other transaction permitted hereunder, (e) any Cash set aside as a reserve pursuant to Section 8.01(m), and (f) any other Cash or Cash Equivalents of such Person(s) that have been pledged to a third party (other than the Senior Creditors (as defined in the Senior Subordination Agreement) in accordance with Section 6.02(y)).
“Unrestricted Subsidiary” means (a) any Subsidiary of Borrower that is designated as an Unrestricted Subsidiary by Borrower after the Closing Date in a written notice to Administrative Agent; provided that, no Event of Default shall have occurred and be continuing or exist or would immediately result from such designation after giving Pro Forma Effect thereto, and (b) each Subsidiary of an Unrestricted Subsidiary; provided, that upon such designation or re-designations, (i) Borrower shall be in Pro Forma Compliance as of the last day of the most recently ended Test Period before and after giving effect to such designation, (ii) the Consolidated Adjusted EBITDA of any and all Unrestricted Subsidiaries shall not exceed 10.0% of Consolidated Adjusted EBITDA of ~~Borrower~~PRTH and its Restricted Subsidiaries, (iii) no Subsidiary designated as an Unrestricted Subsidiary pursuant hereto may be designated as a “Restricted Subsidiary” under the Senior Credit Agreement or under the terms of any other material Indebtedness of Borrower or its Restricted Subsidiaries outstanding at such time, and (iv) such designation shall be deemed to be an Investment on the date of such designation in an amount equal to the fair market value of the net assets of such Restricted Subsidiary attributable to Borrower interest in the Capital Stock of such Subsidiary and such designation shall be permitted only to the extent permitted under Section 6.07 on the date of such designation. If the Consolidated Adjusted EBITDA of all Subsidiaries so designated by Borrower as “Unrestricted Subsidiaries” shall at any time exceed 10.0% of the Consolidated Adjusted EBITDA of ~~Borrower~~PRTH and its Restricted Subsidiaries, then starting with the largest Unrestricted Subsidiary, a number of Unrestricted Subsidiaries shall automatically be re-designated as Restricted Subsidiaries, until the threshold amount in clause (ii) of the proviso to the immediately preceding sentence is no longer exceeded (as reasonably determined by Borrower). Borrower may, by written notice to Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if no Event of Default would immediately result from such re-designation. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (y) the incurrence by such Restricted Subsidiary at the time of such designation of any Indebtedness or Liens of such Restricted

Subsidiary outstanding at such time (after giving effect to, and taking into account, any payoff or termination of Indebtedness or any release or termination of Liens, in each case, occurring in connection or substantially concurrently therewith) and (z) a return on any Investment by Borrower in such Unrestricted Subsidiary in an amount equal to the net book value at the date of such prior designation of such Restricted Subsidiary as an Unrestricted Subsidiary. It is understood and agreed that no Unrestricted Subsidiary designated as a Restricted Subsidiary may thereafter be re-designated an Unrestricted Subsidiary. No Unrestricted Subsidiary may own or hold any intellectual property that is material to the business of PRTH and its Restricted Subsidiaries. No Credit Party or any Restricted Subsidiary may transfer any intellectual property that is material to the business of PRTH and its Restricted Subsidiaries to any Unrestricted Subsidiary.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“Visa” means VISA International, Inc., Visa USA Incorporated and its related memberships and associations.
“Warrant” means that certain Amended and Restated Unit Purchase Warrant, dated as of the Closing Date, issued by Borrower to Goldman, Sachs & Co., as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one‑twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“wholly-owned “ means, as to any Person, (a) any corporation 100% of whose Capital Stock (other than directors’ qualifying shares or other nominal issuance in order to comply with local laws) is at the time owned by such Person and/or one or more wholly-owned Subsidiaries of such Person and (b) any partnership, association, Joint Venture, limited liability company or other entity in which such Person and/or one or more wholly-owned Subsidiaries of such Person have a 100% equity interest at such time.
“Withholding Agent” means any Credit Party and ~~the~~ Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
~~“Yield Maintenance Premium” has the meaning set forth in Section 2.10(c).~~
1.02    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with

GAAP. Financial statements and other financial data (including financial ratios and other financial calculations) required to be delivered by Borrower to Lenders pursuant to this Agreement shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.01(e), if applicable). If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Credit Document, and Borrower or the Requisite Lenders shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Requisite Lenders and Borrower); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP immediately prior to such change therein, and Borrower shall provide to Administrative Agent and the Lenders within five (5) days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Senior Officer of Borrower setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the financial covenant as set forth in Section 6.08) that would have resulted if such financial statements had been prepared without giving effect to such change. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any of its Subsidiaries at “fair value,” as defined therein.
1.03    Interpretation, Etc. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to any Guarantor, Borrower or any other Credit Party shall be construed to include such Guarantor, Borrower or such Credit Party as debtor and debtor‑in‑possession and any receiver or trustee for such Guarantor, Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding, (ii) the words “herein,” “hereto,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iii) all references in a Credit Document to Sections, Exhibits, Preliminary Statements, Recitals and Schedules shall be construed to refer to Sections of, and Exhibits, Preliminary Statements, Recitals and Schedules to, the Credit Document in which such references appear, (iv) the word “incur” (and its correlatives) shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights, and (vi) any certification hereunder required to be given by a corporate officer shall be deemed to be made on behalf of the applicable Credit Party and not in the individual capacity of such officer.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
1.04    Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
1.05    References to Organizational Documents, Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) any definition of or reference to Organizational Documents, agreements (including the Credit Documents), instruments or other documents shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by the Credit Documents; (b) references to any law (including by succession of comparable successor laws) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law; and (c) all references to any Governmental Authority, shall include any other Governmental Authority that shall have succeeded to any or all of the functions thereof.
1.06    Time of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).
1.07    Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension shall be reflected in the computation of interest or fees, as the case may be.
1.08    Pro Forma Calculations.
(a)    Notwithstanding anything to the contrary herein, financial ratios and tests, including the Total Net Leverage Ratio, the First Lien Net Leverage Ratio and compliance with covenants determined by reference to Consolidated Adjusted EBITDA or Consolidated Total Assets, shall be calculated in the manner prescribed by this Section 1.08; provided that notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.08, (A) when calculating any such ratio or test for purposes of (i) the definition of “Applicable ECF Percentage” and (ii) Section 6.08 (other than for the purpose of determining Pro Forma Compliance with Section 6.08), the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given Pro Forma Effect and (B) when calculating any such ratio or test for purposes of the incurrence of any Indebtedness, Cash and Cash Equivalents resulting from the incurrence of any such Indebtedness shall be excluded from the pro forma calculation of any applicable ratio or test. In addition, whenever a financial ratio or test is to be calculated on a Pro Forma Basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which financial statements have been delivered to Administrative Agent pursuant to Section 5.01(b) or (c), as applicable, for the relevant Test Period.
(b)    For purposes of calculating any financial ratio or test or compliance with any covenant determined by reference to Consolidated Adjusted EBITDA or Consolidated Total Assets, any Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.08) that have been consummated (i) during the applicable Test Period or (ii) if applicable as described in clause (a) above, subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated Adjusted EBITDA, Consolidated Total Assets and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08, then such financial ratio or test (or Consolidated Total Assets ) shall be calculated to give Pro Forma Effect thereto in accordance with this Section 1.08.
(c)    Whenever Pro Forma Effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by an Authorized Officer of Borrower and may include, for the avoidance of doubt, the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies resulting from or relating to any Specified Transaction (including the Transactions), in a manner permitted under and without duplication with clause (i)(r) of the definition of Consolidated Adjusted EBITDA.
(d)    In the event that Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility (for ordinary course working capital draws and repayments) unless such Indebtedness has been permanently repaid and not replaced), (i) during the applicable Test Period or (ii) subject to clause (a) above, subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving Pro Forma Effect to such incurrence or repayment of Indebtedness, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period.
(e)    It is hereby agreed that (x) for purposes of determining pro forma compliance prior to the Fiscal Quarter ended March 31, 2017, the applicable covenant level for determining such pro forma compliance shall be the covenant level used for March 31, 2017 and (y) to the extent any determination of a covenant or ratio prior to the date on which financial statements have been delivered for the Fiscal Year ending December 31, 2016 pursuant to Section 5.01(c), any such calculation or determination shall be based on the most recent Historical Financial Statements.
(f)    In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:
(i)    determining compliance with any provision of this Agreement (other than the Financial Covenant) which requires the calculation of any financial ratio or test, including the First Lien Net Leverage Ratio and the Total Net Leverage Ratio; or
(ii)    testing availability under baskets set forth in this Agreement (including baskets determined by reference to Consolidated Adjusted EBITDA or Consolidated Total Assets and baskets subject to Default and Event of Default conditions);
in each case, at the option of Borrower (Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder (or any requirement, representation or warranty or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default (other than with respect to a condition that no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing which shall be tested on the date of the consummation of such Limited Condition Transaction))) shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction (and the other transactions to be entered into in connection therewith), Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied). For the avoidance of doubt, if Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated Adjusted EBITDA or Consolidated Total Assets of Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations. If Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of Restricted Debt Payments, the making of any Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of any Restricted Subsidiary, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of (x) the date on which such Limited Condition Transaction is consummated or (y) the date that the definitive agreement is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis (i) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.
1.09    Currency Generally. For purposes of calculating the Total Net Leverage Ratio in connection with determining Pro Forma Compliance or otherwise calculating the First Lien Net Leverage Ratio and the Total Net Leverage Ratio on any date of determination, amounts denominated in a currency other than Dollars will be translated into Dollars at the currency exchange rates used in the latest financial statements delivered pursuant to Section 5.01(b) or (c), and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Interest Rate Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the amount in Dollars of such Indebtedness.
1.10    Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a letter of credit at any time shall be deemed to mean the maximum face amount of such letter of credit after giving effect to all increases thereof contemplated by such letter of credit or the agreement related thereto, whether or not such maximum face amount is in effect at such time.
Section 2.    Loans
2.01    Term Loan. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Term Loan denominated in Dollars to Borrower in an aggregate amount equal to such Lender’s Commitment. Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.12 and 2.13, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date. Upon the making of the Term Loan on the Closing Date, the Commitments shall automatically terminate.
2.02    Borrowing Mechanics for Term Loans.
(a)    Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than 12:00 p.m. one (1) Business Day prior to the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.
(b)    Each Lender shall make the amount of its Term Loan available to Administrative Agent in immediately available funds at ~~the~~ Administrative Agent’s Principal Office not later than 12:00 p.m. on the Closing Date. Upon satisfaction or waiver of the applicable conditions precedent set forth in Section 3.01, Administrative Agent shall make all funds so received available to Borrower by wire transfer of such funds to an account designated by Borrower in writing, in each case, in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower.

(c)    The failure of any Lender to make the Term Loan to be made by it shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan on the Closing Date of, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan to be made by such other Lender on the Closing Date.
2.03    [Intentionally Reserved].
2.04    [Intentionally Reserved].
2.05    Pro Rata Shares; Availability of Funds.
(a)    Pro Rata Shares. All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.
(b)    Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the Overnight Rate for three (3) Business Days and thereafter at the Overnight Rate plus 2% per annum. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for such Loans. Nothing in this Section 2.05(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower or Administrative Agent may have against any Lender as a result of any default by such Lender hereunder.
2.06    Evidence of Debt; Register; Lenders’ Books and Records; Notes.
(a)    Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)    Register. Administrative Agent shall maintain at its Principal Office, a register for the recordation of the names and addresses of Lenders, and the principal and interest amounts of the Loans and payments owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by Borrower and any Lender (with respect to its own interests) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Commitments, the Loans, and each repayment or prepayment in respect of the principal amount of the Loans (and stated interest thereon), and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any Loan. Borrower hereby designates the entity serving as Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register (and such agency being solely for tax purposes) as provided in this Section 2.06, and Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”
(c)    Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan.
2.07    Interest on Loans.
(a)    Except as otherwise set forth herein, the Term Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) at a rate per annum equal to 5.00% plus the ~~PIK Rate~~Applicable Margin. For the avoidance of doubt, all interest consisting of the Applicable Margin shall be included in the PIK Rate and treated as PIK Amounts for all purposes hereunder.
Notwithstanding the foregoing clause (a), so long as on or prior to the applicable dates specified in the table below, the Credit Parties have not otherwise made prepayments of the Senior Indebtedness after the Sixth Amendment Effective Date in an aggregate principal amount equal to at least $100,000,000, other than with the proceeds of Indebtedness, the Term Loan shall bear interest at a rate which is the percentage per annum specified in the table below in excess of the rate otherwise payable hereunder, with all such additional percentage per annum, to be included in the PIK Rate and treated as PIK Amounts for all purposes hereunder:

Applicable time period	Percentage per annum in excess of rate otherwise applicable
From the date that is 90 days after the Sixth Amendment Effective Date to, but not including, the date that is 120 days after the Sixth Amendment Effective Date	1.00%
From the date that is 120 days after the Sixth Amendment Effective Date to, but not including, the date that is 150 days after the Sixth Amendment Effective Date	1.50%
From the date that is 150 days after the Sixth Amendment Effective Date to, but not including, the date that is 180 days after the Sixth Amendment Effective Date	2.00%
From the date that is 180 days after the Sixth Amendment Effective Date to, but not including, the date that is 210 days after the Sixth Amendment Effective Date	2.50%
From and after the date that is 210 days after the Sixth Amendment Effective Date:	3.00%

It being understood and agreed that the additional interest rates set forth in the table above shall not be applicable at any time after the Credit Parties shall have made prepayments of the Senior Indebtedness following the Sixth Amendment Effective Date in an aggregate principal amount equal to at least $100,000,000, other than with the proceeds of Indebtedness.
(b)    Interest payable pursuant to Section 2.07(a) shall be computed on the basis of a 360‑day year, in each case, for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan shall be included, and the date of repayment of such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
(c)    Except as otherwise set forth herein, interest on each Loan shall be payable, in Cash, in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including the Maturity Date; provided, that, notwithstanding anything to the contrary herein, without action by any party, on each Interest Payment Date, the portion of the interest rate accrued at the PIK Rate shall (rather than being paid in Cash) be capitalized and treated as additional principal obligations under the Term Loan subject to the terms of this Agreement. Such PIK Amounts shall accrue interest at the same rates (including the Default Rate) as are applicable to the Term Loans under this Agreement, shall form part of the Obligations under this Agreement and the other Credit Documents and shall be payable in full, in Cash, on the Maturity Date.
2.08    [Intentionally Reserved].
2.09    Default Interest. Notwithstanding anything herein to the contrary, ~~(1)~~ automatically upon acceleration or the occurrence and during the continuance of an Event of Default ~~under Section~~

~~8.01(a), (f) or (g), and (2) at the option of the Requisite Lenders if any other Event of Default under Section 8.01(b), (c), (e), (k), (l),or (m) has occurred and is continuing~~, the Obligations shall bear interest at a rate that is ~~2.00~~3.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the Loans, in each case, to the fullest extent permitted by applicable laws. Payment or acceptance of the increased rates of interest provided for in this Section 2.09 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender. Any interest charged under this Section 2.09 shall be added to the PIK Rate and treated as PIK ~~Amount~~Amounts; provided, that such amounts may be capitalized more frequently at Administrative Agent’s discretion (but no more frequently than once per month).
2.10    Fees.
(a)    In addition to any other fees specified herein, Borrower agrees to pay to Administrative Agent such other fees in the amounts and at the times separately agreed upon in writing in the amounts and at the times so specified, including those set forth in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between Borrower and Administrative Agent).
(b)    Borrower agrees to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Term Loan on the Closing Date, a closing fee (the “Closing Fee”) in an amount equal to 1.00% of the stated principal amount of such Lender’s Term Loans made on the Closing Date. Such Closing Fees will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter and such Closing Fee shall be netted against the Term Loans made by such Lender.
(c)    If (i) the principal balance of the Term Loan is repaid, prepaid, refinanced or replaced, for any reason, in whole or in part, (ii) the Obligations are accelerated in accordance with Section 8.01, (iii) an Event of Default has occurred and is continuing under Section 8.01(f) or 8.01(g) or (iv) there is a restructuring, reorganization or compromise of the Obligations by the confirmation of any plan of reorganization or any other plan of compromise, restructure, or arrangement in any case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar law (each of clauses (i) through (iv) above, referred to herein as a “Prepayment Event”), in each case, on or prior to the second anniversary of the ~~Closing~~Sixth Amendment Effective Date, ~~the~~ Borrower shall pay to GSSLG, for the benefit of all Lenders entitled to a portion of the principal amount of the affected Term Loans, an amount (the “~~Yield Maintenance~~Prepayment Premium”) equal to (1) ~~the aggregate amount of interest (including interest payable in cash, in kind or deferred and interest at the Default Rate, if applicable) which would have otherwise been payable on~~four percent (4.00%) of the principal amount of the Term Loan ~~subject to the~~so repaid, prepaid, refinanced or replaced, with respect to any Prepayment Event ~~from the date of the occurrence of such Prepayment Event until the second~~occurring on or prior to the first anniversary of the ~~Closing~~Sixth Amendment Effective Date ~~minus~~, and (2) ~~the aggregate amount of interest Lenders would earn if~~two percent (2.00%) of the principal amount of the ~~affected~~ Term ~~Loans were reinvested for the period from the date of the occurrence of such~~Loan so repaid, prepaid, refinanced or replaced, with respect to any Prepayment Event ~~until~~occurring after the first anniversary of the Sixth Amendment Effective Date but on or prior to the second anniversary of the ~~Closing~~Sixth Amendment Effective Date ~~at the Treasury Rate plus 0.50% per annum~~. No amount will be payable pursuant to the foregoing provisions with respect to (a) any prepayment of all or any part of any Loan ~~on or~~ after the second anniversary of the ~~Closing~~Sixth Amendment Effective Date or (b) any mandatory prepayment required to be made under Section 2.13(b). In addition, (x) in the event of a refinancing of the Term Loan pursuant to which any of the Lenders or their respective Affiliates or Related Funds is a party (any such Lender which is a party to such refinancing or whose respective Affiliates or Related Funds is a party to such refinancing, a “Continuing Lender”), no Prepayment Premium shall be due hereunder to any Continuing Lender in respect of any Prepayment Event resulting from such refinancing, (y) if (1) a refinancing of the Term Loan occurs on or prior to the first anniversary of the Sixth Amendment Effective Date, (2) GSSLG is offered a participation in such refinancing in an amount equal to at least the outstanding principal balance of the Term Loan as of the Sixth Amendment Effective Date, and (3) GSSLG declines such participation, the Prepayment Premium due hereunder to GSSLG shall be reduced to two percent (2.00%) of the principal amount of the Term Loan held by GSSLG so refinanced, and (z) if (1) a refinancing of the Term Loan occurs following the first anniversary of the Sixth Amendment Effective Date and on or prior to the second anniversary of the Sixth Amendment Effective Date, (2) GSSLG is offered a participation in such refinancing in an amount equal to at least the outstanding principal balance of the Term Loan as of the Sixth Amendment Effective Date, and (3) GSSLG declines such participation, the Prepayment Premium due hereunder to GSSLG shall be reduced to one percent (1.00%) of the principal amount of the Term Loan held by GSSLG so refinanced. Payment of any ~~Yield Maintenance~~Prepayment Premium hereunder constitutes liquidated damages and not a penalty and the actual amount of damages to GSSLG and the Lenders or profits lost by GSSLG and the Lenders as a result of such prepayment would be impracticable and extremely difficult to ascertain, and the ~~Yield Maintenance~~Prepayment Premium hereunder is provided by mutual agreement of ~~the~~ Borrower, GSSLG and the Lenders as a reasonable estimation and calculation of such lost profits or damages of GSSLG and the Lenders.
2.11    Repayment of Loans. The Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date.
2.12    Voluntary Prepayments. Subject to any applicable restrictions under the Senior Subordination Agreement, any time and from time to time, Borrower may prepay the Term Loans without penalty or premium (except as provided in Section 2.10) on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount or, if less, the entire principal amount thereof then outstanding. Any such prepayments shall be made upon not less than one (1) Business Day’s prior written or telephonic notice given to Administrative Agent by Borrower by 2:00 p.m. on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such notice by telephone or facsimile or other electronic communication to each Lender and of the amount of such Lender’s Pro Rata Share or other applicable share as provided for in this Agreement of such prepayment). Each such notice shall specify the date and amount of such prepayment. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Share or other applicable share as provided for in this Agreement. Any such voluntary prepayment shall be applied as specified in Section 2.14. No Lender may reject any voluntary prepayment pursuant to this Section 2.12.
2.13    Mandatory Prepayments.
(a)    Issuance of Debt. On the date of receipt by Borrower or any Restricted Subsidiary of any Cash proceeds from the incurrence of any Indebtedness of Borrower or any Restricted Subsidiary (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.01), Borrower shall make prepayments in accordance with Sections 2.13(d) and 2.14 in an aggregate principal amount equal to one hundred percent (100%) of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, including reasonable legal fees and expenses.
(b)    Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Consolidated Excess Cash Flow Period (commencing with Fiscal Year ending December 31, 2017), Borrower shall, no later than five (5) Business Days after the date on which the financial statements and the related Compliance Certificate have been delivered pursuant to Sections 5.01(c) and 5.01(d) with respect to each Fiscal Year, make prepayments of Term Loans in accordance with Sections 2.13(c) and 2.14 in an aggregate amount equal to (A) the Applicable ECF Percentage of Consolidated Excess Cash Flow for such Consolidated Excess Cash Flow Period then ended minus, (B) to the extent not funded with long-term indebtedness (other than revolving Indebtedness) or Specified Equity Contributions, the aggregate principal amount of any (x) loans prepaid pursuant to Section 2.12 ~~or Section 2.12~~ of the Senior Credit Agreement (in the case of any prepayment of revolving loans, to the extent accompanied by a corresponding permanent reduction in the relevant commitment), and (y) loans assigned to or purchased by Borrower or any Restricted Subsidiary in accordance with Section 10.06(c)(iv) of the Senior Credit Agreement (as in effect on the date hereof) ~~and Loans assigned to or purchased by Borrower or any Restricted Subsidiary in accordance with Section 10.06(c)(iv) (in each~~(in any case under this clause (y), based upon the actual amount of Cash paid in connection with the relevant assignment or purchase), and, in the case of clauses (x) and (y) to the extent such prepayment, assignment or purchase was made during any Excess Cash Flow Period or, without duplication across such period, after year-end and prior to the date when such Consolidated Excess Cash Flow prepayment is due.
(c)    Notice of Prepayment. Borrower shall notify Administrative Agent by written notice of any mandatory prepayment required to be made under Section 2.13(a) or (b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the prepayment date, the principal amount to be prepaid, the sub-paragraph of Section 2.13 pursuant to which such prepayment is made and a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, Administrative Agent shall advise each Lender of the contents thereof and such Lender’s Pro Rata Share of the prepayment. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.07. In the event that Borrower shall subsequently determine that the actual amount received (and required to be prepaid pursuant to Section 2.13) exceeded the amount set forth in such notice (and actually prepaid pursuant to Section 2.13), Borrower shall promptly make an additional prepayment of the Term Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess. Notwithstanding the foregoing, each Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) pursuant to clause (a) and (b) of this Section 2.13 by providing written notice (each, a “Rejection Notice”) to Administrative Agent and Borrower no later than 5:00 p.m. one (1) Business Day prior to the date of such prepayment as specified in the relevant notice. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans. Any Declined Proceeds shall be (1) offered to the Lenders not so declining such prepayment on a pro rata basis in accordance with the amounts of the Term Loans of such Lender (with such non-declining Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by ~~the~~ Administrative Agent) and (2) to the extent such non-declining Lenders elect to decline their Pro Rata Share of such Declined Proceeds, retained by Borrower and shall increase the Available Amount on a dollar-for-dollar basis.
(d)    Subordination Provisions. Notwithstanding anything in this Section 2.13, at any time prior to the Final Payment of the Senior Indebtedness, any principal payment that is otherwise required to be made under Section 2.13 (a) or (b) (but for this sentence) shall not be required to be so made if the related cash proceeds giving rise to the payment obligation hereunder are applied to the Senior Indebtedness in accordance with the Senior Documents.
(a)    [*]
2.14    Application of Prepayments. Any prepayment of the Term Loans pursuant to Section 2.12 or Section 2.13 shall be applied to the outstanding principal of the Term Loans and shall be accompanied by all amounts required by Section 2.15(b).
2.15    General Provisions Regarding Payments.
(a)    All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds (other than interest that accrues at the PIK Rate and is capitalized in accordance with Section 2.07), without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent, for the account of Lenders, prior to 1:00 p.m. on the date due at ~~the~~ Administrative Agent’s Principal Office; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next Business Day and any applicable interest or fee shall continue to accrue.
(b)    All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest (other than interest accrued at the PIK Rate) on, and any fees and costs required to be paid with respect to, the principal amount being repaid or prepaid.

(c)    Administrative Agent shall promptly distribute to each Lender at such address and/or account as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.
(d)    Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.
(e)    Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in immediately available funds prior to 1:00 p.m. to be a non‑conforming payment. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non‑conforming. Any non‑conforming payment may constitute or become a Default or an Event of Default in accordance with the terms of Section 8.01(a).
(f)    Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders that Borrower will not make such payment, Administrative Agent may assume that such payment has been made on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the Overnight Rate from time to time in effect.
(g)    A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under Section 2.05(b) and/or Section 2.15(f) shall be conclusive, absent manifest error.
2.16    Ratable Sharing. Lenders hereby agree among themselves that, except in respect of amounts owing under the Fee Letter, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set‑off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase (for Cash at face value) participations in the Loans of the other Lenders in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Credit Party or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Credit Party expressly consents to the foregoing arrangement and agrees that, to the extent permitted by applicable law, any holder of a participation so purchased may exercise any and all rights of banker’s lien, set‑off or counterclaim with respect to any and all monies owing by a Credit Party to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. For the avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.16 and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.16 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For purposes of the definition of Indemnified Taxes, a Lender that acquires a participation pursuant to this Section 2.16 shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.
2.17    [Intentionally Reserved].
2.18    Increased Costs; Capital Adequacy.
(a)    Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation, determination, guideline or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority or making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority, in each case, that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued, made or becoming effective after the date hereof by any central bank or other governmental or quasi‑governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, Federal Deposit Insurance

Corporation insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto, including by imposing, modifying or holding applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto then, in any such case, Borrower shall pay to such Lender within fifteen (15) days after receipt by Borrower from such Lender of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided, that no Credit Party shall be required to compensate any Lender pursuant to this Section 2.18(a) for any increased costs incurred more than 180 days prior to the date that Borrower receives such statement from such Lender, provided, further, that if the circumstances giving rise to such costs are retroactive, then the 180‑day period referred to above shall be extended to include the period of retroactive effect. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be final and conclusive and binding upon all parties hereto absent manifest error.
(b)    Capital Adequacy or Liquidity Adjustment. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase‑in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) or any company Controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case, after the Closing Date, has or would have the effect of reducing the rate of return on the capital of such Lender’s or any company Controlling such Lender as a consequence of, or with reference to, such Lender Loans or Commitments or other obligations hereunder with respect to the Loans to a level below that which such Lender or such Controlling company could have achieved but for such adoption, effectiveness, phase‑in, applicability, change or compliance (taking into consideration the policies of such Lender or such Controlling company with regard to capital adequacy and liquidity), then from time to time, within fifteen (15) days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Controlling company for such reduction; provided, that no Credit Party shall be required to compensate any Lender pursuant to this Section 2.18(b) in respect of any reduction of return or other triggering event under this Section 2.18(b) that occurred more than 180 days prior to the date that Borrower receives such statement from such Lender; provided, further, that if the circumstances giving rise to such reduction of return or other triggering event are retroactive, then the 180‑day period referred to above shall be extended to include the period of retroactive effect. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (a) and (b) of this Section 2.18 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States or foreign regulatory authority (i) under or in connection with the implementation of the Dodd‑Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto).
(c)    Limitations. If a Lender becomes entitled to claim any additional amounts pursuant to this Section 2.18 or it anticipates that the adoption, effectiveness, phase‑in or applicability after the Closing Date of any law, treaty, governmental rule, determination, guideline, order or regulation will result in a claim by it under this Section 2.18, it shall use reasonable efforts to promptly notify Borrower thereof; provided, however, that any failure or delay by any Lender in providing such notification shall not affect such Lender’s right to receive any additional amounts pursuant to this Section 2.18 (except as expressly set forth in this Section 2.18).
2.19    Taxes; Withholding, Etc.
(a)    Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.
(b)    Withholding of Taxes. If any applicable law requires deduction or withholding on account of any Tax from any sum paid or payable by any Withholding Agent under any of the Credit Documents: (i) such Withholding Agent shall notify the applicable Recipient of any such requirement or any change in any such requirement promptly upon becoming aware of it; (ii) such Withholding Agent shall pay any Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) if such Tax is an Indemnified Tax, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, such Withholding Agent shall deliver to Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.
(c)    Status of Lenders.
(i)    Any Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and ~~the~~ Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or ~~the~~ Administrative Agent), executed copies of such documentation prescribed by applicable law, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or ~~the~~ Administrative Agent to determine the withholding or deduction required to be made, or to otherwise enable Borrower or ~~the~~ Administrative Agent to determine whether or not such Lender is subject to information reporting requirements. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in this Section 2.19(c)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender
(ii)    Each Lender (and, to the extent applicable, its beneficiary owner) that is not a U.S. Person for U.S. federal income tax purposes (a “Non‑U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two copies of Internal Revenue Service Form W‑8BEN, or W-8BEN-E, W‑8IMY or W‑8ECI (or any successor forms), properly completed and duly executed by such Lender, and, in each case, such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W‑8ECI pursuant to clause (i) above, an applicable Certificate Regarding Non‑Bank Status together with two original copies of Internal Revenue Service Form W‑8BEN or Form W-8BEN-E, as applicable (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender under any of the Credit Documents. Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”)

shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two copies of Internal Revenue Service Form W‑9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.19(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new copies of Internal Revenue Service Form W‑8BEN or W-8BEN-E, W‑8IMY or W‑8ECI, W‑9 or an applicable Certificate Regarding Non‑Bank Status and two original copies of Internal Revenue Service Form W‑8BEN or Form W-8BEN-E, as applicable (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents and shall deliver such forms within a reasonable time after written receipt thereof from Borrower or Administrative Agent.
Each Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(d)    Tax Refunds. If any Lender or Administrative Agent determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes as to which indemnification or additional amounts have been paid to it by any Credit Party pursuant to this Section 2.19, it shall promptly remit the portion of such refund to such Credit Party that it determines in its sole discretion will leave it in no better or worse after‑tax financial position (taking into account all out-of-pocket expenses of the Lender or Administrative Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority which specifically relates to such refund)) than it would have been in if the Indemnified Taxes giving rise to such refund had never been imposed in the first instance; provided, that the relevant Credit Party agrees to promptly return such refund to the Lender or Administrative Agent, as the case may be, in the event such party is required to repay such refund to the relevant taxing authority (including any interest and penalties). Nothing herein contained shall interfere with the right of a Lender or Administrative Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or

Administrative Agent to claim any tax refund or make available its tax returns or other confidential information or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Administrative Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.
(e)    Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of ~~the~~ Administrative Agent, timely reimburse it for the payment of, any Other Taxes.
(f)    Survival. Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of ~~the~~ Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of the Obligations.
2.20    Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be final and conclusive absent manifest error.
2.21    [Intentionally Reserved].
2.22    Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18 or 2.19 (such Lender, an “Increased‑Cost Lender”), (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Sections 10.05(b) or 10.05(c), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non‑Consenting Lender”)

whose consent is required shall not have been obtained; then, in any case, with respect to each such Increased‑Cost Lender or Non‑Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.06 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, Borrower or the Replacement Lender shall pay to the Terminated Lender in immediately available funds an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of such Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18 and/or 2.19, (3) in the event such Terminated Lender is a Non‑Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non‑Consenting Lender; (4) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction; (5) Borrower shall have received the prior written consent of Administrative Agent which consent shall not unreasonably be withheld, delayed or conditioned; (6) in the case of any such assignment resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments thereafter and (7) the Lender that acts as Administrative Agent cannot be replaced in its capacity as Administrative Agent other than in accordance with Section 9.06. Upon the payment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.06; it being understood that such Lender being replaced pursuant to this Section 2.22 shall (1) execute and deliver an Assignment Agreement with respect to all, or a portion as applicable, of such Lender’s Commitment and outstanding Loans and (2) deliver any Notes evidencing such Loans to Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment Agreement or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment may be recorded in the Register and the Notes shall be deemed to be canceled upon such failure. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one (1) Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.06 on behalf of a Non‑Consenting Lender or other Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.06. Notwithstanding anything herein or in any other Credit Document to the contrary, (i) no restriction on prepayment shall affect the rights of Borrower under this Section 2.22 and (ii) a Lender shall not be required to make any such assignment or delegation pursuant to this Section

2.22 if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
Section 3.    Conditions Precedent
3.01    Conditions to Credit Extension. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions precedent on or before the Closing Date:
(a)    Credit Documents. There shall have been delivered to Administrative Agent from Borrower and each other Credit Party or other party thereto, an executed counterpart of this Agreement and each Credit Document to which each is a party to be entered into on the Closing Date.
(b)    Notes. Administrative Agent shall have received a Note duly executed by Borrower in favor of each Lender requesting the same at least two (2) Business Days prior to the Closing Date.
(c)    Senior Credit Documents. Administrative Agent shall have received copies of each Senior Credit Document duly executed and delivered by each party thereto, including all annexes and schedules attached thereto, in each case, in form and substance reasonably satisfactory to Administrative Agent, such documents shall be in full force and effect, and the Restricted Subsidiaries shall have received (or shall contemporaneously with the Loans hereunder receive) at least $200,000,000 in proceeds of loans under the Senior Credit Agreement.
(d)    Corporate Documents. Administrative Agent shall have received:
(i)    a certificate of the secretary or assistant secretary on behalf of each Credit Party dated the Closing Date, certifying (A) that attached thereto is a satisfactory copy of each Organizational Document of each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official of the state of its organization; (B) as to the signature and incumbency of the officers of such Person executing any Credit Document or any other document or instrument delivered in connection therewith on behalf of such Credit Party (together with a certification by another officer or authorized Person as to the signature and incumbency of the Person executing the certificate in this clause (d)(i)); (C) that attached thereto is a true and complete copy of resolutions of the board of directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement, the other Credit Documents and the Purchase Agreement to which such Credit Party is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification, rescission or amendment; and (D) as to the good standing certificate (or certificate of similar effect or purpose) from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and

(ii)    a “bring down” good standing certificate dated as of the Closing Date, as reasonably required by Administrative Agent.
(e)    Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all third party consents (without the imposition of any conditions that are not acceptable to the Lenders), in each case, that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the Purchase Agreement and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened in writing by any Governmental Authority, and no law shall be applicable in the reasonable judgment of ~~the~~ Administrative Agent that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Purchase Agreement and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
(f)    Warrant. Administrative Agent shall have received the originally executed and delivered Warrant from Borrower.
(g)    Financial Statements; Projections. Lenders shall have received from Borrower (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets and related pro forma consolidated statements of income and cash flows of Borrower and its Subsidiaries as of the last day of the most recently completed four‑Fiscal Quarter period ended at least 45 days before the Closing Date, and reflecting the consummation of the transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance reasonably satisfactory to Administrative Agent, and (iii) the Projections.
(h)    Evidence of Insurance. Administrative Agent shall have received a certificate from the Credit Parties’ insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.05 is in full force and effect.
(i)    Opinions of Counsel to Credit Parties. Administrative Agent shall have received, on behalf of itself and the Lenders, a customary opinion of Schulte Roth & Zabel LLP, special New York and Delaware counsel to the Credit Parties and Balch & Bingham LLP, special Georgia counsel for the Credit Parties, in each case, dated as of the Closing Date and addressed to Administrative Agent and each Lender, in form and substance reasonably satisfactory to Administrative Agent and covering matters concerning the Credit Parties and the Credit Documents as Administrative Agent may reasonably request (and as each Credit Party hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders).
(j)    Fees. The Lead Arranger, the Lenders and Administrative Agent shall have received all fees and other amounts due and payable to them on or prior to the Closing Date, including pursuant to the Fee Letter and, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket fees and expenses (including the reasonable and documented legal fees and expenses of Hunton & Williams LLP, counsel to Administrative Agent) required to be reimbursed or paid by Borrower under this Agreement; provided that an invoice for all such fees shall be received by Borrower at least one (1) Business Day prior to the Closing Date.
(k)    Solvency Certificate. Administrative Agent shall have received a Solvency Certificate in the form of Exhibit G‑2 dated as of the Closing Date and signed by an Authorized Officer of Borrower, and in form, scope and substance reasonably satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the Transactions on the Closing Date, the Credit Parties, on a consolidated basis, are and will be Solvent.
(l)    Closing Date Certificate. Each Credit Party shall have delivered to Administrative Agent an originally executed Closing Date Certificate in the form of Exhibit G-1 dated the Closing Date and signed by an Authorized Officer of Borrower and in form, scope and substance reasonably satisfactory to Administrative Agent, together with all attachments thereto.
(m)    No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of Administrative Agent, singly or in the aggregate, materially impairs the transactions contemplated by the Credit Documents or the Purchase Agreement that could reasonably be expected to have a Material Adverse Effect.
(n)    Purchase Agreement. Administrative Agent shall have received certified copies of the Purchase Agreement and schedules attached thereto, duly executed by the parties party thereto, together with all material agreements, instruments and other documents delivered in connection therewith as Administrative Agent shall reasonably request, each including certification by an Authorized Officer of Borrower that such documents are in full force and effect as of the Closing Date.
(o)    PATRIOT Act. ~~The~~ Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested by Administrative Agent.
(p)    Minimum Consolidated Adjusted EBITDA. Administrative Agent shall have received evidence in form and substance reasonably satisfactory to Administrative Agent, that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date and the consummation of the Purchase Agreement, Borrower and its Subsidiaries shall have generated pro forma Consolidated Adjusted EBITDA (with such adjustments as Administrative Agent may approve) for the 12-month period ending on the last day of last full Fiscal Quarter ending at least 45 days prior to the Closing Date of at least $47,000,000.
(q)    Maximum Leverage Ratio. Administrative Agent shall have received evidence in form and substance reasonably satisfactory to Administrative Agent, that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date and the consummation of the Purchase Agreement, including the payment of all Transaction Costs required to be paid in Cash, the ratio of (i) Consolidated Total Debt for Borrower and its subsidiaries as of the Closing Date to (ii) the pro forma Consolidated Adjusted EBITDA reported under clause (p, shall not be greater than 6.00:1.00
(r)    No Material Adverse Effect. Since December 31, 2015, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
(s)    Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.
(t)    Refinancing. Prior to or substantially concurrently with the borrowing on the Closing Date, the Refinancing shall have been consummated.
(u)    Recapitalization. Prior to or substantially concurrently with the borrowing on the Closing Date, the Recapitalization shall have been consummated in accordance with the Purchase Agreement.
(v)    Funding Notice. Administrative Agent shall have received a fully executed Funding Notice.
(w)    Representations and Warranties. The representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the Closing Date (unless any such representation and warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects), except to the extent the representations and warranties in Section 4.07 specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such date (unless any such representation and warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects).
(x)    Defaults. No event shall have occurred and be continuing or would result from the consummation of the Credit Extension that would constitute a Default or an Event of Default.
(y)    Service of Process. On the Closing Date, Administrative Agent shall have received evidence that each Credit Party has appointed an agent in New York City for the purpose of service of process in New York City and such agent shall agree in writing to give Administrative Agent notice of any resignation of such service agent or other termination of the agency relationship.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have consented to, approved or accepted or to be satisfied with, each Credit Document and each other document required to be consented to or approved by, acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

3.02    Notices. The delivery of a Funding Notice and the acceptance by Borrower of the proceeds of Loans shall constitute a representation and warranty by Borrower and each other Credit Party that on the Closing Date (both immediately before and immediately after giving effect to the making of the Loans) the conditions contained in Section 3.01 have been satisfied or waived. Any Notice shall be executed by an Authorized Officer of Borrower in a writing delivered to Administrative Agent.
Section 4.    Representations and Warranties
In order to induce the Agents and Lenders to enter into this Agreement and to make the Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent and Lender on the Closing Date that:
4.01    Organization; Requisite Power and Authority; Qualification. Each Credit Party and each Restricted Subsidiary (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.01, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and is in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.
4.02    Capital Stock and Ownership. The Capital Stock of Borrower and all of the Restricted Subsidiaries of Borrower has been duly authorized and validly issued and is fully paid and non‑assessable. Except as set forth in the Warrant and as set forth on Schedule 4.02, there is no existing option, warrant, call, right, commitment or other agreement to which any Credit Party is a party requiring, and there is no membership interest or other Capital Stock of any Credit Party outstanding which upon conversion or exchange would require, the issuance by any Credit Party of any additional membership interests or other Capital Stock of any Credit Party or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of any Credit Party. Schedule 4.02 correctly sets forth (i) the ownership interest of Borrower, (ii) the ownership interest of each Credit Party in its respective Subsidiaries and Permitted Joint Ventures, (iii) the respective jurisdictions of incorporation or organization of Borrower and each of the Restricted Subsidiaries, and (iv) the number of outstanding voting and non-voting shares of Capital Stock, and the holders of such Capital Stock, in Borrower and each of the Restricted Subsidiaries and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights. All Capital Stock of the Restricted Subsidiaries is owned directly or indirectly by Borrower.
4.03    Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
4.04    No Conflict. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to any Credit Party, (ii) any of the Organizational Documents of any Credit Party, or (iii) any order, judgment or decree of any court or other Governmental Authority binding on any Credit Party; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any (i) Material Contract to the extent that such breach or default could reasonably be expected to result in termination of such Material Contract or (ii) other Contractual Obligation of any Credit Party except to the extent that such conflict, breach or default of such other Contractual Obligations could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties of any Credit Party; or (d) except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders, require any approval of stockholders, members or partners or any approval or consent of any non‑governmental Person under (i) any Material Contract, except to the extent that failure to obtain such approval could not reasonably be expected to result in termination of such Material Contract, and/or (ii) other Contractual Obligation of any Credit Party, except for approvals or consents the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.
4.05    Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except (a) as have been obtained or made and are in full force and effect, (b) for filings and recordings with respect to collateral to be made pursuant to a Senior Credit Document, or otherwise delivered to Senior Credit Agreement Agent for filing and/or recordation, as of the Closing Date or, to the extent permitted by any Senior Credit Document, after the Closing Date or (c) as could not reasonably be expected to result in a Material Adverse Effect.
4.06    Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
4.07    Financial Statements.
(a)    Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to the absence of footnotes and changes resulting from audit and normal year‑end adjustments.
(b)    The unaudited pro forma consolidated balance sheet of Borrower and its Restricted Subsidiaries as of the last day of the 12-month period ending on the last day of the most recently completed four-Fiscal Quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (including the notes thereto) and the unaudited pro forma consolidated statement of income of Borrower and its Restricted Subsidiaries for the 12-month period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period, copies of which have heretofore been furnished to Administrative Agent, have been prepared based on the Historical Financial Statements and have been prepared in good faith, based on assumptions believed by Borrower to be reasonable as of the date of delivery thereof and adjustment as agreed by Borrower, and present fairly in all material respects on a pro forma basis the estimated financial position of Borrower and its Restricted Subsidiaries as at September 30, 2016 and their estimated results of operations for the period covered thereby.
4.08    Projections. The Projections of Borrower and its Restricted Subsidiaries for the period of Fiscal Year 2017 through and including Fiscal Year 2023, including quarterly projections for each Fiscal Quarter during the Fiscal Year 2017, (the “Projections”) were prepared in good faith based upon assumptions believed to be reasonable at the time made by the management of Borrower; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.
4.09    No Material Adverse Change. Since December 31, 2015, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
4.10    [Intentionally Reserved].
4.11    Adverse Proceedings, Etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. No Credit Party nor any of its Restricted Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, orders, rules or regulations of any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
4.12    Payment of Taxes. All applicable federal income tax returns and all other tax returns and reports of each Credit Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon each Credit Party and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except where the failure to timely file or to pay the foregoing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No

Credit Party knows of any proposed material tax assessment against any Credit Party or any of its Subsidiaries which is not being actively contested by such Credit Party or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
4.13    Properties.
(a)    Title. Each Credit Party and its Restricted Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property and interests in easements), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid license interests in (in the case of licensed interests in intellectual or real property) and (iv) good title to (in the case of all other personal property), all of their respective material properties and material assets reflected in their respective Historical Financial Statements referred to in Section 4.07 and in the most recent financial statements delivered pursuant to Section 5.01, in each case, except where the failure to have good and legal title, a valid leasehold interest, a valid license or other rights or good title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.09. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.
(b)    Real Estate. Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset leased or subleased by any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and no Senior Officer of any Credit Party has any knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
4.14    Environmental Matters. No Credit Party nor any of its Restricted Subsidiaries nor any of their respective Real Estate Assets or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Credit Party nor any of its Restricted Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable law of any jurisdiction applicable to it, except as promptly disclosed in writing to Administrative Agent (it being acknowledged that no such requests have been received prior to the Closing Date). To each Credit Party’s and its Restricted Subsidiaries’ knowledge, there are and have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against any Credit Party or any of its

Restricted Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Credit Party nor any of its Restricted Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of any Credit Party or any of its Restricted Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Real Estate Asset, and no Credit Party’s or any of its Restricted Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260‑270 or any state equivalent or law of any other jurisdiction applicable to it. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to any Credit Party or any of its Restricted Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect. Each Credit Party hereby acknowledges and agrees that no Agent, Lender or any of their respective officers, directors, employees, attorneys, agents and representatives (i) is now, or has ever been, in control of any Real Estate Asset or any Credit Party’s affairs, and (ii) has the capacity or the authority through the provisions of the Credit Documents or otherwise (other than to the extent that Agents exercise any of their respective remedies under the Credit Documents) to direct or influence any (A) Credit Party’s conduct with respect to the ownership, operation or management of any Real Estate Asset, (B) undertaking, work or task performed by any employee, agent or contractor of any Credit Party or the manner in which such undertaking, work or task may be carried out or performed, or (C) compliance with Environmental Laws or Environmental Permits.
4.15    Use of Proceeds. Borrower will use the proceeds of the Term Loans only for the purposes set forth in Section 5.19.
4.16    [Intentionally Reserved].
4.17    Governmental Regulation. No Credit Party nor any of its Restricted Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Credit Party or any of its Restricted Subsidiaries is or is required to be registered as a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.18    Margin Stock. No Credit Party or any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
4.19    Employee Matters. Neither Borrower nor any of the Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Borrower or any of the

Restricted Subsidiaries, or to the knowledge of Borrower, threatened in writing against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of its Restricted Subsidiaries or to the knowledge of Borrower, threatened in writing against any of them, (b) no strike or work stoppage in existence or threatened involving Borrower or any of its Restricted Subsidiaries, and (c) to the knowledge of Borrower, no union representation question existing with respect to the employees of Borrower or any of its Restricted Subsidiaries and, to the knowledge of each Credit Party, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.
4.20    Employee Benefit Plans. Except as could not reasonably be expected (either individually or in the aggregate) to result in liability to the Credit Parties in excess of $2,500,000 at any time, (a) Borrower, each of its Restricted Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, (b) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, (c) no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower, any of its Restricted Subsidiaries or any of their ERISA Affiliates, (d) no ERISA Event has occurred or is reasonably expected to occur, (e) except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates, (f) the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of its Restricted Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan, (g) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, its Restricted Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero, and (h) Borrower, each of its Restricted Subsidiaries and each of their ERISA Affiliates, where applicable, have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21    Solvency. The Credit Parties, on a consolidated basis, are and, upon the incurrence of the Term Loans and consummation of the Transactions will be, Solvent.
4.22    Compliance with Statutes, Etc. Each Credit Party and its Restricted Subsidiaries is in compliance with all applicable laws, statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of such Credit Party or any of its Restricted Subsidiaries), except such non‑compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
4.23    Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, reports, financial statements, certificates or written statements furnished to Lenders by or on behalf of any Credit Party or any of its Restricted Subsidiaries for use in connection with the transactions contemplated hereby concerning the Credit Parties or the transactions contemplated hereby (other than forecasts, estimates, pro forma financial information, projections and/or information of a general economic or industry nature contained in such materials), taken as a whole, contains (as of the date so furnished) any untrue statement of a material fact or omits to state a material fact (known to any Credit Party, in the case of any document not furnished by such Credit Party) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials were prepared in good faith based upon assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by Lenders that (i) such projections as to future events are not to be viewed as facts or a guaranty of performance and are subject to significant uncertainties and contingencies many of which are beyond the control of Borrower and the other Credit Parties and (ii) no assurance can be given that such projections will be realized, and that actual results during the period or periods covered by any such projections may differ from the projected results (and such differences may be material). There are no facts known (or which should upon the reasonable exercise of diligence be known) to any Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.
4.24    PATRIOT Act; FCPA. To the extent applicable, each Credit Party and its Subsidiaries is in compliance, in all material respects, with the (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001) (the “PATRIOT Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or any other Person or entity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), or any other Anti-Corruption Law.
4.25    Patents, Trademarks, Copyrights, Licenses, Etc. Except as could not reasonably be expected to have a Material Adverse Effect, each Credit Party owns or possesses the right to use all patents, patent rights, technology, trademarks, service marks, trade names, copyrights, trade secrets, domain names, software, database rights, Merchant Account data bases and other intellectual property rights used in the business of the Credit Parties. Borrower has the necessary staffing with sufficient expertise to service, update, maintain, and operate such Merchant Account data bases.
4.26    Sanctions; Anti-Corruption; and Anti-Terrorism Law.
(a)    Each Credit Party and each of its Subsidiaries is and will remain in compliance in all material respects with all applicable laws relating to Sanctions or relating to anti‑money laundering and counter‑terrorism (“Anti-Terrorism Laws”), including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the laws and regulations administered by OFAC, the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311‑5330), the Proceeds of Crime Act and the International Emergency Economic Powers Act (50 U.S.C. §§1701‑1707). No Credit Party, no Subsidiary, none of the respective officers or directors of a Credit Party or Subsidiary and (to the knowledge of Borrower) none of the Affiliates of a Credit Party or such Subsidiary that is acting or benefitting in any capacity in connection with Loans or other extensions of credit hereunder, is any of the following (i) a Sanctioned Person, (ii) a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or (iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti‑Terrorism Law.
(b)    Neither Borrower, any Credit Party nor any Subsidiary, director or employees (nor, to the knowledge of Borrower, any agent or other Person acting on behalf of Borrower, any Credit Party or any Subsidiary) has paid, offered, promised to pay, or authorized the payment of, and no part of the proceeds of the Loans, Letters of Credit or any other extension of credit hereunder will be used, directly or indirectly (i) to pay, offer to pay, promise to pay any money or anything of value to any Foreign Official or other Person or entity for the purpose of influencing any act or decision of such Foreign Official or other Person or entity or of such Foreign Official’s Governmental Authority or to secure any improper advantage, for the purpose of obtaining or retaining business for or with, or directing business to, any Person, in each case, in violation of any applicable Anti‑Corruption Law including but not limited to the FCPA, or (ii) for the purpose of financing any activities or business of or with any Sanctioned Person or in any Sanctioned Country.
Section 5.    Affirmative Covenants.
Borrower covenants and agrees that until all of the Obligations (other than (i) contingent indemnification obligations not due and payable and (ii) expense reimbursement obligations not due and payable) have been paid in full in cash, Borrower shall perform, and shall cause (other than in the case of the covenants set forth in Sections 5.01) each of its Restricted Subsidiaries to perform, all covenants in this Section 5.

5.01    Financial Statements and Other Reports. Unless otherwise provided below, Borrower will deliver to Administrative Agent and Lenders:
(a)    [Intentionally Reserved];
(b)    Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter of each Fiscal Year), commencing with the Fiscal Quarter ending December 31, 2016, the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth, in each case, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto and any other operating reports prepared by management for such period;
(c)    Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2016), (i) the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, changes in members’ equity and Cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth, in each case, in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national standing selected by Borrower and reasonably satisfactory to Administrative Agent (it being agreed that RSM US LLP is reasonably satisfactory to Administrative Agent), which report shall be unqualified as to “going concern” and scope of audit (other than any qualification or exception that is solely with respect to, or resulting solely from, (A) an upcoming maturity date of any of the Obligations or (B) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their Cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);
(d)    Compliance Certificate. Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Sections 5.01(b) and 5.01(c), a duly executed and completed Compliance Certificate (i) certifying on behalf of Borrower that no known Default or Event of Default has occurred and is continuing or, if such known Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; provided that, if such Compliance Certificate demonstrates that an Event of Default due to failure to comply with the Financial Covenant that has not been cured prior to such time, Borrower may deliver, to the extent and within the time period permitted by Section 6.08(b), prior to, after or together with such Compliance Certificate, Notice of Intent to Cure such Event of Default, (ii) setting forth computations of the First Lien Net Leverage Ratio and the Total Net Leverage Ratio, (iii) setting forth, in the case of each Compliance Certificate delivered concurrently with any delivery of financial statements under Section 5.01(c) above, Borrower’s calculation of Consolidated Excess Cash Flow starting with the 2017 Fiscal Year, (iv) setting forth computations in reasonable detail reasonably satisfactory to Administrative Agent demonstrating Pro Forma Compliance (including any Pro Forma Basis calculations and adjustments in reasonable detail), (v) that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such certificate, (vi) that sets forth in reasonable detail (and the calculations required to establish) the Available Amount and any utilizations of such Available Amount since the later of the Closing Date and the date of the last such certificate and (vii) attaching the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;
(e)    Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 5.01(b) or 5.01(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;
(f)    Notice of Default or Material Adverse Effect. Promptly upon any Senior Officer of any Credit Party obtaining actual knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Credit Party with respect thereto; (ii) that any Person has given any notice to any Credit Party or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.01(b); (iii) of any written notice of the occurrence of an Event of Default sent or received by a Credit Party under the Senior Credit Documents; (iv) of any amendment or other modification to the Senior Credit Documents being posted to the holders thereunder; and (v) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, what action the Credit Parties have taken, are taking and propose to take with respect thereto and including a copy of such notice or document under clauses (iii) and (iv);
(g)    Notice of Litigation. Promptly upon any Senior Officer of any Credit Party obtaining actual knowledge of (i) the institution of, or non‑frivolous written threat of, any Adverse

Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Credit Parties to enable Lenders and their counsel to evaluate such matters;
(h)    ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;
(i)    Financial Plan. As soon as practicable and in any event no later than March 1 of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and Cash flows of Borrower and its Restricted Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, and (ii) forecasted consolidated statements of income and Cash flows of Borrower and its Restricted Subsidiaries for each Fiscal Quarter of each such Fiscal Year;
(j)    Insurance Report. As soon as practicable and in any event by January 31 of each Fiscal Year, certificates in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by each Credit Party and its Restricted Subsidiaries and all material insurance coverage planned to be maintained by each Credit Party and its Restricted Subsidiaries in the immediately succeeding Fiscal Year;
(k)    Information Regarding Parent. Promptly, but in no event more than five (5) Business Days thereafter, Borrower will furnish to Administrative Agent notice of any reorganization of the Capital Stock of Borrower that results in the establishment of Parent, such notice to include the name and state of organization of Parent~~.~~;
(l)    Certain Reports. Once during each Fiscal Quarter, concurrent with the delivery of the quarterly financial statements pursuant to Section 5.01(b) (other than the fourth Fiscal Quarter) and Section 5.01(c), Borrower will deliver to Administrative Agent, a “Roll”, on a quarterly basis with respect to each of the following reports, broken out by (1) the consumer payments segment, (2) the commercial payments segment and (3) the integrated partners segment: (a) merchant count, (b) transaction count, (c) transaction dollar value, (d) gross processing revenue and (e) gross profit. For purposes hereof, a “Roll” means an update evidencing an “ending value” expressed as: “prior value + additions during the applicable Fiscal Quarter – losses during such Fiscal Quarter = ending value”; and
(m)    ~~(l)~~ Other Information. (A) Promptly upon their becoming available, copies of (i) all material reports, notices and proxy statements sent or made available generally by any Credit Party to its security holders acting in such capacity or by any Subsidiary of any Credit Party to its security holders other than another Credit Party, and (ii) all press releases and other statements made available generally by any Credit Party or any of its Subsidiaries to the public concerning material developments in the business of any Credit Party or any of its Subsidiaries, and (B) promptly upon request, such other information and data with respect to any Credit Party or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent (subject to the limitations in the last sentence of Section 5.06).
Notwithstanding the foregoing, the obligations in Section 5.01(b) and (c) may be satisfied with respect to financial information of Borrower and its Subsidiaries by furnishing (I) the applicable financial statement of Borrower (or any direct or indirect parent of Borrower) or (II) Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the Securities and Exchange Commission; provided that, with respect to clauses (I) and (II), (i) to the extent such information relates to a parent of Borrower, such information is accompanied by consolidating information (which may be set forth in footnotes to the financial information) that explains in reasonable detail the differences between the information relating to such parent and its Subsidiaries, on the one hand, and the information relating to Borrower and its Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(c), such materials are accompanied by a report and opinion of RSM US LLP or any other independent certified public accounting firm of nationally recognized standing reasonably satisfactory to ~~the~~ Administrative Agent, which report shall be unqualified as to “going concern” and scope of audit (other than any qualification or exception that is solely with respect to, or resulting solely from, (A) an upcoming maturity date of any of the Obligations or (B) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower (or such parent entity) and its Subsidiaries as at the dates indicated and the results of their operations and their Cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements have been made in accordance with generally accepted auditing standards.

5.02    Existence. Except as otherwise permitted under Section 6.09, Borrower will, and will cause each of its Restricted Subsidiaries to, at all times (a) maintain and preserve its existence and (b) take all reasonable actions to preserve and keep in full force and effect all rights and franchises, licenses and permits material to its business; provided, no Restricted Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or Lenders or Agents.
5.03    Payment of Taxes and Claims. Borrower will, and will cause each of its Subsidiaries to, pay all applicable federal income Taxes and all other material Taxes, in each case, imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets; provided, that no such Tax or claim need be paid if either (a) the failure to pay the same could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (b) such Tax or claim is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor. In addition, Credit Parties agree to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, mortgage recording taxes, transfer taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (in each case, other than Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.22)).
5.04    Maintenance of Properties. Except to the extent the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof that are usual and customary for similarly situated businesses; provided, however, that nothing herein shall be deemed to restrict Borrower or any of its Restricted Subsidiaries from carrying out alterations and improvements to, or changing the use of, any assets in the ordinary course of business.
5.05    Insurance. The Credit Parties will maintain or cause to be maintained, with financially sound and reputable insurers, business interruption insurance, casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of each Credit Party and its Restricted Subsidiaries, in each case, as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, and in such amounts (giving effect to self‑insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.
5.06    Inspections. Borrower will, and will cause each of its Restricted Subsidiaries to, permit any authorized representatives designated by Administrative Agent (on behalf of the Lenders) to visit and inspect any of the properties of Borrower and any of its respective Restricted Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records and other books and records, to inspect any property or assets, and to discuss its and their affairs, finances and accounts with its and their officers, in each case, (a) so long as no Event of Default has occurred and is continuing, upon prior reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested so as not to interfere with the normal business and operations of the Credit Parties; provided, however, that Borrower shall not be obligated to pay for more than one such inspection per calendar year; and (b) after the occurrence and during the continuation of an Event of Default, at all times and without advance notice (and without limitation on paid inspections). The Credit Parties shall have no obligation to disclose materials (i) that constitute non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to ~~the~~ Administrative Agent or a Lender (or any of their representative contractors) is prohibited by law or any binding agreement (not created in contemplation thereof), or (iii) that are protected by attorney client privilege and materials the disclosure of which would violate confidentiality obligations of such Credit Party.
5.07    Lender Calls. Borrower will, upon the request of Administrative Agent, participate in a meeting of Administrative Agent and Lenders [*], once during each Fiscal ~~Year~~Quarter, following delivery of the ~~annual~~quarterly financial statements pursuant to Section 5.01(b) (other than the fourth Fiscal Quarter) and Section 5.01(c), to be held by telephone conference at such time as may be agreed to by Borrower and Administrative Agent
5.08    Compliance with Laws. Borrower will comply, and shall cause each of its Restricted Subsidiaries and use commercially reasonable efforts to cause all other Persons, if any, on or occupying any Real Estate Assets owned or leased by a Credit Party to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.09    [Intentionally Reserved]
5.10    Additional Guarantors. Upon the re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the formation or acquisition by any Credit Party or any of its Restricted Subsidiaries of any new direct or indirect Subsidiary (in each case, other than an Excluded Subsidiary) or upon any Subsidiary ceasing to be an Excluded Subsidiary, Borrower shall, in each case, at Borrower’s expense, promptly, within thirty (30) Business Days, or such longer period as determined in writing by Administrative Agent in its sole discretion from time to time, after such formation, acquisition, cessation or re-designation, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so) to become a Guarantor hereunder by executing and delivering to Administrative Agent a Counterpart Agreement and in furtherance of the foregoing, take all such actions and execute and deliver, or cause to be executed and delivered, joinders to any intercreditor agreements and any other documents (including the Senior Subordination Agreement), instruments, agreements, and certificates as are similar to those described in Sections 3.01(d), (i), (k), (l) and (o) (but only to the extent reasonably required by Administrative Agent and subject to such additional time periods as Administrative Agent may consent to) or as otherwise reasonably requested by any Agent. Additionally, after such formation, acquisition, cessation or re-designation, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of a Credit Party, and (ii) all of the data required to be set forth in Schedules 4.01 and 4.02 with respect to all Subsidiaries of the Credit Parties; provided, such written notice shall be deemed to supplement Schedule 4.01 and 4.02 for all purposes hereof.
5.11    [Intentionally Reserved]
5.12    Corporate Ratings. Use commercially reasonable efforts to maintain Corporate Ratings from each of S&P and Moody’s in effect at all times (it being understood and agreed that in no event shall Borrower or any other Credit Party be required to maintain Corporate Ratings of a certain level)
5.13    Further Assurances. At any time or from time to time upon the request of Administrative Agent, Borrower will, and will cause each Restricted Subsidiary to, at Borrower’s expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including (i) providing Lenders with any information reasonably requested pursuant to Section 10.21 (ii) correcting any material defect or error in the execution, acknowledgment, filing or recordation of any Credit Document, and (iii) executing, acknowledging, delivering, recording, re‑recording, filing, re‑filing, registering and re‑registering any and all such further deeds, certificates, assurances and other instruments (including terminating any unauthorized financing statements) as any Agent, or any Lender through Administrative Agent, may reasonably require. In furtherance and not in limitation of the foregoing, Borrower shall, and shall cause each Restricted Subsidiary to, take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors.
5.14    Senior Indebtedness. (a) This Agreement and all amendments, modifications, extensions, renewals, refinancings and refundings hereof, constitute the “Senior Credit Agreement” or any similar term under and as defined in the documents governing any applicable Junior Financing, (b) this Agreement, together with each of the other Credit Documents and all amendments, modifications, extensions, renewals, refinancings and refundings hereof and thereof, constitute “Senior Credit Documents” or any similar term under and as defined in the documents governing any applicable Subordinated Indebtedness and (c) the Obligations under this Agreement and all other Credit Documents, and all amendments, modifications, extensions, renewals, refinancings or refundings of any of the foregoing, constitute “Senior Indebtedness” or “Senior Debt” (or any comparable term) under and as defined in the documents governing any applicable Junior Financing, and the Lenders shall be entitled to all of the rights of a holder of “Senior Indebtedness” or “Senior Debt” (or any comparable term) under and as defined in the documents governing any applicable Junior Financing.
5.15    Post‑Closing Matters. Borrower shall, and shall cause each Restricted Subsidiary to, satisfy the requirements set forth on Schedule 5.15 on or before the date specified thereon for such requirement or such later date(s) to be determined by Administrative Agent in its sole discretion.
5.16    Books and Records. (a) Maintain proper books of record and account, with entries that are full, true and correct in all material respects and which reflect all financial transactions and matters involving the assets and business of Borrower or any Restricted Subsidiary, as the case may be, in each case, that enables Borrower to produce financial statements in accordance with GAAP; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or any Restricted Subsidiary, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in a manner to allow financial statements to be prepared in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization).
5.17    Underwriting Guidelines. Borrower and its Subsidiaries shall at all times comply with the Underwriting Guidelines in all material respects.
5.18    Approved Bank Card System. Each Credit Party engaged in the card processing business shall at all times be represented by a Sponsor Bank and shall at all times be registered with Visa as an independent sales organization and with MasterCard as a member service provider (unless such representation and registration is not required by the Rules of Visa and MasterCard for the conduct of such Person’s business in the ordinary course), and with any other Approved Bank Card System to the extent required by its Rules. Each Credit Party engaged in the card processing business shall at all times be in compliance in all material respects with all applicable Rules of the Visa and MasterCard card associations (and any other applicable Approved Bank Card System).
5.19    Use of Proceeds.
(a)    Borrower shall use the proceeds of the Term Loans, whether directly or indirectly, solely for purposes of paying a portion of the purchase price of the Recapitalization and certain Transaction Expenses.
(b)    Borrower will not, directly or indirectly, use the proceeds of the Term Loan in violation of any and all applicable laws, rules, regulations and orders of any Governmental Authority, including Sanctions, the PATRIOT Act, the FCPA or any other applicable Anti-Corruption Laws or Anti-Terrorism Laws.
Section 6.    Negative Covenants
Borrower covenants and agrees that until all Obligations (other than (i) contingent indemnification obligations not due and payable and (ii) expense reimbursement obligations not due and payable) have been paid in full in cash, Borrower shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 6.
6.01    Indebtedness. Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
(a)    the Obligations;
(b)    unsecured Indebtedness of (A) any Credit Party (other than Borrower) owed to any other Credit Parties, (B) any Restricted Subsidiary that is not a Credit Party owed to any other Restricted Subsidiary that is not a Credit Party and (C) any Credit Party (other than Borrower) owed to any Restricted Subsidiary that is not a Credit Party, in each case, to the extent constituting an Investment permitted by Section 6.07; provided that, (i) any such Indebtedness shall be evidenced by a negotiable promissory note and (ii) any such Indebtedness of any Credit Party owed to any Restricted Subsidiary that is not a Credit Party shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory note and/or intercompany subordination agreement that in any such case is in form and substance reasonably satisfactory to Administrative Agent;
(c)    Subordinated Indebtedness in an aggregate principal amount not to exceed $5,750,000 at any one time outstanding, so long as, (A) any such Subordinated Indebtedness is and remains subject to the applicable Subordination Agreement, and (B) the terms of any such Subordinated Indebtedness are not amended, supplemented, modified or otherwise changed (except in accordance with Section 6.16);
(d)    Indebtedness incurred by any Credit Party or any of its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (specifically excluding “earn‑outs” or Indebtedness consisting of the deferred purchase price of property acquired in a Permitted Acquisition, which are covered by clause (m) of this Section 6.01), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of such Credit Party (other than Borrower) or any such Restricted Subsidiary pursuant to such agreements, in each case, in connection with Permitted Acquisitions or Asset Sales to the extent permitted hereunder;
(e)    Indebtedness which may be deemed to exist pursuant to any guaranties, letter of credit reimbursement obligations, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business and Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self‑insurance obligations and bankers acceptances issued for the account of any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self‑insurance obligations and bankers acceptances (in each case, other than for an obligation for money borrowed) in the ordinary course of business;
(f)    Indebtedness of Borrower and/or any Restricted Subsidiary in respect of netting services, overdraft protections and similar arrangements, in each case, entered into in the ordinary course of business in connection with Cash management and Deposit Accounts and not involving the borrowing of money;
(g)    guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of any Credit Party (other than Borrower) and its Restricted Subsidiaries;
(h)    guaranties by a Credit Party (other than Borrower) of Indebtedness of another Credit Party (other than Borrower) with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations of Credit Parties to the extent not prohibited by any Credit Document;
(i)    Indebtedness outstanding on the Closing Date and described in Schedule 6.01 and any Permitted Refinancing thereof;
(j)    Indebtedness in an aggregate principal amount outstanding (together with any Permitted Refinancing thereof) not to exceed at any time $5,750,000 with respect to (x) Capital Leases and (y) purchase money Indebtedness to finance the purchase, repair or improvement of fixed or capital assets;
(k)    Indebtedness of any Restricted Subsidiary under Interest Rate Agreements entered into in the ordinary course of business and not for speculative purposes and guaranties thereof;
(l)    to the extent constituting Indebtedness, deferred compensation to employees of Borrower and/or any Restricted Subsidiary thereof incurred in the ordinary course of business and not otherwise prohibited by any Credit Documents;
(m)    so long as no Event of Default has occurred and is continuing, “earn‑outs” or other Indebtedness incurred by any Restricted Subsidiary consisting of the deferred purchase price of property acquired in any Permitted Acquisition;
(n)    Indebtedness in connection with the repurchase of Capital Stock issued to current or former employees, executives or directors of Borrower or any Restricted Subsidiary (including any promissory notes issued by Borrower or any Restricted Subsidiary to repurchase Capital Stock of employees, executives or directors of Borrower or any Restricted Subsidiary) pursuant to Section 6.04(a)(iii) in an amount not to exceed $5,750,000 in the aggregate at any time outstanding and so long as Cash payments in respect thereof are expressly prohibited from being made prior to the date which is at least ninety‑one (91) days after the Maturity Date;
(o)    Indebtedness arising in connection with endorsements of instruments for collection or deposit in the ordinary course of business;
(p)    [Intentionally reserved];
(q)    Indebtedness of any Foreign Subsidiary, including guarantees by any Foreign Subsidiary of Indebtedness of another Foreign Subsidiary, in an aggregate amount not to exceed, at any time outstanding, the greater of (i) $5,750,000 and (ii) the product of (x) the Consolidated Adjusted EBITDA of the Foreign Subsidiaries for the twelve‑month period most recently required to be reported hereunder prior to the incurrence of any such Indebtedness multiplied by (y) 4.0;
(r)    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business, not to exceed one year of the premiums being so financed;

(s)    Indebtedness (other than Subordinated Indebtedness) supported by a letter of credit issued under the Senior Credit Agreement, in a principal amount not to exceed the face amount of such letter of credit;
(t)    the PSD Guarantee;
(u)    Indebtedness assumed by any Restricted Subsidiary in a Permitted Acquisition (and any Permitted Refinancing in respect thereof); provided that (i) before and after giving effect thereto, no Default or Event of Default has occurred and is continuing, (ii) such Indebtedness shall not have been incurred in contemplation of such Permitted Acquisition, (iii) such Indebtedness shall not be guaranteed by any Person that is or becomes a Restricted Subsidiary other than the target entity and its subsidiaries acquired as part of such Permitted Acquisition, (iv) such Indebtedness shall not be secured (A) by any assets of any Person that is or becomes a Credit Party or Restricted Subsidiary other than the target entity and its subsidiaries acquired as part of such Permitted Acquisition and (B) unless the First Lien Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and such Permitted Acquisition shall not exceed 4.25:1.00 for the most recently ended Test Period, and (v) the Total Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, shall not exceed 6.00:1.00 for the most recently ended Test Period (calculated excluding, for Cash netting purposes, any proceeds of any such Indebtedness incurred in reliance on this Section 6.01(u))

(v)    [Intentionally Reserved];
(w)    [Intentionally Reserved];
(x)    Indebtedness of any Restricted Subsidiary (and any Permitted Refinancing thereof) in the form of one or more series of notes incurred in accordance with Section 6.01(x) of the Senior Credit Agreement (as in effect on the date hereof);
(y)    Senior Indebtedness in an aggregate principal amount not to exceed the limitations set forth in the Senior Subordination Agreement; provided, that the Senior Subordination Agreement remains in full force and effect with respect thereto; and
(z)    other Indebtedness incurred by Borrower or any Restricted Subsidiary in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding.
To the extent that the creation, incurrence or assumption of any Indebtedness could be attributable to more than one subsection of this Section 6.01, Borrower may allocate such Indebtedness to any one or more of such subsections and in no event shall the same portion of Indebtedness be deemed to utilize or be attributable to more than one item. Notwithstanding the foregoing, Indebtedness incurred under the Senior Credit Documents shall be allocated to Section 6.01(y). Except with respect to the Senior Indebtedness (which shall be governed by the Senior Subordination Agreement), the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

6.02    Liens. Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any state or under any similar recording or notice statute, except:
(a)    Liens securing the Senior Indebtedness permitted under Section 6.01(y);
(b)    Liens for Taxes if the obligations with respect to such Taxes are not yet due and payable or (i) that are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained by the applicable person in accordance with GAAP to the extent required by GAAP or (ii) the failure to pay or discharge the same could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(c)    statutory or common law Liens of landlords, carriers, warehousemen, suppliers, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Sections 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA) and contractual Liens of landlords, in each case, incurred in the ordinary course of business (i) for amounts not more than thirty (30) days overdue, or (ii) for amounts that are more than thirty (30) days overdue that are being contested in good faith by appropriate proceedings, so long as reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
(d)    Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, letters of credit, bank guaranties, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return‑of‑money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);
(e)    Liens consisting of easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case, which do not and will not interfere in any material respect with the ordinary conduct of the business of ~~the~~ Borrower and the Restricted Subsidiaries, taken as a whole;
(f)    Liens consisting of any interest or title of a lessor or sub-lessor under any lease of real estate or personal property permitted hereunder;
(g)    Liens solely (i) on any Cash or Cash Equivalents earnest money deposits made by any Restricted Subsidiary in connection with any letter of intent or purchase agreement with respect to an Investment permitted hereunder or (ii) consisting of contractual obligations of any Restricted Subsidiary to dispose of any property or assets in a sale permitted hereunder;

(h)    Liens or purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(j)    Liens in connection with any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property or the structure thereon that does not materially interfere with the ordinary conduct of the business of Borrower and its Restricted Subsidiaries, taken as a whole;
(k)    Liens consisting of any non-exclusive licenses and sublicenses of patents, copyrights, trademarks and other intellectual property rights granted by any Restricted Subsidiary in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Borrower and the Restricted Subsidiaries, taken as a whole;
(l)    Liens (i) existing on the Closing Date and described in Schedule 6.02 (and any modifications, replacements, renewals, restructurings, refinancings or extensions thereof) or (ii) on a Real Estate Asset described in a title policy issued in connection therewith; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 6.01;
(m)    Liens securing Indebtedness permitted pursuant to Section 6.01(j); provided that, in the case of clause (x) of Section 6.01(j), any Lien with respect to such Indebtedness shall encumber only the assets subject to such Capital Lease, and, in the case of clause (y) of Section 6.01(j), any Lien with respect to such Indebtedness shall be secured only by the asset acquired, constructed or improved with the proceeds of such Indebtedness, in each case, together with any Replacement Assets;
(n)    Liens consisting of (i) customary rights of set-off in favor of a Processor under a Processor Agreement, (ii) the right of a Processor under a Processor Agreement to debit fees and other amounts from a single Deposit Account of any Restricted Subsidiary (each such Deposit Account, a “Processor Payment Account”), provided that (a) other than funds deposited into the applicable Processor Payment Account by the applicable Processor in accordance with the provisions of the applicable Processor Agreement, neither a Credit Party nor any other Person shall deposit Cash, checks, drafts or other items of payment into, or otherwise transfer any funds into, any Processor Payment Account, and (b) neither a Credit Party nor any other Person (including the applicable Processor) shall use any Processor Payment Account for any purpose other than as expressly set forth in the applicable Processor Agreement; (iii) customary provisions restricting assignment under a Processor Agreement; and (iv) other Liens granted to any Processor under a Processor Agreement in the ordinary course of business and consistent with industry practice;

(o)    Liens on assets securing any attachment or judgment and associated rights relating to litigation not constituting an Event of Default under Section 8.01(h);
(p)    Liens that are customary rights of set off, bankers’ lien, refund or charge back under deposit agreements, the UCC or common law of banks or other financial institutions where Borrower or any of its Restricted Subsidiaries maintains Deposit Accounts solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business and not involving the borrowing of money;
(q)    Liens on any Restricted Subsidiary’s Capital Stock in a Permitted Joint Venture in the nature of customary rights of first refusal, tag‑along rights, drag‑along rights, buy‑sell arrangements, voting rights agreements and other related arrangements;
(r)    Liens on Cash and Cash Equivalents securing Indebtedness incurred by Borrower or any Restricted Subsidiary in connection with a virtual credit card program established by Borrower or such Restricted Subsidiary with any bank, financial institution or other lender that provides such program; provided that (x) such Liens do not secure Indebtedness or other obligations in excess of $5,000,000 in the aggregate for all such Liens at any time and (y) such Liens do not encumber assets of Borrower or Restricted Subsidiaries, the fair market value (as reasonably determined by Borrower in good faith, on the initial date such assets are pledged and without giving effect to any earnings, dividends or other distributions or appreciation of such assets) of which exceeds the amount of Indebtedness and other obligations secured by such assets;
(s)    Liens securing the Indebtedness permitted pursuant to Section 6.01(k); provided such Liens shall encumber only segregated Cash and Cash Equivalents provided in connection with such Interest Rate Agreements in an aggregate amount not to exceed $5,750,000;
(t)    Liens securing Indebtedness permitted by Section 6.01(q); provided, that such Liens attach only to the assets of the Foreign Subsidiaries;
(u)    Liens securing Indebtedness incurred pursuant to Section 6.01(u);
(v)    Liens securing Indebtedness permitted under Section 6.01(x);
(w)    Liens with respect to property or assets of any Restricted Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed $3,450,000, in each case, determined as of the date of such incurrence; provided, that such Lien is permitted under the Senior Credit Documents; and
(x)    Liens on an insurance policy and the proceeds thereof and/or unearned premiums related thereto that secure the financing of premiums related to such policy to the extent such Indebtedness is permitted by Section 6.01(r).
6.03    [Intentionally Reserved].
6.04    No Further Negative Pledges. Neither Borrower nor any Restricted Subsidiary shall enter into or permit to exist any Contractual Obligation (other than any Credit Document or

Senior Credit Document) prohibiting the creation, assumption or incurrence of any Lien upon any of its properties, whether now owned or hereafter acquired, except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens on the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) Permitted Liens and restrictions in the agreements relating thereto that limit the right of Borrower or any Restricted Subsidiary to dispose of or transfer, or create a Lien on, the asset subject to such Permitted Liens, (d) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.07 and applicable solely to such joint venture and its equity, (e) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business, (f) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (g) restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 6.01 that are, taken as a whole, in the good faith judgment of ~~the~~ Borrower, either (i) taken as a whole no more restrictive than the restrictions contained in this Agreement or (ii) taken as a whole no more restrictive with respect to Borrower or Restricted Subsidiary than customary market terms for Indebtedness of such type, so long as Borrower shall have determined in good faith that such restrictions pursuant to this clause (g) will not affect its obligation or ability to make any payments required hereunder, (h) restrictions regarding licensing or sublicensing by Borrower or any of its Restricted Subsidiaries of intellectual property rights (including customary restrictions on assignment contained in license or sublicense agreements) entered into in the ordinary course of business, (i) restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder, and (j) restrictions imposed by agreements relating to Indebtedness of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Restricted Subsidiary of Borrower and otherwise permitted by this Agreement; provided that such restrictions apply only to (x) such Restricted Subsidiary and its assets (or any special purpose acquisition Restricted Subsidiary without material assets acquiring such Restricted Subsidiary pursuant to a merger) and (y) such Contractual Obligation was not entered into in contemplation of such Person becoming a Restricted Subsidiary of Borrower.
6.05    Restricted Payments; Restricted Debt Payments. Borrower shall not, nor shall it permit any of its Restricted Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment, Restricted Debt Payment or sell any Disqualified Capital Stock except that:
(a)    with respect to Restricted Payments:
(i)    each Restricted Subsidiary may make Restricted Payments to Borrower, and other Restricted Subsidiaries of Borrower (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to Borrower and any other

Restricted Subsidiary and to each other owner of Capital Stock of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Capital Stock); and
(ii)    Borrower and each Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in the Capital Stock (including Disqualified Capital Stock permitted by Section 6.01) of such Person (and, in the case of such a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to Borrower and any other Restricted Subsidiary and to each other owner of Capital Stock of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Capital Stock);
(iii)    Borrower and its Restricted Subsidiaries may make Permitted Tax Payments;
(iv)    Borrower may make Restricted Payments to any Parent (1) to the extent necessary to permit such Parent to pay (A) reasonable and customary general administrative costs and expenses and out‑of‑pocket legal, accounting and filing and other general corporate overhead costs of such Parent (including, without limitation, reasonable and customary salaries and benefits of officers and employees of such Parent) and (B) franchise taxes and other fees required to maintain such Parent’s organizational existence, in any case under this clause (1), that are actually incurred by such Parent and are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of Borrower and its Restricted Subsidiaries (and Unrestricted Subsidiaries, to the extent (x) of Cash received from the applicable Unrestricted Subsidiary for payment thereof by Borrower or any Restricted Subsidiary or (y) the applicable payment is treated by Borrower or its applicable Restricted Subsidiary as an Investment in such Unrestricted Subsidiary and is permitted under Section 6.07), (2) to the extent necessary to permit such Parent, without duplication of any Permitted Tax Payments, to discharge its consolidated tax liabilities when and as due, to the extent such liabilities are attributable to the income of Borrower (or any Parent) and its Restricted Subsidiaries (and Unrestricted Subsidiaries, to the extent of Cash received from the applicable Unrestricted Subsidiary for payment of its share of such tax liability by Borrower or any Restricted Subsidiary) and (3) so long as no Default or Event of Default shall have occurred and be continuing or would immediately thereafter result therefrom, to the extent necessary to permit such Parent to pay directors’ fees (other than pursuant to the TCP Director Agreement), expenses and any reasonable and customary indemnification claims made by directors or officers of such Parent attributable to the ownership or operations of Borrower and its Restricted Subsidiaries, in each case, so long as such Parent applies the amount of any such Restricted Payment for such purpose (but, in each case, excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any Subsidiary of any Parent other than Borrower and its Subsidiaries);
(v)    (x) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby~~,~~ and (y) the Total Net Leverage Ratio (calculated on a Pro Forma Basis immediately before and immediately after giving effect to such

Restricted Payment and any Indebtedness incurred in connection therewith) shall not exceed 4.00:1.00 for the most recently ended Test Period (and satisfaction of such test shall be evidenced by a certificate from an Authorized Officer of Borrower demonstrating such satisfaction in reasonable detail reasonably satisfactory to Administrative Agent), Borrower and its Restricted Subsidiaries may make Restricted Payments or otherwise, to the extent not otherwise prohibited by this Agreement, transfer funds to any Parent to be utilized for the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of Borrower (or any Parent) held by any current or former officer, director, employee or consultant of Borrower (or any Parent), or any of its Restricted Subsidiaries, or his or her estate, spouse, former spouse, family member or Affiliate of the foregoing (or for the payment of principal or interest on any Indebtedness issued in connection with such repurchase, redemption or other acquisition) in each case, pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or other agreement or benefit plan of any kind; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock in any Fiscal Year may not exceed the greater of (x) $6,000,000 and (y) 12.5% of Consolidated Adjusted EBITDA determined at the time of incurrence of such repurchase, redemption, acquisition or retirement of Capital Stock (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period;~~”~~
(vi)    Borrower may make Restricted Payments to effect the payments contemplated by Section 6.12(h);
(vii)    Borrower may make Permitted Dividends;
(viii)    ~~so long as (i) no Event of Default shall have occurred and be continuing or would immediately result therefrom and (ii) the Total Net Leverage Ratio (calculated on a Pro Forma Basis after giving effect to such Restricted Payment and any Indebtedness incurred in connection therewith) does not exceed 4.00:1.00 for the most recently ended Test Period, the Borrower may pay (and the Restricted Subsidiaries may make Restricted Payments to allow Borrower or Parent to pay) for the repurchase, retirement, redemption or other acquisition for value of Capital Stock of Borrower (or Parent); and~~[intentionally reserved]; and
(ix)    on the Second Amendment Effective Date, or within three Business Day’s thereof, Borrower shall consummate the Permitted Redemption;
(b)    with respect to Restricted Debt Payments:
(i)    Borrower and the Restricted Subsidiaries may make repayments of intercompany Indebtedness solely to the extent such Indebtedness is permitted by Section 6.01(b), subject to the subordination and/or intercreditor provisions applicable to any such Indebtedness;

(ii)    ~~the~~ Borrower and the Restricted Subsidiaries may make Restricted Debt Payments in connection with a Permitted Refinancing of Junior Financing, subject to the subordination provisions applicable to any such Indebtedness;
(iii)    ~~the~~ Borrower and the Restricted Subsidiaries may make Restricted Debt Payments in the form of a conversion or exchange of any Junior Financing to Capital Stock (other than Disqualified Capital Stock) of Borrower (or any of its direct or indirect parent companies);
(iv)    so long as no Event of Default has occurred and is continuing or would immediately result therefrom, Borrower may make payments, using the Available Amounts then in effect, of cash interest due under the Put Notes (but not accelerated payments); provided, that immediately before and after giving effect to such Restricted Debt Payment, the Total Net Leverage Ratio computed on a Pro Forma Basis (including after giving effect to such Restricted Debt Payment and the incurrence of any Indebtedness in connection therewith) shall be less than ~~4.75~~4.00:1.00 as of the end of the most recently ended Test Period; and
(v)    ~~so long as no Event of Default has occurred and is continuing,~~ the Restricted Subsidiaries may make payments in respect of any “earn-outs” or other Indebtedness incurred by any Restricted Subsidiary consisting of the deferred purchase price of property acquired in any Permitted Acquisition~~.~~, so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) immediately before and after giving effect to such Restricted Debt Payment the Total Net Leverage Ratio calculated on a Pro Forma Basis as of the end of the most recently ended Test Period is less than 4.00:1.00, and satisfaction of such test shall be evidenced by a certificate from an Authorized Officer of Borrower demonstrating such satisfaction calculated in reasonable detail.
6.06    Restrictions on Subsidiary Distributions. Except as provided herein, Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any other Credit Party to (a) pay dividends or make any other distributions on any of such Credit Party’s Capital Stock owned by a Credit Party, (b) repay or prepay any Indebtedness owed by such Credit Party to any other Credit Party, (c) make loans or advances to any other Credit Party, or (d) transfer any of its property or assets to any other Credit Party other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.01(j) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, asset or stock sale agreements, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (iv) existing under the Credit Documents, (v) in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis, (vi) in any instrument governing Indebtedness or Capital Stock of a Person acquired by Borrower or one of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), so long as the encumbrance or restriction thereunder is not applicable to any Person, or the properties or assets of any Person, other than the Person or property or assets of the Person so acquired, (vii) arising under applicable laws, rules, regulations or orders, (viii) any holder of a Lien permitted by Section 6.02 solely restricting the transfer of the property subject thereto, (ix) under the Senior Credit Documents permitted pursuant to the Credit Documents, (x) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under this Agreement pending the consummation of such sale solely restricting the property subject thereto and (xi) restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 6.01 that are, taken as a whole, in the good faith judgment of Borrower, either (x) taken as a whole no more restrictive than the restrictions contained in this Agreement or (y) taken as a whole no more restrictive with respect to Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type, so long as Borrower shall have determined in good faith that such restrictions pursuant to this Section 6.06 will not affect its obligation or ability to make any payments required hereunder.
6.07    Investments. Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:
(a)    Investments in Cash and Cash Equivalents;
(b)    equity Investments (i) owned as of the Closing Date in any other Credit Party and (ii) made after the Closing Date in any other Credit Party (other than Borrower);
(c)    Investments (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, (ii) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (iii) consisting of deposits, prepayments and other credits to suppliers, lessors or utilities or for workers’ compensation made in the ordinary course of business consistent with the past practices of any Credit Party and its Subsidiaries;
(d)    (i) Investments (i) by any Restricted Subsidiary in any Credit Party (other than Borrower), (ii) Investments by any Restricted Subsidiary that is not a Credit Party in any other Restricted Subsidiary that is not a Credit Party and (iii) Investments by any Credit Party in any Restricted Subsidiary that is not a Credit Party; provided that (A) such Investments made in the form of intercompany loans shall be subject to the terms of Section 6.01(b) ~~and~~, (B) the aggregate amount of Investments made pursuant to immediately preceding clause (d)(iii) shall not exceed at any time outstanding the sum of, together with any Permitted Acquisition pursuant to Section 6.07(g) and subject to clause (vi)(z) of the definition of “Permitted Acquisition”, the greater of $23,000,000 and 57.5% of Consolidated Adjusted EBITDA determined at the time of incurrence of such Investment (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period~~;~~, (C) no Event of Default has occurred and is continuing or would result therefrom, and (D) immediately before and after giving effect to such Investment, the Total Net Leverage Ratio calculated on a Pro Forma Basis as of the end of the most recently ended Test Period is less than 4.00:1.00, and satisfaction of such test shall be evidenced by a certificate from an Authorized Officer of Borrower demonstrating such satisfaction calculated in reasonable detail reasonably satisfactory to Administrative Agent;
(e)    Investments to the extent constituting the reinvestment of net Asset Sale proceeds (arising from any Asset Sale) to repair, replace or restore any property in respect of which such net proceeds were paid or to reinvest in assets that are otherwise useful in the business of any Credit Party or Restricted Subsidiary (provided that, such Investment shall not be permitted to the extent such net proceeds shall be required to be applied to make prepayments in accordance with the Senior Credit Documents);
(f)    loans and advances to officers, employees and directors of any Credit Party and its Restricted Subsidiaries made (i) in the ordinary course of business for bona fide business purposes (including travel and relocation) (including any re-financings of such loans after the Closing Date) in an aggregate amount not to exceed $575,000 and (ii) in connection with such Person’s purchase of Capital Stock of Borrower or any direct or indirect parent thereof; provided that no cash is actually advanced pursuant to this clause (ii) unless immediately repaid;
(g)    Investments made in connection with Permitted Acquisitions;
(h)    Investments described in Schedule 6.07 (including renewals and extensions of any such Investment to the extent not involving any new or additional Investments other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay in‑kind securities, in each case, pursuant to the terms of such Investments as in effect on the Closing Date);
(i)    loans, guarantees of loans, advances, and other extensions of credit to current and former officers, directors, employees, and consultants of the Credit Parties for the purpose of permitting such Persons to purchase Capital Stock of Borrower in an aggregate amount not to exceed $1,150,000 at any time;
(j)    Permitted ISO Loans;
(k)    Investments under Interest Rate Agreements to the extent permitted under Section 6.01;
(l)    Permitted Joint Venture Investments;
(m)    Investments in wholly‑owned Restricted Subsidiaries that are not Domestic Subsidiaries in an aggregate amount (including any Indebtedness incurred under Section 6.01(g)) not to exceed, together with any Permitted Joint Venture Investments in Permitted Joint Ventures that are not organized in the United States, any State thereof or the District of Columbia, $5,750,000 at any time outstanding for all such Investments; provided, that (x) so long as no Event of Default has occurred and is continuing at the time of such Investment, or would be caused thereby, ~~the~~ Borrower and Restricted Subsidiaries may use proceeds of Permitted Stock Issuances to make Investments under this clause (m) without regard to the foregoing limit ~~and~~, (y) no such Investment shall subject Agents or the Lenders to the jurisdiction or oversight of any Governmental Authority to which they are not then subject~~;~~, and (z) immediately before and after giving effect to such Investment, the Total Net Leverage Ratio calculated on a Pro Forma Basis as of the end of the most recently ended Test Period is less than 4.00:1.00, and satisfaction of such test shall be evidenced by a certificate from an Authorized Officer of Borrower demonstrating such satisfaction calculated in reasonable detail reasonably satisfactory to Administrative Agent;
(n)    so long as (i) no Event of Default shall have occurred and be continuing or would immediately result therefrom and (ii) the Total Net Leverage Ratio (calculated on a Pro Forma Basis immediately before and immediately after giving effect to such Investment) does not exceed 4.00:1.00 for the most recently ended Test Period, the Restricted Subsidiaries of Borrower may make other Investments in an aggregate amount not to exceed the Available Amount in effect at such time; provided that if such Investment is ~~in~~ an aggregate amount greater than $5,000,000, Borrower shall, promptly following the request of Administrative Agent, deliver to Administrative Agent a certificate (together with all relevant financial information reasonably requested by Administrative Agent to support such calculation) from an Authorized Officer of Borrower demonstrating the calculation of the Available Amount in reasonable detail reasonably satisfactory to Administrative Agent;
(o)    Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;
(p)    Investments to the extent that payment therefor is made solely with Capital Stock of any parent of Borrower or any Permitted Stock Issuance, in each case, to the extent not resulting in a Change of Control;
(q)    Investments constituting non‑Cash consideration received by a Credit Party or any of its Subsidiaries in connection with permitted Asset Sales and other sales and dispositions permitted under Section 6.09;
(r)    Investments of a Restricted Subsidiary acquired after the Closing Date or of a corporation or other Person merged into or consolidated with a Restricted Subsidiary to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(s)    additional Investments may be made from time to time to the extent made with proceeds of Permitted Stock Issuances of Borrower (or any Parent), which proceeds or Investments in turn are contributed (as common equity) to a Credit Party;
(t)    Investments made by any Restricted Subsidiary that is not a Credit Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary permitted under this Section; and
(u)    Investments made in connection with the Transactions.

Notwithstanding the foregoing, in no event shall Borrower or any Restricted Subsidiary make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 6.05.
6.08    Financial Covenant.
(a)    (i) Permit the Total Net Leverage Ratio as of the last day of any Test Period set forth below to be greater than the ratio set forth below opposite such determination date below (it being acknowledged that each Test Period ending on December 31 each year shall be tested based on the financial statements delivered in accordance with Section 5.01(c)):

Test Period Ended	Total Net Leverage Ratio
~~March~~December 31, ~~2017~~2019	~~7.75~~8.50:1.00
~~June 30, 2017~~	~~7.75:1.00~~
~~September 30, 2017~~	~~7.75:1.00~~
~~December~~March 31, ~~2017~~2020	~~7.75~~8.50:1.00
~~March 31~~June 30, ~~2018~~2020	~~7.75~~8.50:1.00
~~June~~September 30, ~~2018~~2020	~~7.5~~8.50:1.00
~~September 30, 2018~~	~~7.25:1.00~~
December 31, 20182020	~~7.0~~8.50:1.00
March 31, 20192021	~~6.75~~8.46:1.00
June 30, 20192021	6/1/508 19:00
September 30, 20192021	~~6.25~~7.94:1.00
December 31, 20192021	~~5.7~~7.75:1.00
March 31, 20202022	~~5.75~~7.50:1.00
June 30, 20202022	~~5.75~~7.47:1.00
September 30, 20202022	~~5.7~~7.25:1.00
December 31, 20202022	~~5.7~~7.25:1.00
March 31, ~~2021~~2023 and thereafter	~~5.7~~6.25:1.00
~~June 30, 2021~~	~~5.75:1.00~~
~~September 30, 2021~~	~~5.75:1.00~~
~~December 31, 2021 and thereafter~~	~~5.75:1.00~~

(ii)    Notwithstanding anything herein to the contrary, to the extent that (a) the then outstanding principal amount of Indebtedness under the Senior Credit Agreement is converted into (or exchanged for) Capital Stock (other than Disqualified Capital Stock) of Borrower

(or any Parent) and/or any Restricted Subsidiary and/or (b) the Senior Indebtedness is repaid or prepaid, in full, in cash (other than in connection with a Permitted Refinancing thereof), then, in either case, the levels for the Financial Covenant set forth in the table above shall be revised to (1) take into account the aggregate principal amount of Consolidated Total Debt outstanding on the date of such payment, exchange or conversion (after giving effect to such prepayment, exchange and/or conversion) and (2) reflect a cushion to Consolidated Adjusted EBITDA similar to the cushion then in effect immediately prior to such prepayment, exchange and/or conversion with respect to the levels set forth in clause (i) above on the date of such prepayment, exchange and/or conversion. Borrower and Administrative Agent may effect the provisions of this Section 6.08(a)(ii), without the consent of any other Credit Party, Agent or Lender, with such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and ~~the~~ Borrower. This Section 6.08(a)(ii) shall supersede any provisions in Section 10.05 to the contrary.

(iii)    Notwithstanding anything herein to the contrary, [*]. This Section 6.08(a)(iii) shall supersede any provisions in Section 10.05 to the contrary.
(b)    Equity Cure Right. Notwithstanding anything to the contrary contained in Section 8.01, solely for the purpose of determining whether an Event of Default has occurred under the Total Net Leverage Ratio set forth in Section 6.08(a) as of the last day of any Fiscal Quarter, for the period commencing after the last day of the applicable Fiscal Quarter until the tenth (10) Business Day after the date on which financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.01(b) (or in the case of the fourth Fiscal Quarter, the financial statements delivered pursuant to Section 5.01(c)) (the “Cure Deadline”), Borrower (or any Parent) shall have the right to contribute Cash proceeds from a Permitted Stock Issuance to the capital of the Credit Parties prior to the Cure Deadline and apply the amount of the proceeds so contributed to increase Consolidated Adjusted EBITDA for such Fiscal Quarter solely for the purposes of determining compliance with such Financial Covenant at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution so included in the calculation of Consolidated Adjusted EBITDA, a “Specified Equity Contribution”); provided that (a) the Specified Equity Contribution is actually received by Borrower after the last day of the applicable Fiscal Quarter and no later than the Cure Deadline, (b) in each consecutive four (4) Fiscal Quarter period there will be at least two (2) consecutive Fiscal Quarters in which no Specified Equity Contribution is made, (c) the amount of any Specified Equity Contribution will be no greater than the amount required to cause Borrower to be in compliance with the Financial Covenant, (d) all Specified Equity Contributions will be disregarded for purposes of the calculation of Consolidated Adjusted EBITDA for all other purposes, including calculating basket levels, financial ratio based conditions, pricing and other items governed by reference to Consolidated Adjusted EBITDA, (e) there shall be no more than five (5) Specified Equity Contributions made in the aggregate after the Closing Date and (f) any Specified Equity Contribution shall be required to be applied to prepay any then outstanding principal amount of Term Loans or, subject to the Senior Subordination Agreement, the Senior Indebtedness; provided, that any loans so prepaid shall be deemed outstanding for purposes of determining compliance with the Financial Covenant for the current Fiscal Quarter and the next three (3) Fiscal Quarters thereafter, and the cash proceeds from such Specified Equity Contribution shall not be included for cash netting purposes in the determination of Consolidated Total Debt or any financial ratio. Upon the making of any Specified Equity Contribution in accordance with the previous sentence, the Financial Covenant shall be recalculated giving effect to the following adjustments on a Pro Forma Basis: (A) Consolidated Adjusted EBITDA for such Fiscal Quarter shall be increased with respect to such applicable Fiscal Quarter (solely for the purposes of determining compliance with such covenants at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter), by an amount equal to the Specified Equity Contribution; and (B) if, after giving effect to the foregoing recalculations, Borrower shall then be in compliance with the requirements of the Financial Covenant, Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for purposes of this Agreement. Notwithstanding anything herein to the contrary, upon receipt by Administrative Agent of a notice from ~~the~~ Borrower prior to the Cure Deadline of its intent to cure such Event of Default (“Notice of Intent to Cure”), through the Cure Deadline no Default or Event of Default shall be deemed to have occurred on the basis of any failure to comply with the Financial Covenant unless such failure is not cured pursuant to the Notice of Intent to Cure on or prior to the Cure Deadline. No Specified Equity Contribution shall be applied to (i) increase the Available Amount, (ii) make any Consolidated Capital Expenditures or (iii) make an Investment pursuant to Section 6.07(m) or (s).
6.09    Fundamental Changes; Disposition of Assets. Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind‑up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub‑lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Consolidated Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or Capital Stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
(a)    (i) any Credit Party (other than Borrower) may be merged with or into any other Credit Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to another Credit Party; provided, in the case of such a merger (1) involving Borrower, Borrower shall be the continuing or surviving Person and (2) the continuing or surviving Person shall be organized under the laws of a state of the United States and (ii) any Restricted Subsidiary that is not a Credit Party may be merged with or into any other Restricted Subsidiary that is not a Credit Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to a Credit Party or another Restricted Subsidiary that is not a Credit Party, in each case, to the extent ~~the~~ Borrower believes such action is in such entities’ best interest and is not disadvantageous to the Lenders;

(b)    (i) any Restricted Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Restricted Subsidiary; provided that a Credit Party may make such disposition only to Borrower or another Credit Party and (ii) any Restricted Subsidiary which is not a Credit Party may dispose of all or substantially all its assets to Borrower or another Restricted Subsidiary;
(c)    sales, leases, licenses or other dispositions of assets that do not constitute Asset Sales pursuant to clauses (i) through (vi) of the definition of Asset Sale;
(d)    the Restricted Subsidiaries may make Asset Sales, the proceeds of which are less than $11,500,000 when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by ~~the~~ Borrower or the applicable Credit Party), (2) with respect to Asset Sales pursuant to this clause (d) for an aggregate purchase price in excess of $5,750,000 in any Fiscal Year, at least 75% of the purchase price for such assets shall be paid to ~~the~~ Borrower or such Restricted Subsidiary in Cash or Cash Equivalents (in each case, free and clear of Liens at the time received) (in each case, other than non-consensual Liens permitted by Section 6.02 and Liens permitted by Sections 6.02(a), (p), (u) and (v)); provided, however, that, for the purposes of this clause (2), the following shall be deemed to be cash: (A) any liabilities (as shown on Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in Cash of the Obligations, that are assumed by the transferee with respect to the applicable Asset Sale and for which Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Borrower or the applicable Restricted Subsidiary from such transferee that are converted by Borrower or such Restricted Subsidiary into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within ninety (90) days following the closing of the applicable Asset Sale, and (C) aggregate non-Cash consideration received by Borrower or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Asset Sale for which such non-Cash consideration is received) not to exceed $2,300,000 at any time, (3) the net proceeds thereof shall be applied to prepay the Loans to the extent required by Section 2.13(a) of the Senior Credit Agreement and (4) at the time of such Asset Sale, no Event of Default shall exist or would result from such Asset Sale (other than any such Asset Sale made pursuant to a legally binding commitment entered into at a time when no Event of Default has occurred and is continuing);
(e)    [intentionally reserved];
(f)    Investments made in accordance with Section 6.07 (other than Section 6.07(q));
(g)    the lapse of registered immaterial intellectual property of any Restricted Subsidiaries that is no longer used or useful in the business of the Credit Parties;
(h)    the settlement or write‑off of accounts receivable or sale of overdue accounts receivable for collection in the ordinary course of business consistent with past practice;

(i)    leases, licenses or sublicenses of real or personal property in the ordinary course of business consistent with past practice and to the extent not otherwise expressly prohibited by this Agreement or the other Credit Documents;
(j)    the disposition of property which constitutes, or which is subject to, a casualty event or condemnation;
(k)    the sale or other disposition of a nominal amount of Capital Stock in any Restricted Subsidiary in order to qualify members of the board of directors or equivalent governing body of such Restricted Subsidiary to the extent required by applicable law;
(l)    the unwinding or settlement of any Interest Rate Agreement permitted under Section 6.01 pursuant to its terms;
(m)    cancellation of any intercompany Indebtedness among the Credit Parties;
(n)    the termination, surrender or sublease of a real estate lease of any Credit Party that is no longer used or useful in its business in the ordinary course of its business;
(o)    any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary; ~~and~~
(p)    Asset Sales of Permitted Joint Venture Investments to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements~~.~~; and
(q)    [*]
6.10    Senior Indebtedness Use of Proceeds. Borrower and its Subsidiaries shall not use the proceeds of any Indebtedness incurred pursuant to the Senior Credit Documents after the Closing Date (other than draws under the Initial Revolving Credit Commitments (as defined in the Senior Credit Agreement on the date hereof)) to make any Restricted Payments (other than Restricted Payments permitted to other Credit Parties) or consummate any acquisitions if, after giving Pro Forma Effect to both (a) the making of such additional term loans or the establishment of such additional revolving commitment (assuming a borrowing of the maximum amount of loans available thereunder) and (b) any Specified Transactions consummated in connection therewith, the First Lien Net Leverage Ratio, calculated as of the last day of the most recently ended Test Period and without “netting” the Cash proceeds of any such Indebtedness, exceeds (x) 4.50:1.00, solely with respect to the use of the proceeds of (I) the 2018-2 Incremental Term Loans (as defined in the Senior Credit Agreement on the Third Amendment Effective Date) and (II) the Delayed Draw Term Loans (as defined in the Senior Credit Agreement on the Third Amendment Effective Date) incurred during the Delayed Draw Availability Period (as defined in the Senior Credit Agreement on the Third Amendment Effective Date); provided, that prior to the making of any Delayed Draw Term Loan, Pro Forma Effect will be given only to the 2018-2 Incremental Term Loans made or being made pursuant to the Senior Credit Agreement and upon the making of any Delayed Draw Term Loan, Pro Forma Effect will be given only to the 2018-2 Incremental Term Loans and Delayed Draw Term

Loans made or being made pursuant to the Senior Credit Agreement and (y) ~~4.2~~3.75:1.00 with respect to any other use of proceeds.
6.11    Sales and Lease‑Backs. Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which Borrower or any Restricted Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than another Credit Party), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Borrower or a Restricted Subsidiary to any Person (other than another Credit Party) in connection with such lease.
6.12    Transactions with Shareholders and Affiliates. Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Credit Party; provided, however, that ~~the~~ Borrower and the Restricted Subsidiaries may enter into or permit to exist any such transaction if the terms of such transaction are not, taken as a whole, less favorable in any material respect to Borrower or any Restricted Subsidiary, as the case may be, than those that might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate; provided, further, that the foregoing restrictions shall not apply to (a) (i) any transaction between Credit Parties (other than Borrower) and (ii) transactions between or among Restricted Subsidiaries that are not Credit Parties; (b) transactions, arrangements, fees reimbursements and indemnities specifically and expressly permitted between or among such parties under this Agreement or any other Credit Document; (c) reasonable compensation arrangements for members of the board of directors (or similar governing body), officers and other employees of each Credit Party (other than Borrower) and its Restricted Subsidiaries entered into in the ordinary course of business; (d) Restricted Payments and Restricted Debt Payments permitted by Section 6.05(a) or (b), (e) Investments permitted by Section 6.07; (f) Permitted Stock Issuances; (g) the existence of, and the performance by any Credit Party of its obligations under the terms of, any Organizational Document or security holders agreement (including any purchase agreement related thereto and the Warrant) to which it is a party on the Closing Date and set forth on Schedule 6.12; (h) payments under the TCP Director Agreement to the extent permitted under the TCP Subordination Agreement in an amount not to exceed the lesser of (1) $1,500,000 per annum and (2) the amount otherwise permitted to be paid under the TCP Director Agreement; (i) guarantees permitted by Section 6.01, and (j) the PSD Guarantee.
6.13    Conduct of Business. Notwithstanding anything to the contrary in this Section 6.13 or Section 10.05, Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any business other than ~~(i)~~ the businesses engaged in by such Person on the Closing Date and businesses reasonably related, ancillary or complimentary thereto or reasonable extensions of any of the foregoing~~, and (ii) such other lines of business as may be consented to in writing by Administrative Agent.~~ (which shall exclude, for the avoidance of doubt, engaging, directly or indirectly, in any line of business or service aligned to debt relief or debt settlement end markets), without the prior written consent of 100% of the Lenders.

6.14    [Intentionally Reserved].
6.15    Permitted Activities of Domestic Holding Companies. No Domestic Holding Company shall (a) conduct, transact, or otherwise engage in, or commit to conduct, transact, or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock or Indebtedness of its Restricted Subsidiaries, (b) incur, create or assume any Indebtedness or other liabilities or financial obligations or create, assume or suffer to exist any Liens, except (i) nonconsensual obligations imposed by operation of law, (ii) pursuant to the Credit Documents to which it is a party and (iii) obligations with respect to its Capital Stock, or (c) engage in any business or activity or own, lease, manage, or otherwise operate any properties or assets (including Cash (other than receiving and making Restricted Payments in accordance with Section 6.05(a)) and Cash Equivalents) other than the ownership of the Capital Stock of its Restricted Subsidiaries.
6.16    Amendments or Waivers of Junior Financing. Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend, supplement or modify or otherwise change the terms of any Junior Financing in any manner materially adverse to the interests of the Agents and Lenders (including for the avoidance of doubt any amendment, supplement or other modification that increases the amount of required cash pay interest with respect to any Subordinated Indebtedness), as determined in good faith by ~~the~~ Borrower (other than to the extent expressly permitted by and in accordance with the applicable Subordination Agreement). Borrower shall not amend, supplement or modify or otherwise change the terms of any Put Note in any manner adverse to the interests of the Agents and Lenders, as determined in good faith by Borrower.
6.17    Fiscal Year. Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, change its Fiscal Year‑end from December 31, unless required by applicable law or to change the Fiscal Year of a Restricted Subsidiary to conform its Fiscal Year to that of Borrower.
6.18    Deposit Accounts.
(a)    Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, use any funds that are Merchant reserves (however denominated) or otherwise held in trust for the benefit of Merchants under any Merchant Agreement (including any funds in a Reserve Funds Account) for any purpose that violates any such Merchant Agreement unless otherwise permitted by the Rules of the respective Approved Bank Card System to which such Merchant Account relates.
(b)    Neither Borrower nor any of its Restricted Subsidiaries shall maintain any Deposit Account holding Merchant reserves that is managed by any Credit Party (and not the applicable Sponsor Bank or other third party data processor that is a party to an Approved Processor Agreement).
6.19    Amendments to Organizational Agreements and Certain Affiliate Contracts. Subject to the following sentence, Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to amend, waive or otherwise modify (or permit any amendment, waiver or other modification to) (a) any of its Organizational Documents or the Purchase Agreement if the effect thereof would be adverse to any Agent or the Lenders in any material respect; or (b) the TCP Director

Agreement if the effect thereof (x) is to increase the amount of fees or other amounts to be paid thereunder, (y) is to change the due dates for such payments, other than to extend such dates or (z) could otherwise be reasonably expected to be adverse to Administrative Agent or the Lenders in any material respect.
6.20    Anti-Corruption Laws; Anti-Terrorism Laws; Sanctions, Etc.
(a)    None of Borrower, the other Credit Parties, their respective Subsidiaries or any director, officer, employee or agent acting on behalf, and at the direction, of any of the foregoing shall (i) use any corporate funds (including the proceeds of any Loans or any letter of credit) for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) offer, pay, give, promise to pay, authorize the payment of, or take any action in furtherance of the payment of anything of value directly or indirectly to a Foreign Official or any other Person with the intent to improperly influence the recipient’s action or otherwise to obtain or retain business or to secure an improper business advantage, or use the proceeds of any Loans for any of the foregoing purposes, or (iii) by act or omission, violate any Anti-Corruption Law.
(b)    None of Borrower or the other Credit Parties shall, directly or indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person for the purpose of financing or facilitating any activity that would violate any Anti-Terrorism Laws.
(c)    No Credit Party shall conduct its business in such a manner so as to, directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund, finance or facilitate any activities of or business with any Sanctioned Person or in any Sanctioned Country, or in any manner that would result in the violation of Sanctions applicable to any party hereto).
Section 7.    Guaranty.
7.01    Guaranty of the Obligations. Subject to the provisions of Section 7.02, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, ~~the~~ Borrower, and all other Obligations from time to time owing to the Beneficiaries by any Credit Party under any Credit Document, in each case, strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).
7.02    Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.06 below.
7.03    Payment by Guarantors. The Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Person (including any other Guarantor by virtue hereof), that upon the failure of Borrower or other Guarantor to pay in full any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or any other Debtor Relief Law), the Guarantors will promptly pay, or cause to be paid, in Cash to Administrative Agent for the ratable benefit of Beneficiaries, without any demand or notice whatsoever, an amount equal to the full unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower becoming the subject of a case under the Bankruptcy Code or any other Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid and in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Any payment made in accordance with this section shall be without defense, recoupment, setoff or counterclaim, free of any restriction or condition (other than payment in full in Cash of the Guaranteed Obligations (other than contingent obligations not yet due and owing).
7.04    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and, to the extent permitted by applicable law, shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in Cash of the Guaranteed Obligations (other than contingent obligations not yet due and owing). In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)    this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
(b)    Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;
(c)    the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligation of any other guarantor (including any other Guarantor) of the obligations of Borrower and a separate action or actions may be brought and prosecuted against any other Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;
(d)    payment by any Person (including any other Guarantor) of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the full unpaid amount of Guaranteed Obligations;
(e)    any payment by Borrower or other circumstance which operates to toll any statute of limitations as to Borrower shall operate to toll the statute of limitations as to the Guarantors;
(f)    any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise in any way to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may:
(i)    renew, extend, accelerate, increase the principal amount of, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations in accordance with the terms of the underlying Credit Documents (including, without limitation, any amendment thereto, consent to departure therefrom, or waiver thereof);
(ii)    settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations;
(iii)    request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations;
(iv)    in accordance with the terms of the underlying Credit Documents (including any amendment thereto, consent to departure therefrom, or waiver thereof), release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations;
(v)    enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case, as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and
(vi)    exercise any other rights available to it under the Credit Documents; and
(g)    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full in Cash of the Guaranteed Obligations (other than contingent obligations not yet due and owing)), including the occurrence of any of the following, whether occurring before, upon or after any demand for payment hereunder, and whether or not any Guarantor shall have had notice or knowledge of any of them: (i) the asserting or enforcing of any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto or with respect to any other guarantee of or security for the payment of the Guaranteed Obligations; (ii) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents and/or at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (iii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) of this Agreement, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case, whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iv) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (v) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (vi) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of any Credit Party or any of its Subsidiaries, any change in the ownership, control, name, objects, business or assets of any Credit Party, any corresponding restructuring of the Guaranteed Obligations; any amalgamation or consolidation of any Credit Party with any other Person or the consent thereto by any Beneficiary to the extent that such actions are not permitted hereunder; (vii) any failure to perfect or continue perfection (or the release) of any Lien in any collateral which secures any of the Guaranteed Obligations; (viii) any defenses, set‑offs or counterclaims which any Credit Party may allege or assert against any Beneficiary or any other Credit Party or Person in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; (ix) any limitation of status or power, disability, in capacity or other circumstance relating to any Credit Party or any other Person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding‑up or other proceeding involving or affecting any Credit Party or any other Person; and (x) other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
7.05    Waivers by Guarantors. Each Guarantor hereby waives, to the extent permitted by applicable law, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Person (including any other Guarantor) including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Person (including any other Guarantor) from any cause other than payment in full in Cash of the Guaranteed Obligations (other than contingent obligations not yet due and owing); (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith (as determined in a final and non-appealable judgment by a court of competent jurisdiction); (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set‑offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) all notices, demands, presentments, protests, notices of protest, notices of dishonor or non‑payment, notices or proof of reliance, and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
7.06    Guarantors’ Rights of Subrogation, Etc. Until the Guaranteed Obligations shall have been paid in full in Cash (other than contingent obligations not yet due and owing), each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other guarantor of the Obligations (including any other Guarantor) or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case, whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been paid in full in Cash (other than contingent obligations not yet due and owing) and all Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.02 above. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate in right of payment and security to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor (including any other Guarantor). If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
7.07    Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by (or owing to) any other Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by an Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
7.08    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full in Cash (other than contingent obligations not yet due and owing). Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
7.09    Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
7.10    Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.
7.11    Bankruptcy, Etc.
(a)    So long as any Guaranteed Obligations (other than (i) contingent indemnification obligations not yet due and owing, and (ii) unasserted expense reimbursement obligations) remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(b)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and the Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(c)    In the event that all or any portion of the Guaranteed Obligations are paid by Borrower (or Guarantor), the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
7.12    Release of a Guarantor. If, in compliance with the terms and provisions of the Credit Documents, (i) all or substantially all of the Capital Stock or property of any Guarantor is sold or otherwise transferred to a Person or Persons none of which is a Credit Party in a transaction permitted hereunder or (ii) any Guarantor becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder (any such Guarantor, and any Guarantor referred to in clause (ii), a “Transferred Guarantor”), such Transferred Guarantor shall, upon the consummation of such sale or transfer or other transaction, be automatically released from its obligations under this Agreement (including under Section 10.09 hereof); provided, however, that the release of any Guarantor from its obligations under this Agreement if such Guarantor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type (1) no Default or Event of Default shall have occurred and be outstanding, (2) after giving Pro Forma Effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, ~~the~~ Borrower is deemed to have made a new Investment in such Person (as if such Person were then newly acquired) and such Investment is permitted at such time and (3) an Authorized Officer of ~~the~~ Borrower certifies to Administrative Agent compliance with preceding clauses (1) and (2); provided, further, that no such release shall occur if such Guarantor continues to be a guarantor in respect of any obligations under the Senior Credit Documents or any Permitted Refinancing in respect thereof.

Subject to the immediately preceding paragraph of this Section 7.12, the Guaranty made herein shall remain in full force and effect so long as any Loan or other Obligations (other than contingent indemnification obligations not yet due and owing) hereunder which are accrued and payable shall remain unpaid or unsatisfied.
7.13    Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Beneficiaries, the obligations of ~~the~~ Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against ~~the~~ Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by ~~the~~ Borrower) shall forthwith become due and payable by the Guarantors for purposes of this Section 7.
7.14    Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guaranty in this Section 7 constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
7.15    General Limitation on Guaranty Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other applicable law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Credit Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the liability under this Guaranty and the right of contribution established in Section 7.02, but before giving effect to any other guarantee (including, for the avoidance of doubt, any guarantee of the obligations under the Senior Credit Documents)) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
Section 8.    Events of Default
8.01    Events of Default. If any one or more of the following conditions or events shall occur:
(a)    Failure to Make Payments When Due. Failure by any Credit Party to pay (i) when due the principal of or premium, if any, on any Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Loan, by mandatory prepayment or otherwise, but excluding any voluntary prepayment of a Loan; or (iii) when due any interest on any

Loan or any fee or any other amount due hereunder, which failure, in the case of this clause (iii) only, continues for a period of five (5) Business Days or more; or
(b)    Default in Other Agreements; Cross-Acceleration. (i) Failure of any Credit Party or any of their respective Restricted Subsidiaries to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.01(a), the Senior Indebtedness and other Indebtedness which exists solely by reason of a guaranty by a Credit Party of obligations of other Credit Parties to the extent not prohibited by this Agreement or the other Credit Documents) in an individual principal amount of $5,750,000 or more or with an aggregate principal amount of $11,500,000 or more, in each case, beyond the grace period, if any, provided therefor; (ii) breach or default by any Credit Party with respect to any other term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case, beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (iii) with respect to the Senior Indebtedness, (A) any “Default” or “Event of Default” or other event described by words of similar import occurs under or in respect of the Senior Credit Documents which results in any Senior Indebtedness being declared to be due and payable in its entirety prior to its stated maturity or (B) any Credit Party shall fail to make any payment of principal or interest on any Senior Indebtedness at its final maturity; or
(c)    Breach of Certain Covenants. ~~The~~ Borrower or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Sections 5.01(f)(i), 5.02(a) (solely with respect to Borrower), 5.15, 5.19 or Section 6; provided, that the covenant in Section 6.08(a) is subject to cure pursuant to Section 6.08(b); or
(d)    Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document (including the Schedules attached hereto and thereto) or in any statement or certificate at any time given to any Agent or Lender by any Credit Party or any of its Restricted Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
(e)    Other Defaults Under Credit Documents. Any Credit Party or any of its Restricted Subsidiaries shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other section of this Section 8.01, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) a Senior Officer (other than the Chief Information Officer) of such Credit Party becoming aware of such default, or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(f)    Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Credit Party or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer of any Credit Party or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary), and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or
(g)    Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Any Credit Party or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall make any assignment for the benefit of creditors; or (ii) any Credit Party or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Credit Party or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.01(f); or
(h)    Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $4,600,000 (exclusive of amounts covered by insurance provided by a solvent and unaffiliated insurance company that has not denied coverage in writing) shall be entered or filed against any Credit Party or any of its Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder); or
(i)    [Intentionally Reserved]; or

(j)    Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of any Credit Party, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates in excess of $2,875,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or under Section 303(k) of ERISA in excess of $2,875,000; or
(k)    Change of Control. A Change of Control shall occur; or
(l)    Guaranties and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations (other than contingent indemnification obligations not then due and owing and unasserted expense reimbursement obligations) shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Subordination Agreement, including the TCP Subordination Agreement, ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations (other than contingent indemnification obligations not then due and owing and unasserted expense reimbursement obligations)) or shall be declared null and void, (iii) the Senior Subordination Agreement shall terminate or cease to be legally valid, binding and enforceable against the Senior Creditors (as defined in the Senior Subordination Agreement) other than by reason of the Final Payment of the Senior Indebtedness, or (iv) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;
(m)    Subordination Provisions. The subordination provisions of the documents evidencing or governing any Junior Financing of a Credit Party shall, in any case, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Junior Financing, as applicable; or
(n)    Bank Card System Fines. Any fines or similar monetary penalties shall be levied or assessed against any Credit Party or any of its Subsidiaries by any Approved Bank Card System or any other card association, debit card network, gateway service or other network in the aggregate at any time in excess of $5,750,000 over any amounts covered by insurance that is provided by a solvent and unaffiliated insurance company that has not denied coverage in writing, and such fines or penalties shall not have been rescinded, tolled, reserved for or otherwise discharged within sixty days of the date of such levy or assessment (provided, that (x) any such reserve shall be placed in a segregated Deposit Account and shall be in an amount at least equal to the difference between such fine or penalty less the sum of $5,750,000 plus any amounts covered by insurance that is provided by a solvent and unaffiliated insurance company that has not denied coverage in writing and (y) any such fine or penalty shall be deemed tolled so long as the Credit Parties or their Subsidiaries, as applicable, are contesting such fine or penalty in good faith through appropriate proceedings (including during the pendency of any litigation));

THEN, (1) upon the occurrence of any Event of Default described in Section 8.01(f) or 8.01(g) automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) the Commitments, if any, of each Lender having such Commitments shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, and (II) all other Obligations; and (C) Administrative Agent may exercise any and all of its rights and remedies under applicable law, hereunder and under the other Credit Documents.
8.02    Application of Funds. Subject to the terms of the Senior Subordination Agreement, if an Event of Default has occurred and is continuing, any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable law):
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.03 and amounts payable under Sections 2.18 and/or 2.19) payable to Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.03 and amounts payable under Sections 2.18 and/or 2.19), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the payment of all other Obligations of the Credit Parties that are due and payable to Administrative Agent and the Lenders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to Administrative Agent and the other Lenders on such date; and
Last, the balance, if any, after all of the Obligations have been paid in full, to ~~the~~ Borrower or as otherwise required by law.
Section 9.    Agents
9.01    Appointment of Agents.
(a)    Each Lender (in its capacity as Lender), hereby irrevocably appoints GSSLG to act on its behalf as Administrative Agent hereunder and under the other Credit Documents for the benefit of the Beneficiaries. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any of its Subsidiaries (other than to the limited extent expressly set forth in the final sentence of Section 2.06(b)). As of the Closing Date, the Lead Arranger shall not have any obligations but shall be entitled to all the benefits of this Section 9.
(b)    Additionally, each Lender irrevocably appoints, designates and authorizes Administrative Agent to enter into the Senior Subordination Agreement on its behalf and to take such action on its behalf pursuant to the provisions of the Senior Subordination Agreement.  Each Lender agrees to be bound by the terms of the Senior Subordination Agreement.  The rights of the Lenders under the Credit Documents are subject to the Senior Subordination Agreement, and in the event of any conflict between the terms of the Credit Documents and the terms of the Senior Subordination Agreement, the terms of the Senior Subordination Agreement shall govern. No reference to the Senior Subordination Agreement or any other intercreditor or subordination agreement in this Agreement or any other Credit Document shall be construed to provide that any Credit Party is a third party beneficiary of the provisions of the Senior Subordination Agreement or such other agreement, and Borrower agrees that, except as expressly set forth in the Senior Subordination Agreement, nothing in the Senior Subordination Agreement or such other agreement is intended or shall impair the obligation of any Credit Party to pay the obligations under this Agreement, or any other Credit Document as and when the same become due and payable in accordance with their respective terms, or to affect the relative rights of the creditors with respect to any Credit Party or, except as expressly otherwise provided in the Senior Subordination Agreement or such other agreement as to a Credit Party’s obligations.
9.02    Powers and Duties. Each Lender (in its capacities as a Lender) irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. As to any matters not expressly provided for by the Credit Documents (including enforcement or collection of the Notes), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) as expressly contemplated hereby or by the other Credit Documents as directed in writing by the Requisite Lenders (or, if required hereby, all Lenders), and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, exposes such Agent to personal liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be a violation of an automatic stay under any Debtor Relief Law. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender, and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.
9.03    General Immunity.
(a)    Exculpatory Provisions. Neither Administrative Agent nor any of its officers, partners, directors, employees or agents shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, Administrative Agent:
(i)    makes no warranty or representation to any Lender and shall not be responsible to any Lender for or have any duty to ascertain or inquire into (1) any statements, warranties or representations (whether written or oral) made in or in connection with the Credit Documents, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, or (4) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent;
(ii)    shall not be liable for any action taken or not taken by it (1) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.05) or (2) in the absence of its own gross negligence or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction;
(iii)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing and, without limiting the generality of the foregoing, the use of the term “agent” herein and in other Credit Documents with reference to ~~the~~ Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under any agency doctrine of any applicable law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;
(iv)    shall not be responsible for or have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Credit Document on the part of any Credit Party or the existence at any time of any Default or Event of Default under the Credit Documents or to inspect the property (including the books and records) of any Credit Party, and shall be deemed to have no knowledge of any Default or Event of Default unless such Agent shall have received notice thereof in writing from a Lender or a Credit Party stating that a Default or Event of Default has occurred and specifying the nature thereof;

(v)    shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; and
(vi)    shall not be responsible for the negligence or misconduct of any sub-agent that it selects as provided in Section 9.11 absent bad faith, gross negligence or willful misconduct by Administrative Agent (as determined in a final non-appealable judgment by a court of competent jurisdiction) in the selection of such sub-agents.
Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to any Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Credit Parties or their respective Subsidiaries, any of their respective Affiliates or agents, the Credit Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under any Anti-Terrorism Law.
Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
Notwithstanding the foregoing, in no event shall Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall Administrative Agent be obligated to monitor the aggregate amount of Term Loans held by Affiliated Lenders. Upon request by Administrative Agent, ~~the~~ Borrower shall promptly (and, in any case, not less than three (3) Business Days (or such shorter period as agreed to by Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.05) provide to Administrative Agent, a complete list of all Affiliated Lenders holding Term Loans at such time.
(b)    Reliance. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and correct and to have been signed, sent or otherwise authenticated by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for a Credit Party and its Subsidiaries), independent accountants, experts and other professional advisors selected by it. Administrative Agent also may rely upon any statement made to it orally (including by telephone) and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.
9.04    Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, Administrative Agent shall have the same rights and powers in its capacity as a Lender hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions of Administrative Agent delegated to it hereunder, and the term “Lender” or “Lenders” shall, unless the context clearly otherwise expressly indicates or otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Credit Party or any of its Affiliates thereof as if it were not performing the duties specified herein, and may accept fees and other consideration from the Credit Parties for services in connection herewith and otherwise without having to account for the same to Lenders. All parties (i) acknowledge GSSLG and/or its Affiliates may also invest in, and/or own Capital Stock of, the Credit Parties and their respective Affiliates and (ii) waive any conflict arising therefrom.
9.05    Lenders’ Representations, Warranties and Acknowledgment. (a) Each Lender represents and warrants that it has made its own independent investigation and credit analysis of the financial condition and affairs of Borrower and its Subsidiaries based on the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
(a)    Each Lender, by delivering its signature page to this Agreement as of the Closing Date or thereafter pursuant to Section 10.06 and/or funding its Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and/or consented to and approved, each Credit Document and each other document required to be approved by Administrative Agent, the Requisite Lenders and/or the Lenders.
(b)    Each Lender (i) represents and warrants that as of the Closing Date (or such later date as it becomes a Lender) neither such Lender nor its Affiliates or Related Funds owns or Controls, or owns or Controls any Person owning or Controlling, any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party (except as permitted in Section 9.04) and (ii) covenants and agrees that from and after the Closing Date neither such Lender nor its Affiliates and Related Funds shall purchase any trade debt or Indebtedness of any Credit Party other than the Obligations or Capital Stock described in clause (i) above (except as permitted in Section 9.04) without the prior written consent of ~~the~~ Administrative Agent.
9.06    Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their respective Affiliates and their respective officers, partners, directors, trustees, employees, attorneys-in-fact, administrators, managers, advisors, representatives and agents of each Agent and its Affiliates, as applicable (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits or other proceedings, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against such Indemnitee Agent Party (collectively, the “Indemnified Costs”) in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, however, that no Lender shall be liable for any portion of Indemnified Costs resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non‑appealable order (provided, however, that no action taken in accordance with the direction of the Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.06). Without limitation of the foregoing, each Lender agrees to promptly reimburse each Indemnitee Agent Party promptly upon demand for its Pro Rata Share of any costs and expenses (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) (including, without limitation, reasonable fees and expenses of counsel) payable by Borrower under Section 10.02, to the extent that such Indemnitee Agent Party is not promptly reimbursed for such costs and expenses by ~~the~~ Borrower (provided that such reimbursement by the Lenders pursuant to this Section 9.06 shall not affect ~~the~~ Borrower’s continuing reimbursement obligations with respect thereto). If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any Indemnified Costs in excess of such Lender’s Pro Rata Share thereof. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.06 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.
9.07    Successor Agents. Any Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and Borrower. Upon notice of such resignation, the Requisite Lenders shall have the right to appoint a successor Agent (which, unless an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing at the time of such appointment, shall be subject to the prior written consent of ~~the~~ Borrower, which consent shall not be unreasonably withheld, conditioned or delayed). If no successor Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within thirty

(30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which, unless an Event of Default under Section 8.01(a), (f) or (g) shall have occurred and is continuing, shall be subject to the prior written consent of to ~~the~~ Borrower, which consent shall not be unreasonably withheld, conditioned or delayed, and which shall be a commercial bank or trust company organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Credit Documents. If within thirty (30) days after written notice is given of the retiring Agent’s resignation under this Section 9.07 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 30th day (a) the retiring Agent’s resignation shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Credit Documents and (c) the Requisite Lenders shall thereafter perform all duties of the retiring Agent under the Credit Documents until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation hereunder as Administrative Agent shall have become effective, the provisions of this Section 9 shall inure to its benefit (and the benefit of any sub-agents appointed by Administrative Agent) as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. It is understood and agreed that the term “Agent” shall not apply to the Lead Arranger under this Section 9.07.
9.08    Guaranty.
(a)    Agents and Guaranty. Each Lender hereby further authorizes Administrative Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty. Subject to Section 10.05, without further written consent or authorization from Lenders, Administrative Agent may release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required hereunder) have otherwise consented.
Upon request by Administrative Agent at any time, the Requisite Lenders (or, if necessary, all Lenders) will promptly confirm in writing the authority of the Agents to release any Guarantor from its obligations under the applicable Guaranty pursuant to this Section 9.08. In each case, as specified in this Section 9.08, Administrative Agent will, at ~~the~~ Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such Guarantor from its obligations under the applicable Guaranty, in each case, in accordance with the terms of the Credit Documents and this Section 9.08.
(b)    Right to Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Credit Parties, Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the other Credit Documents may be exercised solely by Administrative Agent, on behalf of Beneficiaries, in accordance with the terms hereof and thereof.

9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding related to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on ~~the~~ Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.10 and 10.02) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Sections 2.10 and 10.02.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
9.10    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more co-agents, sub-agents or attorneys-in-fact appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third-party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third-party beneficiary, including any independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
9.11    Arranger Has No Liability. It is understood and agreed that the Lead Arranger shall not have any duties, responsibilities or liabilities under or in respect of this Agreement whatsoever.
Section 10.    Miscellaneous
10.01    Notices.
(a)    Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party or any Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Documents, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, sent by facsimile or mailed by certified or registered mail or overnight courier service. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under Section 2 by electronic communication. Administrative Agent or ~~the~~ Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless Administrative Agent otherwise consents in writing (i) no notices or other communications hereunder may be delivered or furnished to Administrative Agent by electronic communication, (ii) if permitted, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (iii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (ii) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Change of Address, etc. Any party hereto may change its address or telecopier number or electronic mail address for notices and other communications hereunder by written notice to the other parties hereto.
(d)    Posting. Each Credit Party hereby agrees that it will provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent pursuant to this Agreement and any other Credit Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication (unless otherwise approved in writing by Administrative Agent) that (i) relates to a request for an extension of credit, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides a Notice of Intent to Cure, (iv) provides notice of any Default or Event of Default under this Agreement or (v) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non‑excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to Administrative Agent at such e‑mail address(es) provided to ~~the~~ Borrower from time to time or in such other form, including hard copy delivery thereof, as Administrative Agent shall require. In addition, each Credit Party agrees to continue to provide the Communications to Administrative Agent in the manner specified in this Agreement or any other Credit Document or in such other form, including hard copy delivery thereof, as Administrative Agent shall reasonably request. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Credit Party to give any notice or other communication pursuant to this Agreement or any other Credit Document in any other manner specified in this Agreement or any other Credit Document or as any such Agent shall require.
(e)    Platform. Each Credit Party further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents and their respective Related Parties do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non‑infringement of third party rights or freedom from viruses or other code defects, is made by any Agent or its Related Parties in connection with the Communications or the Platform. In no event shall any Agent or any of its Related Parties have any liability to the Credit Parties, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or such Agent’s transmission of communications through the Internet, except to the extent the liability of such Person is found in a final non‑appealable judgment by a court of competent jurisdiction to have resulted from such Person’s bad faith, gross negligence or willful misconduct.
(f)    Public/Private.
(i)    Each Credit Party hereby authorizes Administrative Agent to distribute (A) to Public Siders (as defined below) all Communications that ~~the~~ Borrower identifies in writing contains no MNPI (“Public Side Communications”), and ~~the~~ Borrower represents and warrants that no such Public Side Communications contain any MNPI (as defined below), and, at the reasonable written request of Administrative Agent, ~~the~~ Borrower shall use commercially reasonable efforts to identify Public Side Communications by clearly and conspicuously marking the same as “PUBLIC”; and (B) to Private Siders (as defined below) all Communications other than Public Side Communications (such Communications, “Private Side Communications”). ~~The~~ Borrower agrees to designate as Private Side Communications only those Communications or portions thereof that they reasonably believe in good faith constitute MNPI, and agree to use commercially reasonable efforts not to designate any Communications provided under Section 5.01(b), (c) and (d) as Private Side Communications. “Private Siders” means Lenders that have personnel who wish to receive MNPI. “Public Siders” means Lenders that have personnel who do not wish to receive MNPI; it being understood that Public Siders may be engaged in investment and other market‑related activities with respect to Borrower’s or its Affiliates’ securities or loans. “MNPI” means material non‑public information (within the meaning of U.S. federal and state securities laws) with respect to Borrower, its Affiliates, its Subsidiaries and any of their respective securities.
(ii)    Each Lender acknowledges that U.S. federal securities laws prohibit any Person from purchasing or selling securities on the basis of material, non‑public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.
(iii)    Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI. Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one (1) individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable requirements of law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify Administrative Agent in writing from time to time of such Lender’s designee’s e‑mail address to which notice of the availability of Private Side Communications may be sent by electronic transmission.
(g)    Reliance by Administrative Agent and Lenders. Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices) purportedly given by or on behalf of ~~the~~ Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. ~~The~~ Borrower shall indemnify Administrative Agent, each Lender and the respective Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of ~~the~~ Borrower in the absence of gross negligence, willful misconduct or bad faith of such Person, as determined by a final non-appealable judgment of a court of competent jurisdiction. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.02    Expenses. ~~The~~ Borrower shall pay, promptly following written demand therefor: (i) (A) all reasonable and documented out-of-pocket expenses incurred by the Agents and their respective Affiliates in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution and delivery of this Agreement and other Credit Documents and (B) all reasonable and documented out-of-pocket costs and expenses incurred by Administrative Agent and its Affiliates in connection with the administration of this Agreement and the other Credit Documents and any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post‑closing costs and expenses, including costs related to searches to confirm that security filings and recordations have been properly made (including, in the case of clauses (A) and (B), the reasonable and documented out-of-pocket fees charges and disbursements of one counsel to the Lead Arranger, Administrative Agent and their respective Affiliates, taken as a whole, and, if reasonably necessary, one local counsel in any relevant jurisdiction, in each case, incurred in connection with the Loans and any related documentation (including this Agreement and any other Credit Document)), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Lead Arranger, Administrative Agent, or any Lender and their respective Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel to the Agents, the Lenders and their respective Affiliates, taken as a whole, and, in the case of an actual or perceived conflict of interest, one additional counsel to each group of similarly affected parties, taken as a whole, plus, if reasonably necessary, the reasonable and documented out-of-pocket fees, charges and disbursements of one local counsel and regulatory counsel per relevant jurisdiction (plus one additional counsel in each relevant jurisdiction due to an actual or perceived conflict of interest for each group of similarly affected parties) and, upon consultation with Borrower, consultants, for Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section 10.02, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
10.03    Indemnity.
(a)    Each Credit Party shall indemnify the Lead Arranger, Administrative Agent (and any sub‑agent thereof), each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties, costs, reasonable and documented out-of-

pocket and invoiced expenses (including the reasonable and documented out-of-pocket fees and reasonable out of pocket expenses of (1) one counsel for all Indemnitees (plus one additional counsel in each relevant jurisdiction and, in the case of an actual or perceived conflict of interest and after notice to Borrower, one additional counsel to each group of similarly affected parties)) of any kind or nature incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the financing contemplated hereby, including the execution or delivery of this Agreement, any other Credit Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or the enforcement of any Credit Document, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any Real Estate Asset or facility now or hereafter owned, leased or operated by Borrower or any Subsidiary at any time, or any Environmental Claim related in any way to Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by ~~the~~ Borrower or any other Person, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or its Related Parties, (x) result from a claim brought by ~~the~~ Borrower or any other Credit Party against an Indemnitee or its Related Parties for material breach of such Indemnitee’s obligations hereunder or under any other Credit Document (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) arise from disputes arising solely among Indemnitees, other than any claims against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent or the Lead Arranger under this Agreement or the other Credit Documents, that do not involve any act or omission by Borrower or any of its respective Subsidiaries or Affiliates or (z) are Taxes, other than Taxes that are losses, claims, damages, liabilities or related expenses that arise from a non-Tax claim.
(b)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereby waives, any claim against any other party on any theory of liability, for special, indirect, consequential (including, without limitation, any lost profits, business or anticipated savings) or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Credit Parties’ indemnification obligations pursuant to Section 10.03 to the extent set forth therein to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder. No party hereto shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(c)    Payments. All amounts due under this Section 10.03 shall be payable not later than thirty (30) Business Days after written demand (including detailed invoices) therefor.
(d)    Survival. The obligations of the Credit Parties under this Section 10.03 shall survive and remain in full force and effect regardless of the termination of the Commitments, the repayment, satisfaction or discharge of all Obligations under any Credit Document and the termination of this Agreement.
10.04    Set‑Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default, each Lender and its Affiliates are hereby authorized by each Credit Party (to the fullest extent permitted by applicable law) at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party (in whatever currency) against and on account of the obligations and liabilities of any Credit Party (now or hereafter existing under this Agreement or any other Credit Document) to such Lender under any Credit Document, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand under this Agreement or any other Credit Document, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness. The rights of each Lender and their respective Affiliates under this Section 10.04 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Any Person exercising rights of set‑off under this Section 10.04 shall use its reasonable efforts to provide to ~~the~~ Borrower and Administrative Agent prompt notice of the exercise of such rights; provided, however, the failure of such Person to provide such notice shall not in any manner affect the validity of such action.
10.05    Amendments and Waivers.
(a)    Requisite Lenders’ Consent. Subject to Sections 10.05(b) ~~and~~, 10.05(c) and 10.05(g), no amendment, modification, termination, supplement, change or waiver of any provision of this Agreement or any other Credit Document (other than the Fee Letter, which shall be governed by its terms), or consent to any departure by any Credit Party therefrom, shall in any event be effective unless in writing signed by the Requisite Lenders (or by Administrative Agent with the consent of the Requisite Lenders) and the applicable Credit Party.
(b)    Affected Lenders’ Consent. Without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)    extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 3.01 or of any Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall not constitute an extension or increase of any Commitment of any Lender);
(ii)    reduce or forgive the principal amount of, the rate of interest specified herein on, or the premiums (if any) on payments of, any Loan, any fees or other amounts payable hereunder or under any other Credit Document; provided, however, that only the consent of the Requisite Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of ~~the~~ Borrower to pay any amount at the Default Rate and such waiver shall not constitute a reduction of the rate of interest hereunder;
(iii)    postpone any date scheduled for any payment of interest, fees or principal (including final maturity) under Sections 2.07, 2.10 and 2.11, respectively; or
(iv)    change the application of proceeds among the Lenders pursuant to this Agreement or any applicable Credit Document, including the order of application of any prepayment of Loans from the application thereof as set forth in the definition of “Pro Rata Share” and the applicable provisions of Sections 2.05, 2.14, 2.16 or 8.02, respectively;
(v)    amend, modify, terminate or waive any provision of this Section 10.05(b) or Section 10.05(c); or
(vi)    release all or substantially all of the Guarantors from the Guaranty, except, in each case, as expressly provided in the Credit Documents.
(c)    Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:
(i)    change the voting percentages in the definition of “Requisite Lenders” or any other provision of any Credit Document (including this Section 10.05) specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder and thereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, other than to increase such percentage or number or to grant any additional Lender (or group of Lenders) additional rights (for the avoidance of doubt, without restricting, reducing or otherwise modifying any existing rights of Lenders) to waive, amend or modify or make any such determination or grant any such consent;
(ii)    amend or otherwise modify the definitions of “Anti-Corruption Laws”, “Anti-Terrorism Laws”, “OFAC”, “Sanctions” and “FCPA” or any other provision in any Credit Document (including Sections 4.26, 5.19(e) and 6.20) with respect to Anti-Corruption Laws and/or Anti-Terrorism Laws in a manner that is adverse to the Lenders, in each case, without the written consent of each Lender, other than (i) to grant additional rights or protections for the benefit of Lenders and (ii) if deemed necessary or advisable by ~~the~~

Administrative Agent, to reflect a change in law that occurs after the date hereof, so long as such amendment or modification does not adversely affect the Lenders; or
(iii)    unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, Administrative Agent under this Agreement or any other Credit Document.
(d)    Technical Amendment. If Administrative Agent and ~~the~~ Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any ambiguity, error, omission, mistake or defect of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Credit Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Credit Document), then Administrative Agent (acting in its sole discretion) and ~~the~~ Borrower or any other relevant Credit Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document. Notification of such amendment shall be made by Administrative Agent to the Lenders promptly upon such amendment becoming effective. Any such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Requisite Lenders within five (5) Business Days following receipt of notice thereof.
(e)    No Waiver. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default or Event of Default at such time. No notice or demand on ~~the~~ Borrower in any case shall entitle ~~the~~ Borrower to any other or further notice or demand in similar or other circumstances.
(f)    Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any amendment, modification, waiver, supplement, termination or change shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, supplement, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
(g)    Notwithstanding anything to the contrary in this Agreement, Section 6.13 and this Section 10.05(g) may not be amended, modified or waived without the consent of each Lender.
10.06    Successors and Assigns; Participations.
(a)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Except as permitted by Section 6.09, no Credit Party’s rights or obligations hereunder nor any interest herein may be assigned or delegated by any Credit Party without the prior written consent of Administrative Agent and each Lender (and any attempted assignment or transfer by any Credit Party shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) in accordance with the provisions of paragraph (c) of this Section 10.06, (ii) by way of participation in accordance with the provisions of paragraph (g) of this Section 10.06, (iii) by way of pledge or assignment of a security interest in accordance with paragraph (h) of this Section 10.06 or (iv) to an Affiliated Lender in accordance with the provisions of paragraph (i) of this Section 10.06. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.06, Indemnitees under Section 10.03, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Register. The Credit Parties, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until a fully‑executed Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.06(d). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. This Section 10.06(b) shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related Treasury regulations (or any other relevant or successor provisions of the Internal Revenue Code or of such Treasury regulations).
(c)    Right to Assign by Lenders. Each Lender shall have the right at any time to sell, assign or transfer to any Person constituting an “Eligible Assignee” all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned); provided that:
(i)    except in the case of any assignment to a Lender or an Affiliate of a Lender or a Related Fund, each such assignment pursuant to this Section 10.06(c) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Commitments and Term Loans of the assigning Lender) (provided that contemporaneous assignments to or by two (2) or more affiliated Related Funds shall be aggregated for purposes of meeting such minimum transfer amount);
(ii)    the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with (x) such forms, certificates or other evidence, if any, with respect to U.S. federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.19(c) and (y) a processing and recordation fee of $3,500 (which fee may be waived or reduced by Administrative Agent in its discretion), and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire and all documentation and other information with respect to the assignee that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;
(iii)    to the extent that the list of Disqualified Institutions (the “DQ List”) is made available to all Lenders or potential assignees, no assignment shall be made to a Disqualified Institution without ~~the~~ Borrower’s consent in writing (which consent may be withheld in its sole discretion); and
(iv)    notwithstanding anything to the contrary contained in this Section 10.06(c) or any other provision of this Agreement, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans to Borrower and its Restricted Subsidiaries on a non‑pro rata basis, subject to the following limitations:
(A)    no Default or Event of Default has occurred and is then continuing, or would immediately result therefrom;
(B)    Borrower or any Restricted Subsidiary shall repurchase such Term Loans through either (x) conducting one or more Dutch Auctions or (y) open market purchases on a non-pro rata basis in an aggregate amount not to exceed $5,000,000;
(C)    with respect to all repurchases made by Borrower or any Restricted Subsidiary pursuant to this Section 10.06(c)(iv), (x) all assignees party to the relevant Assignment Agreement shall render customary “big-boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of such Assignment Agreement, and (y) the assigning Lender and Borrower or any Restricted Subsidiary, as applicable, shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to U.S. federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.19(c);
(D)    following repurchase by Borrower or any Restricted Subsidiary pursuant to this Section 10.06(c)(iv), the Term Loans so repurchased shall, without further action by any Person, be deemed irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect, for all purposes of this Agreement and all other Credit Documents, including, but not limited to the following purposes: (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (3) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document and Borrower and/or the Restricted Subsidiaries

shall neither obtain nor have any rights as a Lender hereunder or under the other Credit Documents by virtue of such repurchase (without limiting the foregoing, in all events, such Term Loans may not be resold or otherwise assigned, or subject to any participation, or otherwise transferred by Borrower and/or any Restricted Subsidiary). In connection with any Term Loans repurchased and cancelled pursuant to this Section 10.06(c)(iv), Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation; provided that upon such prepayment, termination, extinguishment and cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced, as of such date, by the full par value of the aggregate principal amount of Term Loans so cancelled.
(d)    Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Borrower and shall maintain a copy of such Assignment Agreement.
(e)    [Intentionally Reserved].
(f)    Effect of Assignment. Subject to the terms and conditions of this Section 10.06, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that its rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than (i) as set forth in the immediately following proviso and (ii) any rights that survive the termination hereof under Section 10.08) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of Sections 2.18, 2.19, 10.02, 10.03 and 10.04 with respect to matters arising prior to the effective date of such assignment); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
(g)    Participations. Each Lender shall have the right at any time, without the consent of, or notice to, any Credit Party or Administrative Agent to sell one or more participations to any Person (other than a natural person, Borrower or its Subsidiaries or Affiliates or any Disqualified Institution (provided that the DQ List is made available to all Lenders; provided, further, that any Lender may rely on a certificate from a Person that such Person is not a Disqualified Institution, and such Lender shall have no liability for selling a participation to such Person in reliance upon such certification) (each, a “Participant”) in all or any portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such participating Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) ~~the~~ Borrower, Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Credit Documents and such Participant shall not be entitled to require such Lender to take or omit to take any action hereunder; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver (x) described in subclauses (i) through (iv) of Section 10.05(b) that directly affects such Participant or any amendment, modification or waiver described in Section 10.05 that requires the consent of each Lender. Each Credit Party agrees that each Participant shall be entitled to the benefits of Sections 2.18 and 2.19 (it being understood that the documentation required under Section 2.19(c) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section 10.06; provided (i) a participant shall not be entitled to receive any greater payment under Sections 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent or to the extent such greater payment is the result of a change in law that occurs after the date of such sale, and (ii) a Participant that would be a Non‑U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Credit Parties, to comply with Section 2.19 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.04 as though it were a Lender; provided such Participant agrees to be subject to Section 2.16 as though it were a Lender. In the event that any Lender sells participations in the Commitments and/or Loans (a “Registered Loan”), such Lender, as a non‑fiduciary agent of ~~the~~ Borrower, shall maintain a register on which it enters the name and address of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan which is the subject of the participation (the “Participant Register”). A Registered Loan may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Registered Loan may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of a Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and, solely with respect to disclosure to ~~the~~ Borrower, to confirm a Participant is not a Disqualified Institution. The entries in a Participant Register shall be presumptively correct absent manifest error, and such Lender shall treat each Person whose name is recorded in a Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Administrative Agent shall have no responsibility (in its capacity as Administrative Agent) for (i) maintaining a Participant Register and (ii) any Lender’s compliance with this Section 10.06, including any sale of participations to a Disqualified Institution in violation hereof by any Lender.
(h)    Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.06, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between the Credit Parties and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided, further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
(i)    Affiliated Lenders.
(i)    In addition to the other rights provided in this Section 10.06, each Lender may assign all or a portion of any of its Term Loans on a non-pro rata basis to any Person who, after giving effect to such assignment, would be an Affiliated Lender through either (a) a Dutch Auction or (b) open market purchases on a non‑pro rata basis; provided, that:
(A)    all parties to the relevant Affiliated Lender Assignment Agreement shall render customary “big-boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of such Affiliated Lender Assignment Agreement;
(B)    the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to Administrative Agent an assignment agreement substantially in the form of Exhibit J hereto (an “Affiliated Lender Assignment Agreement”), it being understood that each Affiliated Lender Assignment Agreement shall, among other things, provide for a power of attorney in favor of Administrative Agent to vote the claims in respect of the Loans held by such Affiliated Lender in an Insolvency Proceeding as provided in clause (iv) below; and
(C)    at all times, including at the time of such assignment and after giving effect to such assignment, the aggregate principal amount of all Term Loans held by all Affiliated Lenders shall not exceed twenty-five percent (25%) of all Term Loans outstanding under this Agreement and the number of Affiliated Lenders in the aggregate shall at no time exceed forty-nine percent (49%) of the aggregate number of all Lenders. In the event that such limits in the immediately preceding sentence shall be exceeded, whether at the time of any assignment or at any time thereafter, ~~the~~ Borrower shall, within ten (10) Business Days, cause Affiliated Lenders to assign their Term Loans and Commitments in accordance with Section 10.06(c) or to make capital contributions or assignments of Term Loans and Commitments directly or indirectly to Borrower in accordance with clause (ii)

below, in each case, in an amount such that after giving effect thereto, the aggregate principal amount of all Loans and Commitments held by the Affiliated Lenders does not exceed 25% of all Term Loans then outstanding or to the extent necessary to cause such limit not to be exceeded.
(ii)    Notwithstanding anything to the contrary herein, each Affiliated Lender, in its capacity as a Lender, in its sole and absolute discretion, may make one or more capital contributions or assignments of Term Loans that it acquires in accordance with this Section 10.06(ii) or otherwise directly or indirectly to Borrower solely in exchange for Permitted Stock Issuances of Borrower (or any Parent) upon written notice to Administrative Agent. Immediately upon Borrower’s acquisition of Term Loans from an Affiliated Lender, such Term Loans and all rights and obligations as a Lender related thereto shall for all purposes (including under this Agreement, the other Credit Documents and otherwise) be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and ~~the~~ Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Credit Documents by virtue of such capital contribution or assignment; provided that, upon such prepayment, termination, extinguishment and cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.11 shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled.
(iii)    Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among Administrative Agent and/or any Lender to which representatives of the Credit Parties are not invited, (B) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Credit Party or any representative of any Credit Party, or (C) make or bring (or participate in, other than as a passive participant or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against any Agent or Lender with respect to any duties or obligations, or alleged duties or obligations, of such Agent or Lender under the Credit Documents.
(iv)    Notwithstanding anything in Section 10.05 or the definition of “Requisite Lenders” to the contrary, (A) for purposes of any consent to any amendment, modification or waiver, of, consent to, or any action under, and for the purpose of any direction to ~~the~~ Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under, this Agreement or any other Credit Document, each Affiliated Lender will be deemed to have consented in the same proportion as the Lenders that are not Affiliated Lenders, unless such amendment, modification, waiver, consent or other action shall (1) increase any Commitment of such Affiliated Lender, (2) extend the due date for any scheduled installment of principal of any Term Loan held by such Affiliated Lender,

(3) extend the due date for interest under the Credit Documents owed to such Affiliated Lender, (4) reduce any amount owing to such Affiliated Lender under any Credit Document, or (5) deprive such Affiliated Lender of its Pro Rata Share of any principal and interest payments with respect to the Term Loan unless, in the case of clauses (2), (3) and (4), such extension or reduction does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, and (B) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Plan”), each Affiliated Lender hereby agrees (x) subject to clause (z) below, not to vote on such Plan, (y) if such Affiliated Lender does vote on such Plan notwithstanding the restriction in the foregoing clause (x), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (z) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (y), in each case, under this clause (iv)(B) unless such Plan adversely affects such Affiliated Lender more than other Lenders in any material respect (it being understood that such Affiliated Lender may vote in its discretion if a Plan proposes to treat Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders), and (C) each Affiliated Lender hereby irrevocably appoints Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Term Loans therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in Administrative Agent’s discretion to take any action and to execute any instrument that Administrative Agent may deem reasonably necessary or appropriate to carry out the provisions of this clause (iv), including to ensure that any vote of such Affiliated Lender on any Plan is withdrawn or otherwise not counted (other than any vote of such Affiliated Lender contemplated by clause (z)). For the avoidance of doubt, the Lenders and each Affiliated Lender agree and acknowledge that the provisions set forth in this clause (iv) constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Credit Party has filed for protection under the Bankruptcy Code.
(j)    Disqualified Institutions. Notwithstanding anything to the contrary contained herein, no assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless ~~the~~ Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date, (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by ~~the~~ Borrower of an

Assignment Agreement with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this paragraph (j) shall not be void, but the other provisions of this paragraph (j) shall apply.
(i)    If any assignment or participation is made to any Disqualified Institution without ~~the~~ Borrower’s prior written consent in violation of paragraph (j) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, ~~the~~ Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and Administrative Agent, (1) purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (2) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations of such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(ii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (i) will not (x) have the right to receive information, reports or other materials provided to Lenders by Borrower, Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of Administrative Agent or the Lenders and (ii) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or similar plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Institution does vote on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the applicable bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iii)    ~~The~~ Borrower hereby expressly authorizes Administrative Agent to (A) post the DQ List on the Platform, including that portion of the Platform that is designated for Public Siders and/or (B) provide the DQ List to each Lender or potential assignees.

10.07    [Intentionally Reserved]
10.08    Survival of Representations, Warranties and Agreements. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations not then due and payable). Notwithstanding anything herein or implied by law to the contrary and without affecting any other survival language as set forth herein or in any other Credit Document, the provisions of Sections 2.18, 2.19, 10.02, 10.03, 10.04, 10.10, 10.14, 10.15, 10.16, 10.17, Section 9 and each other provision in any Credit Document which expressly so states shall survive the payment of the Obligations and the termination of this Agreement.
10.09    No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereunder or under any other Credit Documents are cumulative and not exclusive and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
10.10    Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or the Lenders (or to Administrative Agent, on behalf of the Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.
10.11    Severability. In case any provision in or obligation hereunder or under any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, (a) the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions; provided, that the Lenders shall charge no fee in connection with any such amendment. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.12    Obligations Several; Actions in Concert. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, any Note or otherwise with respect to the Obligations without first obtaining the prior written consent of Administrative Agent or Requisite Lenders, as applicable, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement, any Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of Administrative Agent or Requisite Lenders, as applicable.
10.13    Headings. Section headings and the Table of Contents used herein or in any other Credit Document are for convenience of reference only, shall not constitute a part of this Agreement or any other Credit Document and shall not affect the construction of or be given any substantive effect in interpreting this Agreement or any other Credit Document.
10.14    APPLICABLE LAW. THIS AGREEMENT AND EACH OTHER CREDIT DOCUMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER OR THEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE VALIDITY, INTERPRETATION, CONSTRUCTION, BREACH, ENFORCEMENT OR TERMINATION HEREOF AND THEREOF, AND WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.
10.15    CONSENT TO JURISDICTION, SERVICE OF PROCESS, ETC. BORROWER AND EACH OTHER CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO IN ANY WAY CONNECTED, RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ARISING OUT OF OR RELATING

HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, IN EACH CASE, WHETHER OR NOT EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (BOROUGH OF MANHATTAN) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION; (B) WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY CREDIT DOCUMENT OR OTHER DOCUMENT RELATED THERETO; (C) CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 10.01; AND (D) AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN OR IN ANY OTHER CREDIT DOCUMENT WILL PREVENT ANY LENDER OR ~~THE~~ ADMINISTRATIVE AGENT FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE CREDIT DOCUMENTS IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED. WITHOUT LIMITING THE OTHER PROVISIONS OF THIS SECTION 10.15 AND IN ADDITION TO THE SERVICE OF PROCESS PROVIDED FOR HEREIN, EACH CREDIT PARTY AGREES THAT PROCESS MAY BE SERVED ON IT THROUGH THE PROCESS AGENT SELECTED IN ACCORDANCE WITH SECTION 3.1(y). IN THE EVENT SUCH PROCESS AGENT NO LONGER ACCEPTS SERVICE OF PROCESS AS AFORESAID AND IF ANY CREDIT PARTY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK, SUCH CREDIT PARTY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED ABOVE AND ACCEPTABLE TO ADMINISTRATIVE AGENT, AS EACH CREDIT PARTY’S AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING.
10.16    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR DIRECTLY OR INDIRECTLY ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN EACH OF THE PARTIES HERETO RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL‑ENCOMPASSING OF ANY AND ALL DISPUTES

THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND EACH OTHER CREDIT DOCUMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
10.17    Confidentiality. Each Agent and each Lender shall hold all non‑public information regarding each Credit Party and its Subsidiaries and their businesses obtained by such Lender confidential, it being understood and agreed by the Credit Parties that, in any event, each Agent and each Lender may make (i) disclosures of such information to its Affiliates and to its and its Affiliates’ respective Related Parties (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or Participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein (provided, such contemplated assignees are not Disqualified Institutions (provided that the DQ List is made available to any contemplated assignees and Participants, who specifically requests a copy thereof) and are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency for the purpose of obtaining a credit rating applicable to any Credit Party or the credit facilities hereunder or to the CUSIP Service Bureau or any similar organization; provided, that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) disclosure to any Lender’s financing sources, provided, that prior to any disclosure, such financing source is advised of and agrees to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17, (v) disclosures required or requested by any Governmental Authority or self-regulatory authority (including the NAIC) having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review of any Lender or its Affiliates by any Governmental Authority or regulatory authority having jurisdiction over any Lender and its Affiliates), (vi) disclosure of such information pursuant to the order of any court or administrative agency or to the extent required by applicable requirements of law, rule or regulations or by any subpoena or similar legal process, provided that Administrative Agent or such Lender, as applicable, agrees that it will notify ~~the~~ Borrower as soon as practicable in the event of any such disclosure by such Person unless such notification is prohibited by law, rule or regulation and will use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment, (vii) disclosure of such information, to the extent such information (x) becomes publicly available other than as a result of a breach of this Section 10.17, (y) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than a Credit Party or (z) is independently developed by Administrative Agent or any Lender without the use of such information, (viii) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, but only to the extent in furtherance of such exercise or enforcement, (ix) disclosures of such information for purposes of establishing a “due diligence” defense and (x) disclosure of such information with the consent of ~~the~~ Borrower; provided, unless specifically prohibited by applicable law or court order, each applicable Agent or Lender shall (A) make reasonable efforts to notify, to the extent practicable and legally permissible, Borrower of any request by any Governmental Authority, self-regulatory authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non‑public information prior to disclosure of such information, and (B) reasonably cooperate with ~~the~~ Borrower in attempting to obtain, at the expense of ~~the~~ Borrower, any protective relief which ~~the~~ Borrower seeks with respect to the disclosure of such information (provided, however, that no Agent or Lender shall be required to initiate any litigation or proceeding or to take any other action that it believes in good faith would be disadvantageous or adverse in any respect to it). Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent may, at its own expense, issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Credit Parties) (collectively, “Trade Announcements”). No Credit Party shall issue any Trade Announcement except (i) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (ii) with the prior approval of Administrative Agent.
10.18    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.
10.19    Counterparts. This Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
10.20    Effectiveness; Integration. Except as provided in Section 3.01, this Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of the counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. The provisions of this Agreement and the other Credit Documents set forth the entire agreement and understanding between the parties as to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, oral or written, and all other communications between the parties relating to the subject matter hereof and thereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or .pdf (or similar file) by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.
10.21    PATRIOT Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the PATRIOT Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the PATRIOT Act and the applicable regulations: (i) within ten (10) days after the Closing Date, and (ii) at such other times as are required under the PATRIOT Act.
10.22    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
10.23    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Lead Arranger are arm’s-length commercial transactions between the Credit Parties and their respective Affiliates, on the one hand, and the Agents, the Lead Arranger and the Lenders, on the other hand, (B) each Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and is not relying on any Agent or Lender for advice with respect to such issues, and (C) each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) Administrative Agent, the Lead Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for each Credit Party or any of their respective Affiliates, or any other Person and (B) neither the Agents, the Lead Arranger nor any Lender has any obligation to the Credit Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) Administrative Agent, the Lead Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and neither Administrative Agent nor the Lead Arranger nor any Lender has any obligation to disclose any of such interests to the Credit Parties or any of their respective Affiliates. To the fullest extent permitted by law, each Credit Party hereby waives and releases any claims that it may have against Administrative Agent, the Lead Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
BORROWER:
PRIORITY HOLDINGS, LLC

By: __/s/ Thomas C. Priore
Name: Thomas C. Priore
Title: CEO
GUARANTORS:
PRIORITY INSTITUTIONAL PARTNER
SERVICES, LLC

By: _/s/ Thomas C. Priore
Name: Thomas C. Priore
Title: CEO
PRIORITY PAYMENT SYSTEMS
HOLDINGS LLC

By: _/s/ Thomas C. Priore
Name: Thomas C. Priore
Title: CEO
PIPELINE CYNERGY HOLDINGS LLC

By: _/s/ Thomas C. Priore
Name: Thomas C. Priore
Title: CEO
PRIORITY PAYMENT SYSTEMS LLC

By: /s/ Thomas C. Priore
Name: Thomas C. Priore
Title: CEO

FINCOR SYSTEMS, LLC

By: _/s/ Thomas C. Priore
Name: Thomas C. Priore
Title: CEO
PIPELINE CYNERGY INC.

By: _/s/ Thomas C. Priore
Name: Thomas C. Priore
Title: CEO
CYNERGY HOLDINGS, LLC

By: _/s/ Thomas C. Priore
Name: Thomas C. Priore
Title: CEO
CYNERGY DATA, LLC

By: _/s/ Thomas C.. Priore
Name: Thomas C. Priore
Title: CEO
PRIORITY PAYMENT EXPRESS SYSTEMS LLC

By: _/s/ Thomas C. Priore
Name: Thomas C. Priore
Title CEO
PRIORITY INTEGRATED PARTNER HOLDINGS, LLC

By: _/s/ Thomas C. Priore
Name: Thomas C. Priore
Title: CEO

PRIORITY PAYRIGHT HEALTH SOLUTIONS, LLC

By: /s/ Thomas C. Priore
Name: Thomas C. Priore
Title: CEO
PRIORITY REAL ESTATE TECHNOLOGY, LLC

By: _/s/ Thomas C. Priore
Name: Thomas C. Priore
Title: Managing Member
ROSCO ALPHA DELTA, LLC

By: /s/ Thomas C. Priore
Name: Thomas C. Priore
Title: Managing Member

ADMINISTRATIVE AGENT:

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.

By: _/s/ Justin Betzin
Name: Justin Betzin
Title: Managing Director

LENDERS:

GOLDMAN SACHS SPECIALTY LENDING HOLDINGS, INC.

By: _/s/ Justin Betzin
Name: Justin Betzin
Title: Managing Director

APPENDIX A
COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Commitments	Pro Rata Share
Goldman Sachs Specialty Lending Holdings, Inc.	$80,000,000	100%
Total	$80,000,000	100%

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT
NOTICE ADDRESSES
IF TO ANY CREDIT PARTY:
Priority Holdings, LLC
c/o Priority Payments Systems Holdings LLC
2001 Westside Parkway, Suite 155
Alpharetta, Georgia 30004
Attention: Chief Executive Officer
Telecopier: 866 804 3457

with copies to:
Priority Holdings, LLC
c/o Priority Payments Systems Holdings LLC
2001 Westside Parkway, Suite 155
Alpharetta, Georgia 30004
Attention: General Counsel
Telecopier: 866 804 3457

and

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention: Lawrence S. Goldberg
Telecopier: 212‑593‑5955

IF TO ADMINISTRATIVE AGENT:
~~Prior to March 1, 2018:~~
Goldman Sachs Specialty Lending Group, L.P.
~~6011 Connection Drive~~
~~Irving, Texas 75039~~
~~Attention: Priority Account Manager~~
~~Email (in lieu of facsimile): gs-slg-notices@gs.com~~
~~with a copy to:~~
~~Goldman Sachs Specialty Lending Group, L.P.~~
~~6011 Connection Drive~~
~~Irving, Texas 75039~~
~~Attention: GSSLG In-House Counsel~~
~~Email (in lieu of facsimile): gs-slg-notices@gs.com~~
~~with a copy to:~~
~~Hunton & Williams LLP~~
~~600 Peachtree Street, N.E.~~
~~Suite 4100, Bank of America Plaza~~
~~Atlanta, Georgia 30308~~
~~Attention: Elizabeth A. Mullican, Esq.~~
~~Telecopier: 404-888-4190~~
~~On and after March 1, 2018:~~
~~Goldman Sachs Specialty Lending Group, L.P.~~
2001 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Priority Account Manager
Email (in lieu of facsimile): gs-slg-notices@gs.com

with a copy to:

Goldman Sachs Specialty Lending Group, L.P.
2001 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: GSSLG In-House Counsel
Email (in lieu of facsimile): gs-slg-notices@gs.com

with a copy to:

Hunton ~~& Williams~~Andrews Kurth LLP
600 Peachtree Street, N.E.
Suite 4100, Bank of America Plaza
Atlanta, Georgia 30308
Attention: ~~Elizabeth A. Mullican~~Greta T. Griffith, Esq.
Telecopier: 404-888-4190

~~SCHEDULE 5.15~~
~~POST‑CLOSING MATTERS~~
~~1.    On or before the date that is thirty (30) days after the Closing Date, the Credit Parties shall deliver to Administrative Agent evidence satisfactory to Administrative Agent that each Credit Party has appointed an agent in New York City for the purpose of service of process in New York City in accordance with Section 3.01(y) of the Credit Agreement.~~
~~2.    On or before the date that is thirty (30) days after the Closing Date, the Credit Parties shall deliver to Administrative Agent a good standing certificate from the applicable Governmental Authority with respect to (a) Priority Payment Systems LLC, Priority Payment Express Systems LLC, Fincor Systems LLC and Cynergy Data, LLC in Tennessee and (b) Cynergy Data, LLC in New York.~~
~~3.    On or before the date that is five (5) Business Days after the Closing Date, the Credit Parties shall deliver to Administrative Agent a supplement to Schedule 4.02 reflecting the information required by clause (iv) of Section 4.02, in form and substance satisfactory to Administrative Agent.~~